Filed Pursuant To Rule 424(b)(2)
Registration Nos. 333-143668
333-143668-01

CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed
	Amount	Offering	Maximum	Amount of
Title of Each Class of Securities	to be	Price	Aggregate	Registration
to be Offered	Offered	Per Unit	Offering Price	Fee (1)

7.65% Fixed to Floating Rate Trust Preferred Securities	200,000	$1,000	$200,000,000	$6,140

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Webster Capital Trust IV
$200,000,000
7.65% Fixed to Floating Rate Trust Preferred Securities
(liquidation amount $1,000 per security)
fully and unconditionally guaranteed, as described herein, by

Webster Financial Corporation

Webster Capital Trust IV, a Delaware statutory trust, will issue the Trust Preferred Securities. Each Trust Preferred Security represents an undivided beneficial interest in the Trust. The only assets of the Trust will be the 7.65% Fixed to Floating Rate Junior Subordinated Notes issued by Webster Financial Corporation, which we refer to as the “junior subordinated notes.” The Trust will pay distributions on the Trust Preferred Securities only from the proceeds, if any, of interest payments on the junior subordinated notes.

The junior subordinated notes will bear interest from the date they are issued until June 15, 2017 at the annual rate of 7.65% of their principal amount, payable semi-annually in arrears on each June 15 and December 15, beginning on December 15, 2007. From and including June 15, 2017, the junior subordinated notes will bear interest payable quarterly in arrears on each March 15, June 15, September 15 and December 15, beginning September 15, 2017, at a floating annual rate equal to three-month LIBOR plus 1.89% until June 15, 2037, the initial scheduled maturity date for the junior subordinated notes. If any junior subordinated notes remain outstanding after June 15, 2037, they will bear interest from and including that date at a floating annual rate equal to one-month LIBOR plus 2.89% payable monthly in arrears on the 15th day of each month until repaid, provided that if we have elected to extend the scheduled maturity date for the junior subordinated notes, then the junior subordinated notes will bear interest for the period from and including June 15, 2037 to but excluding the scheduled maturity date at a floating annual rate equal to three-month LIBOR plus 2.89% payable quarterly in arrears on the quarterly interest payment dates referred to above, and thereafter at a floating annual rate equal to one-month LIBOR plus 2.89% payable monthly in arrears on the 15th day of each month until repaid. We have the right, on one or more occasions, to defer the payment of interest on the junior subordinated notes for one or more consecutive interest periods through the earlier of the first period in which we pay current interest and five years without being subject to our obligations under the alternative payment mechanism described in this prospectus and for one or more consecutive interest periods that do not exceed 10 years without giving rise to an event of default. In the event of our bankruptcy, holders of the junior subordinated notes will have a limited claim for deferred interest.

The scheduled maturity date for the junior subordinated notes is initially June 15, 2037, but may be extended at our option for up to two additional 10-year periods upon the satisfaction of certain criteria described in this prospectus. The principal amount of the junior subordinated notes will become due on the scheduled maturity date to the extent that we have received proceeds from the sale of certain qualifying capital securities during a 180-day period ending on a notice date not more than 15 or less than 10 business days prior to such date. We will use our commercially reasonable efforts, subject to certain market disruption events, to sell enough qualifying capital securities to permit repayment of the junior subordinated notes in full on the scheduled maturity date. If any amount is not paid on the scheduled maturity date, it will remain outstanding and bear interest at a floating annual rate equal to one-month LIBOR plus 2.89% payable monthly in arrears and we will continue to use our commercially reasonable efforts on a monthly basis to sell enough qualifying capital securities to permit repayment of the junior subordinated notes in full. We must pay any remaining principal and interest in full on the junior subordinated notes on the final repayment date whether or not we have sold qualifying capital securities. The final repayment date for the junior subordinated notes is initially June 15, 2067 but may be extended at our option for up to two additional 10-year periods upon the satisfaction of certain criteria described in this prospectus. We may elect to extend the scheduled maturity date for the junior subordinated notes whether or not we also elect to extend the final repayment date, and we may elect to extend the final repayment date whether or not we also elect to extend the scheduled maturity date.

At our option, the junior subordinated notes may be redeemed at any time in whole or in part at the redemption prices set forth herein.

The junior subordinated notes will be unsecured and deeply subordinated upon liquidation to all existing and future senior and subordinated debt of Webster Financial Corporation, including to junior subordinated debt securities underlying our outstanding traditional trust preferred securities, but will rank equally upon liquidation with any future debt that by its terms does not rank senior upon liquidation to the junior subordinated notes and with our trade creditors, and will be effectively subordinated to all liabilities of our subsidiaries. As a result, the Trust Preferred Securities also will be effectively subordinated to the same debt and liabilities. Webster Financial Corporation will guarantee the Trust Preferred Securities on a subordinated basis to the extent described in this prospectus.

We do not intend to apply for listing of the Trust Preferred Securities on any securities exchange.

The Trust Preferred Securities and the junior subordinated notes are not deposits or other obligations of a bank. They are not insured by the FDIC or any other government agency.

Investing in the Trust Preferred Securities involves risks. See “Risk Factors” beginning on page 11 of this prospectus.

	Per Trust Preferred
	Security	Total

Public Offering Price(1)	$996.72	$199,344,000
Underwriting Commission(2)	$10.00	$2,000,000
Proceeds to Webster	$986.72	$197,344,000

     _ _

(1)	Plus accrued distributions from June 20, 2007 to the date of delivery if settlement occurs after that date.

(2)	In view of the fact that the proceeds of the sale of the Trust Preferred Securities will be invested in the junior subordinated notes, we have agreed to pay the underwriters, as compensation for arranging the investment therein of such proceeds, $10.00 per Trust Preferred Security (or $2,000,000 in the aggregate). See “Underwriting.”

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Trust Preferred Securities in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on June 20, 2007.

Joint Bookrunners
Merrill Lynch & Co.
Structuring Advisor

Keefe, Bruyette & Woods	Lehman Brothers

June 13, 2007

Prospectus

You should read this prospectus together with additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Webster,” “we,” “us,” “our” or similar references mean Webster Financial Corporation and its subsidiaries, and references to the “Trust” mean Webster Capital Trust IV. In this regard, when we refer to “Webster,” “we,” “us,” “our” or similar references in relation to our obligations under the junior subordinated notes, such references mean Webster Financial Corporation excluding any of its subsidiaries.

You should rely only on the information contained in or incorporated by reference in this prospectus. This prospectus may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus and in the documents referred to in this prospectus and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information appearing in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus does not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

i

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” You may read and copy any reports, statements or other information that we may file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus, and the information we later file with the SEC will automatically update information previously contained in this prospectus or incorporated by reference in this prospectus, and any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed modified or superseded for purposes of this prospectus to the extent that a later statement contained or incorporated by reference in this prospectus is inconsistent with such earlier statement.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC (excluding any portion of any such document that has been furnished and deemed not to be filed with the SEC under the Exchange Act):

Report	Period of Report or Date Filed

•   Annual Report on Form 10-K (including information incorporated by reference in the Form 10-K from our definitive proxy statement for the 2007 annual meeting of stockholders, which was filed on March 9, 2007)
Year ended December 31, 2006, filed February 27, 2007
• Quarterly Report on Form 10-Q	Filed May 4, 2007
• Current Reports on Form 8-K	Filed June 5, 2007, May 1, 2007, April 19, 2007 (only with respect to Item 8.01), April 4, 2007, February 28, 2007 and February 14, 2007

We incorporate by reference these documents and any future documents we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any document or portion thereof that has been furnished and deemed not to be filed with the SEC under the Exchange Act).

These documents are available without charge to you on the Internet at http://www.websteronline.com or if you call or write to: Terrence K. Mangan, Senior Vice President, Investor Relations, Webster Financial Corporation, 145 Bank Street, Waterbury, Connecticut 06702, telephone: (203) 578-2202.

We have also filed a registration statement with the SEC relating to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information presented or incorporated by reference in the registration statement and its exhibits. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the Trust Preferred Securities. The registration statement may contain additional information that may be important to you.

The Trust has no separate financial statements. The statements would not be material to holders of the securities because the Trust has no independent operations.

Unless otherwise indicated, currency amounts in this prospectus are stated in U.S. dollars.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information included or incorporated by reference in this prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including:

•	changes in general business, industry or economic conditions or competition;

•	changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting issues or otherwise;

•	adverse changes or conditions in capital and financial markets;

•	changes in monetary and fiscal policies of the federal government;

•	changes in interest rates and fluctuating investment returns;

•	higher than expected costs or other difficulties related to integration of combined or merged businesses;

•	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;

•	changes in the quality or composition of Webster’s loan and investment portfolios;

•	increased competition;

•	deposit attrition;

•	changes in the cost of funds, demand for loan products or demand for financial services; and

•	other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices.

Some of these and other factors are discussed in our annual and quarterly reports previously filed with the SEC. Such developments could have an adverse impact on our financial position and our results of operations.

The forward-looking statements are based upon managements’ beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

iii

SUMMARY INFORMATION

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the Trust Preferred Securities or the junior subordinated notes. You should read this entire prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information.”

Webster Financial Corporation

Webster Financial Corporation, (referred to in this prospectus as “Webster” or “we” or “us”) through its subsidiaries, Webster Bank, National Association, or “Webster Bank,” and Webster Insurance, Inc., or “Webster Insurance,” delivers financial services to individuals, families and businesses throughout southern New England and eastern New York State, as well as equipment financing, asset-based lending, mortgage origination and insurance premium financing throughout the United States. We provide commercial banking, retail banking, health savings accounts, consumer financing, mortgage banking, trust and investment services. As of March 31, 2007, we had 177 banking offices and 334 ATMs. In addition, we provide our clients with technology-based banking channels through telephone banking and on our Internet website (www.websteronline.com).

On a consolidated basis, as of March 31, 2007, we had approximately $16.9 billion in assets, approximately $12.3 billion in loans, approximately $12.6 billion in total deposits and approximately $1.9 billion in total shareholders’ equity.

In September 2006, Webster management announced a strategic review which began in the fourth quarter of 2006 and is expected to be completed by the end of the second quarter of 2007. This strategic review is looking at all of Webster’s segments and lines of business to focus on core competencies, identify operational efficiencies and position Webster to realize its vision of becoming “New England’s bank.” This process has encompassed evaluating the contribution, growth potential, fit and alignment of each segment and line of business with Webster’s goals and mission.

The strategic review has been undertaken to find actions that will improve Webster’s operational efficiency and effectiveness. Since the strategic review commenced, Webster has announced a number of structural and other changes, including a balance sheet repositioning in the fourth quarter of 2006 and in the first quarter of 2007, the securitization of residential mortgage loans, closure of People’s Mortgage Company, termination of mezzanine lending operations, discontinuance of construction lending outside of Webster Bank’s market area, and outsourcing of certain operations of Webster Investment Services. These actions, including the related charges, are expected to positively impact Webster on a going forward basis.

As noted above, Webster expects to complete its strategic review by the end of the second quarter of 2007, and to announce the results of the strategic review in the third quarter of 2007. Management expects the results to include further structural and other changes consistent with both the philosophy and the financial goals reflected in the actions it has been taking since the fourth quarter of 2006. Similar to those previous changes, management also anticipates that the final results of the strategic review will result in additional charges, which cannot be estimated at this time.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “WBS.” Our principal executive offices are located at 145 Bank Street, Waterbury, Connecticut 06702. Our telephone number is (203) 465-4364. Our website is www.websteronline.com. The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus.

Webster Capital Trust IV

The Trust is a statutory trust organized under Delaware law pursuant to a trust agreement dated as of February 6, 2004 signed by Webster, as sponsor of the Trust, and the property trustee, the Delaware trustee and the administrative trustees and the filing of a certificate of trust with the Delaware Secretary of State. Under its amended and restated trust agreement, the exclusive purposes of the Trust are:

•	issuing and selling the Trust Preferred Securities and common securities representing undivided beneficial interests in the Trust;

•	using the gross proceeds from the sale of the Trust Preferred Securities and the common securities to purchase the junior subordinated notes; and

•	engaging in those activities necessary or incidental thereto.

The Trust’s business and affairs will be conducted by its trustees, each appointed by us as sponsor of the Trust. The trustees will be The Bank of New York as the “property trustee,” The Bank of New York (Delaware), as the “Delaware trustee,” and three individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with us.

The principal executive office of the Trust is located c/o Webster Financial Corporation, 145 Bank Street, Waterbury, Connecticut 06702, and the Trust’s telephone number is (203) 465-4364.

The Trust Preferred Securities

Each Trust Preferred Security represents an undivided beneficial interest in the Trust.

The Trust will sell the Trust Preferred Securities to the public and its common securities to Webster. The Trust will use the proceeds from those sales to purchase $200,010,000 aggregate principal amount of 7.65% Fixed to Floating Rate Junior Subordinated Notes of Webster, which we refer to in this prospectus as the “junior subordinated notes.” Webster will pay interest on the junior subordinated notes at the same rate and on the same dates as the Trust makes payments on the Trust Preferred Securities. The Trust will use the payments it receives on the junior subordinated notes to make the corresponding payments on the Trust Preferred Securities.

Distributions

If you purchase Trust Preferred Securities, you will be entitled to receive periodic distributions on the stated liquidation amount of $1,000 per Trust Preferred Security (the “liquidation amount”) on the same payment dates and in the same amounts as we pay interest on a principal amount of junior subordinated notes equal to the liquidation amount of such Trust Preferred Security. Distributions will accumulate from June 20, 2007. The Trust will make distribution payments on the Trust Preferred Securities at the annual rate of 7.65% of the liquidation amount of the Trust Preferred Securities semi-annually in arrears, on each June 15 and December 15, beginning on December 15, 2007 and continuing to and including June 15, 2017. Thereafter, the Trust will make distribution payments on the Trust Preferred Securities at an annual floating rate equal to three-month LIBOR plus 1.89% of the liquidation amount of the Trust Preferred Securities quarterly in arrears, on each March 15, June 15, September 15 and December 15, beginning on September 15, 2017 and continuing to June 15, 2037, the initial scheduled maturity date for the junior subordinated notes. If any junior subordinated notes remain outstanding after June 15, 2037, they will bear interest from and including that date at an annual floating rate equal to one-month LIBOR plus 2.89% payable monthly in arrears on the 15th day of each month until repaid, provided that if the scheduled maturity date for the junior subordinated notes has been extended, then for the period from and including June 15, 2037 to but excluding the scheduled maturity date the junior subordinated notes will bear interest at a floating annual rate equal to three-month LIBOR plus 2.89% payable quarterly in arrears on the quarterly interest payment dates referred to above and thereafter they will bear interest from and including the scheduled maturity date at an annual floating rate equal to one-month LIBOR plus 2.89% payable monthly in arrears on the 15th day of each month until repaid, and, accordingly, the Trust will make corresponding monthly or quarterly distributions on the Trust Preferred Securities. If we defer payment of interest on the junior subordinated notes, distributions by the Trust on the Trust Preferred Securities will also be deferred.

Deferral of Distributions

We have the right, on one or more occasions, to defer the payment of interest on the junior subordinated notes for one or more consecutive interest periods that do not exceed five years without being subject to our obligations described under “Description of the Junior Subordinated Notes — Alternative Payment Mechanism,” and for one or more consecutive interest periods that do not exceed 10 years without giving rise to an event of default under the terms of the junior subordinated notes or the Trust Preferred Securities. However, no interest deferral may extend beyond the repayment or redemption of the junior subordinated notes.

If we exercise our right to defer interest payments on the junior subordinated notes, the Trust will also defer paying a corresponding amount of distributions on the Trust Preferred Securities during that period of deferral.

Although neither we nor the Trust will be required to make any interest or distribution payments during a deferral period other than pursuant to the alternative payment mechanism, interest on the junior subordinated notes will continue to accrue during deferral periods and, as a result, distributions on the Trust Preferred Securities will continue to accumulate at the then applicable interest rate on the junior subordinated notes, compounded on each distribution date.

Following the earlier of (i) the fifth anniversary of the commencement of a deferral period or (ii) a payment of current interest on the junior subordinated notes, we will be required, with certain exceptions, to pay deferred interest pursuant to the alternative payment mechanism described under “Description of the Junior Subordinated Notes — Alternative Payment Mechanism.” At any time during a deferral period, we may not pay deferred interest except pursuant to the alternative payment mechanism, subject to limited exceptions. However, we may pay current interest on any interest payment date out of any source of funds free of the limitations of the alternative payment mechanism, even if that interest payment date is during a deferral period.

If we defer payments of interest on the junior subordinated notes, the junior subordinated notes will be treated as being issued with original issue discount for United States federal income tax purposes. This means that you must include interest income with respect to the deferred distributions on your Trust Preferred Securities in gross income for United States federal income tax purposes, even though neither we nor the Trust will make actual payments on the junior subordinated notes, or on the Trust Preferred Securities, as the case may be, during a deferral period. See “Certain United States Federal Income Tax Consequences — United States Holders — Interest Income and Original Issue Discount.”

Redemption of Trust Preferred Securities

The Trust will use the proceeds of any repayment or redemption of the junior subordinated notes to redeem, on a proportionate basis, an equal amount of Trust Preferred Securities and common securities.

For a description of our rights to redeem the junior subordinated notes, see “Description of the Junior Subordinated Notes — Redemption” below.

Liquidation of the Trust and Distribution of Junior Subordinated Notes to Holders

We may elect to dissolve the Trust at any time and, after satisfaction of the Trust’s liabilities, to cause the property trustee to distribute the junior subordinated notes to the holders of the Trust Preferred Securities and common securities. However, if then required under the then-applicable risk-based capital guidelines or policies of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Boston, or any successor federal bank regulatory agency having primary jurisdiction over us (collectively referred to as the “Federal Reserve”) applicable to bank holding companies, we must obtain the approval of the Federal Reserve prior to making that election.

Further Issues

The Trust has the right to issue additional Trust Preferred Securities of this series in the future, subject to the conditions described under “Description of the Trust Preferred Securities — Further Issues.” Any such additional Trust Preferred Securities will have the same terms as the Trust Preferred Securities being offered by this prospectus but may be offered at a different offering price and accrue distributions from a different date than the Trust Preferred Securities being offered hereby. If issued, any such additional Trust Preferred Securities will become part of the same series as the Trust Preferred Securities being offered hereby.

Book-Entry

The Trust Preferred Securities will be represented by one or more global securities registered in the name of and deposited with The Depository Trust Company (“DTC”) or its nominee. This means that you will not receive a certificate for your Trust Preferred Securities and Trust Preferred Securities will not be registered in your name, except under certain limited circumstances described below in “Book-Entry System.”

No Listing

We do not intend to apply to list the Trust Preferred Securities on any securities exchange.

The Junior Subordinated Notes

Repayment of Principal

We must repay the principal amount of the junior subordinated notes, together with accrued and unpaid interest, on the scheduled maturity date, or if that date is not a business day, the next business day, subject to the limitations described below. The scheduled maturity date will initially be June 15, 2037 but may be extended at our option up to two times, in each case for an additional 10-year period, on June 15, 2017 and June 15, 2027, and as a result the scheduled maturity date may be extended to June 15, 2047 or June 15, 2057, in each case upon the satisfaction of certain criteria described under “Description of the Junior Subordinated Notes — Repayment of Principal.”

We are required to repay the junior subordinated notes on the scheduled maturity date to the extent of the net proceeds that we have raised from the issuance of “qualifying capital securities,” as described under “Replacement Capital Covenant,” during a 180-day period ending on a notice date not more than 15 or less than 10 business days prior to such date. If we have not raised sufficient net proceeds to permit repayment of all principal and accrued and unpaid interest on the junior subordinated notes on the scheduled maturity date, we will apply any available proceeds to repay the junior subordinated notes and the unpaid portion will remain outstanding and bear interest payable monthly until repaid. We will be required to repay the unpaid portion of the junior subordinated notes on each subsequent interest payment date to the extent of the net proceeds we receive from any subsequent issuance of qualifying capital securities or upon the earliest to occur of the redemption of the junior subordinated notes, an event of default which results in an acceleration of the junior subordinated notes or the final repayment date.

We will use our commercially reasonable efforts, subject to a “market disruption event,” as described under “Description of the Junior Subordinated Notes — Market Disruption Events,” to raise sufficient net proceeds from the issuance of qualifying capital securities in a 180-day period ending on a notice date not more than 15 or less than 10 business days prior to the scheduled maturity date to permit repayment of the junior subordinated notes in full on the scheduled maturity date in accordance with the terms of the indenture under which the junior subordinated notes will be issued. If we are unable for any reason to raise sufficient proceeds, we will use our commercially reasonable efforts, subject to a market disruption event, to raise sufficient proceeds from the sale of qualifying capital securities to permit repayment of the junior subordinated notes on the following monthly interest payment date, and on each monthly interest payment date thereafter, until the junior subordinated notes are paid in full.

Any unpaid principal amount of the junior subordinated notes, together with accrued and unpaid interest, will be due and payable on the final repayment date, regardless of the amount of qualifying capital securities we have issued and sold by that time. The final repayment date for the junior subordinated is initially June 15, 2067 (or if this day is not a business day, the following business day), but may be extended at our option up to two times, in each case for an additional 10-year period, on June 15, 2017 and June 15, 2027, and as a result the final repayment date may be extended to June 15, 2077 or June 15, 2087, in each case upon the satisfaction of certain criteria described under “Description of the Junior Subordinated Notes — Repayment of Principal.” We may elect to extend the scheduled maturity date for the junior subordinated notes whether or not we also elect to extend the final repayment date, and we may elect to extend the final repayment date whether or not we also elect to extend the scheduled maturity date for the junior subordinated notes.

Although under the replacement capital covenant the principal amount of junior subordinated notes that we may repay may be based on the net cash proceeds from certain issuances of common stock, rights to acquire common stock, debt exchangeable for common equity, debt exchangeable for preferred equity, mandatorily convertible preferred stock and REIT preferred securities in addition to qualifying capital securities, we have no obligation to issue any securities other than qualifying capital securities or to use the proceeds of the issuance of any other securities to repay the junior subordinated notes on the scheduled maturity date or at any time thereafter.

Interest

Interest on the junior subordinated notes will accrue during the period commencing on and including June 20, 2007 to but excluding June 15, 2017 at the annual rate of 7.65%. Webster will pay such interest semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2007. From and including June 15, 2017 to but excluding June 15, 2037, the initial scheduled maturity date for the junior subordinated notes, the junior subordinated notes will bear interest at a floating annual rate equal to three-month LIBOR plus 1.89%. Webster will pay such interest quarterly in arrears on March 15, June 15, September 15 and December 15, commencing September 15, 2017. If any junior subordinated notes remain outstanding after June 15, 2037, they will bear interest from and including that date at a floating annual rate equal to one-month LIBOR plus 2.89%, payable monthly in arrears on the 15th day of each month until repaid, provided that if we have elected to extend the scheduled maturity date for the junior subordinated notes, then the junior subordinated notes will bear interest for the period from and including June 15, 2037 to but excluding the scheduled maturity date at a floating annual rate equal to three-month LIBOR plus 2.89% payable quarterly in arrears on the quarterly interest payment dates referred to above, and thereafter they will bear interest from and including the scheduled maturity date at a floating annual rate equal to one-month LIBOR plus 2.89%, payable monthly in arrears on the 15th day of each month until repaid.

Subordination

The junior subordinated notes will be unsecured and will be deeply subordinated upon liquidation to all of our existing and future senior and subordinated debt, including to junior subordinated debt securities underlying our outstanding traditional trust preferred securities, but will rank equally upon liquidation with any future debt that by its terms does not rank senior upon liquidation to the junior subordinated notes and with our trade creditors, and will be effectively subordinated to all liabilities of our subsidiaries. Substantially all of our existing indebtedness is senior and subordinated debt. As of March 31, 2007, our indebtedness for money borrowed ranking senior to the junior subordinated notes upon liquidation, on a non-consolidated basis, totaled approximately $431.9 million (which included approximately $256.7 million of junior subordinated debt securities underlying then outstanding traditional trust preferred securities of which approximately $156.7 million was subsequently prepaid by us), and our subsidiaries’ direct borrowings and deposit liabilities that would effectively rank senior to the junior subordinated notes totaled approximately $13.8 billion. See “Description of the Junior Subordinated Notes — Subordination” for the definition of “senior and subordinated debt.”

Certain Payment Restrictions Applicable to Webster

During any period in which we have given written notice of our election to defer interest payments on the junior subordinated notes but the related deferral period has not yet commenced or a deferral period is continuing, we generally may not, and generally may not permit any subsidiary of ours to, make payments on or redeem or repurchase our capital stock or our debt securities or guarantees ranking pari passu with or junior to the junior subordinated notes, subject to certain limited exceptions. In addition, if any deferral period lasts longer than one year, the restrictions described under “Description of the Junior Subordinated Notes — Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances” on our ability to redeem or repurchase any of our common stock will continue until the first anniversary of the date on which all deferred interest has been paid.

Redemption of Junior Subordinated Notes

Prior to June 15, 2017, we may elect to redeem any or all of the junior subordinated notes at one or more times for a make-whole redemption price calculated as described under “Description of the Junior Subordinated Notes — Redemption.” In addition, prior to June 15, 2017, we may elect to redeem all, but not less than all, of the junior subordinated notes for a price equal to (i) their principal amount if certain changes occur relating to the capital treatment of the Trust Preferred Securities or to investment company laws or (ii) a make-whole redemption price (determined with a higher discount rate than the make-whole referred to above) if certain changes occur relating to the tax treatment of or rating agency equity credit accorded to the

Trust Preferred Securities, in each case plus accrued and unpaid interest. For a description of the changes that would permit such a redemption and the applicable redemption amounts, see “Description of the Junior Subordinated Notes — Redemption” below.

On and after June 15, 2017 and prior to the scheduled maturity date, we may elect to redeem any or all of the junior subordinated notes at one or more times on an optional par redemption date. When we refer to an “optional par redemption date,” we mean June 15, 2017 and each date thereafter that is the fifth anniversary of a prior optional par redemption date. In addition, on and after June 15, 2017 and prior to the scheduled maturity date, we may elect to redeem all, but not less than all, of the junior subordinated notes, if certain changes occur relating to (i) the capital treatment or the tax treatment of the Trust Preferred Securities, or (ii) investment company laws. If we redeem the junior subordinated notes on or after June 15, 2017 and prior to the scheduled maturity date on an optional par redemption date or as described in the preceding sentence, we will pay a redemption price equal to the principal amount of the junior subordinated notes that we redeem plus accrued and unpaid interest. We may also elect to redeem any or all of the junior subordinated notes after June 15, 2017 on a date that is not an optional par redemption date other than the date noted in the second preceding sentence at one or more times for a make-whole redemption price calculated as described under “Description of the Junior Subordinated Notes — Redemption.” On and after the scheduled maturity date, we may redeem any or all of the junior subordinated notes at any time at a redemption price equal to the principal amount of the junior subordinated notes that we redeem plus accrued and unpaid interest.

Any redemption of the junior subordinated notes will be subject to the limitations described under “Replacement Capital Covenant” below. In addition, if required under then-applicable capital guidelines or policies of the Federal Reserve, we will obtain the approval of the Federal Reserve prior to exercising the redemption rights described above. Under current guidelines, Federal Reserve approval is generally required for redemption of the Trust Preferred Securities; however, such approval is not currently required in connection with the repayment of the junior subordinated notes on or after the scheduled maturity date as described under “Description of the Junior Subordinated Notes — Repayment of the Principal” below.

Events of Default

The following events are “events of default” with respect to the junior subordinated notes:

•	default in the payment of interest, including compounded interest, in full on any junior subordinated notes for a period of 30 days after the conclusion of a 10-year period following the commencement of any deferral period;

•	certain events of bankruptcy, insolvency or reorganization involving Webster; or

•	receivership of a major subsidiary depository institution of Webster within the meaning of the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies. As of the date of this prospectus, Webster Bank is Webster’s only major subsidiary depository institution.

Subject to the last sentence of this paragraph, if an event of default under the indenture occurs and continues, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated notes may declare the entire principal and all accrued but unpaid interest of all junior subordinated notes to be due and payable immediately. If the indenture trustee or the holders of junior subordinated notes do not make such declaration and the junior subordinated notes are beneficially owned by the Trust or trustee of the Trust, the property trustee or the holders of at least 25% in aggregate liquidation amount of the Trust Preferred Securities shall have such right. If an event of default arises from certain events of bankruptcy, insolvency or reorganization involving us, the principal amount and all accrued and unpaid interest on the junior subordinated notes will become due and payable immediately without declaration from the trustee or any holder of the junior subordinated notes.

Replacement Capital Covenant

Webster will enter into a replacement capital covenant for the benefit of persons that buy a specified series of its long-term indebtedness ranking senior to the junior subordinated notes (or in certain limited cases, long-term indebtedness of its largest depository institution subsidiary at the relevant time, which is currently Webster Bank), after such series of indebtedness is designated as covered debt and certain notices have been given and certain disclosures have been made, as required by the replacement capital covenant, in which it will agree that it will not repay, redeem or purchase, nor will any of its subsidiaries purchase, the junior subordinated notes or Trust Preferred Securities from anyone other than Webster or its subsidiaries at any time prior to the date that is the later of (x) 10 years after the scheduled maturity date and (y) 20 years prior to the final repayment date, unless:

•	in the case of a redemption or purchase prior to the scheduled maturity date, Webster has obtained the prior approval of the Federal Reserve if such approval is then required under the Federal Reserve’s risk-based capital guidelines or policies applicable to bank holding companies; and

•	the principal amount repaid or the applicable redemption or purchase price does not exceed a maximum amount determined by reference to:

•	the aggregate amount of net cash proceeds Webster and its subsidiaries have received from the sale of common stock, rights to acquire common stock, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity, REIT preferred securities and certain qualifying capital securities; or

•	the market value of any Webster common stock that Webster or its subsidiaries have delivered as consideration for property or assets in an arm’s-length transaction or issued in connection with the conversion or exchange of any convertible or exchangeable securities, other than securities for which Webster or any of its subsidiaries has received equity credit from any rating agency, in each case within the applicable measurement period.

The replacement capital covenant, including the definitions of the various types of replacement capital securities referred to above and other important terms, is described in more detail under “Replacement Capital Covenant.”

If an event of default resulting in the acceleration of the junior subordinated notes occurs, Webster will not have to comply with the replacement capital covenant. Webster’s covenant in the replacement capital covenant will run only to the benefit of certain covered debtholders. It may not be enforced by the holders of the Trust Preferred Securities or the junior subordinated notes. The initial series of indebtedness benefiting from the replacement capital covenant is Webster’s 5.125% Senior Notes due April 15, 2014, which have CUSIP No. 947890AF6.

Guarantee by Webster

We will fully and unconditionally guarantee payment of amounts due under the Trust Preferred Securities on a subordinated basis and to the extent the Trust has funds available for payment of those amounts. We refer to this obligation as the “guarantee.” However, the guarantee does not cover payments if the Trust does not have sufficient funds to make the distribution payments, including, for example, if we have failed to pay to the Trust amounts due under the junior subordinated notes.

As issuer of the junior subordinated notes, we are also obligated to pay the expenses and other obligations of the Trust, other than its obligations to make payments on the Trust Preferred Securities.

SELECTED FINANCIAL DATA

The following is selected consolidated financial data for Webster at or for the years ended December 31, 2006, 2005 and 2004 and at or for the three months ended March 31, 2007 and 2006.

The selected consolidated financial data for each of the years ended December 31, 2006, 2005 and 2004 are derived from Webster’s audited consolidated financial statements. Our consolidated financial statements for each of the three fiscal years ended December 31, 2006, 2005 and 2004 were audited by an independent registered public accounting firm. The selected consolidated financial data for Webster for the three-month periods ended March 31, 2007 and 2006 are derived from Webster’s unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2007 and, in our opinion, such financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the data for those periods. Our results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results which may be expected for the year as a whole. The summary below should be read in conjunction with our unaudited consolidated financial statements, the related notes thereto, and the other detailed information included in our Quarterly Report on Form 10-Q for the period ended March 31, 2007 and our audited consolidated financial statements, the related notes thereto, and the other detailed information included in our 2006 Annual Report on Form 10-K.

	At or for the Three Months
	Ended March 31,		At or for the Year Ended December 31,
	2007	2006	2006	2005	2004
	(Dollars in Thousands, except per share data)

STATEMENT OF CONDITION
Total assets	$16,879,200	$17,907,186	$17,097,471	$17,836,562	$17,020,597
Loans, net	12,157,881	12,444,254	12,775,772	12,138,800	11,562,663
Securities	2,476,507	3,590,127	1,962,733	3,700,585	3,724,019
Goodwill and other intangible assets	823,200	698,557	825,012	698,570	694,165
Deposits	12,558,390	12,078,277	12,458,396	11,631,145	10,571,288
Federal Home Loan Bank advances and other borrowings	2,222,602	4,022,125	2,590,075	4,377,297	4,698,833
Preferred stock of subsidiary corporation	9,577	9,577	9,577	9,577	9,577
Shareholders’ equity	1,905,014	1,640,762	1,876,863	1,647,226	1,543,974
STATEMENT OF INCOME
Interest income	248,693	240,508	1,014,738	871,847	732,108
Interest expense	120,612	110,349	506,188	354,506	263,947

Net interest income	128,081	130,159	508,550	517,341	468,161
Provision for credit losses	3,000	2,000	11,000	9,500	18,000
Other non-interest income	56,880	54,190	218,061	217,252	205,394
Loss on write-down of securities available for sale to fair value	—	—	48,879	—	—
Gain on sale of securities, net	541	1,012	1,289	3,633	14,313
Non-interest expenses	131,280	119,171	474,948	455,570	447,137

Income before income taxes	51,222	64,190	193,073	273,156	222,731
Income taxes	16,186	20,338	59,283	87,301	68,898

Net income	$35,036	$43,852	$133,790	$185,855	$153,833

	At or for the Three Months
	Ended March 31,		At or for the Year Ended December 31,
	2007	2006	2006	2005	2004
	(Dollars in Thousands, except per share data)

Per Share Data
Net income per share — basic	$0.62	$0.83	$2.50	$3.47	$3.05
Net income per share — diluted	0.62	0.82	2.47	3.43	3.00
Dividends declared per common share	0.27	0.25	1.06	0.98	0.90
Book value per common share	33.70	31.09	33.30	30.70	28.79
Tangible book value per common share	19.46	18.18	19.00	18.03	16.30
Diluted weighted average shares (000’s)	56,762	53,703	54,065	54,236	51,352
Key Performance Ratios
Return on average assets	0.83%	0.99%	0.75%	1.06%	0.94%
Return on average shareholders’ equity	7.38	10.55	7.79	11.52	11.14
Net interest margin	3.41	3.24	3.16	3.29	3.11
Interest rate spread	3.32	3.19	3.09	3.25	3.09
Non-interest income as a percentage of total revenue	30.95	29.78	25.11	29.92	31.94
Average shareholders’ equity to average assets	11.26	9.36	9.61	9.23	8.40
Asset Quality Ratios
Allowance for credit losses to total loans	1.24%	1.24%	1.20%	1.27%	1.28%
Allowance for loan losses to total loans	1.18	1.16	1.14	1.19	1.28
Net charge-offs (recoveries)/average loans (annualized)	0.17	0.05	0.13	0.03	0.10
Nonperforming loans/total loans	0.48	0.46	0.46	0.49	0.30
Nonperforming assets/total loans plus OREO	0.53	0.48	0.48	0.54	0.33
Capital Ratios
Risk-based Tier 1 capital ratio	9.33%	8.43%	8.93%	8.52%	8.36%
Risk-based total capital ratio	11.90%	10.99%	11.45%	11.10%	11.16%
Tier 1 leverage ratio	8.08%	6.89%	7.44%	6.85%	6.36%
Market Price:
High	$51.24	$49.55	$50.44	$50.65	$52.15
Low	46.54	45.25	45.25	43.10	41.35
Close	48.01	48.46	48.72	46.90	50.64

Ratio of Earnings to Fixed Charges1

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002

Including interest on deposits	1.42	1.58	1.38	1.77	1.84	1.99	1.79
Excluding interest on deposits	2.54	2.33	1.98	2.64	2.54	2.80	2.61

(1)	For more information on how these ratios are calculated, see “Ratios of Earnings to Fixed Charges” on page 23.

RISK FACTORS

An investment in the Trust Preferred Securities will involve some risks. You should carefully review the following risk factors and other information contained in this prospectus and in the documents incorporated by reference in this prospectus, particularly the risk factors relating to our business contained in our most recent Form 10-K filed with the SEC, before deciding whether this investment is suited to your particular circumstances. In addition, because each Trust Preferred Security sold in the offering will represent a beneficial interest in the Trust, which will own our junior subordinated notes and which will rely on the payments it receives on them to fund all payments on the Trust Preferred Securities, you are also making an investment decision with regard to the junior subordinated notes, and with regard to our guarantee of the Trust’s obligations. You should carefully review all the information in this prospectus about all of these securities.

The indenture does not limit the amount of indebtedness for money borrowed we may issue that ranks senior to the junior subordinated notes and our guarantee with respect to the Trust Preferred Securities upon liquidation or in right of payment as to principal or interest.

The junior subordinated notes and our guarantee with respect to the Trust Preferred Securities will be subordinate and junior upon liquidation to our obligations under all of our indebtedness for money borrowed that is not by its terms made pari passu with or junior to the junior subordinated notes upon liquidation, but pari passu with trade creditors. At March 31, 2007, our indebtedness for money borrowed ranking senior to the junior subordinated notes on liquidation, on a non-consolidated basis, totaled approximately $431.9 million (which included approximately $256.7 million of junior subordinated debt securities underlying then outstanding traditional trust preferred securities). After March 31, 2007, we prepaid approximately $156.7 million of our junior subordinated debt securities underlying traditional trust preferred securities. The indenture does not limit the amount of indebtedness for money borrowed we may issue that ranks senior to or equally with the junior subordinated notes upon liquidation or in right of payment as to principal or interest.

We may not make any payments on the junior subordinated notes or under the guarantee if we have failed to make payment in full of all amounts of principal, and premium, if any, and interest, if any, due on all senior and subordinated debt, or there shall exist any event of default on any senior or subordinated debt that triggers the acceleration thereof. In the event of our bankruptcy or liquidation, our assets must be used to pay off our senior and subordinated debt in full before any payments may be made on the junior subordinated notes or under the guarantee.

The terms of our outstanding junior subordinated debentures prohibit us from making any payment of interest on the junior subordinated notes or the guarantee and from repaying, redeeming or purchasing any junior subordinated notes if we are aware of any event that would be an event of default under the indentures governing our outstanding junior subordinated debentures or at any time we have deferred interest thereunder. In the event of our bankruptcy or liquidation, our assets must be used to pay off our senior and subordinated debt in full before any payments may be made on the junior subordinated notes or under the guarantee.

During an interest deferral period, we may make payments of interest on some securities ranking equally with the junior subordinated notes that are not made pro rata with payments of interest on the junior subordinated notes or other securities that rank equally with the junior subordinated notes, if failure to make these payments would cause us to breach the terms of the instruments governing such securities. The terms of the junior subordinated notes permit us during a deferral period to make any payment of current interest on equally ranking securities that is made pro rata with amounts due on the junior subordinated notes and any payment of deferred interest on equally ranking securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities. Payments in each case are subject to the limitations described in the last paragraph under “Summary of Terms of Junior Subordinated Notes — Alternative Payment Mechanism” to the extent that it applies.

The junior subordinated notes beneficially owned by the Trust will be effectively subordinated to the obligations of our subsidiaries.

We receive substantially all of our revenue from dividends from our subsidiaries. Because we are a holding company, our right to participate in any distribution of the assets of our banking or non-banking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the payments on our junior subordinated notes, and therefore the Trust Preferred Securities, effectively will be subordinated to all existing and future liabilities of our subsidiaries. At March 31, 2007, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $13.8 billion.

Our ability to make distributions on or redeem the Trust Preferred Securities is restricted.

Federal banking authorities will have the right to examine the Trust and its activities because it is our subsidiary. Under certain circumstances, including any determination that our relationship to the Trust would result in an unsafe and unsound banking practice, these banking authorities have the authority to issue orders which could restrict the Trust’s ability to make distributions on or to redeem the Trust Preferred Securities.

We guarantee distributions on the Trust Preferred Securities only if the Trust has cash available.

If you hold any of the Trust Preferred Securities, we will guarantee you, on an unsecured and junior subordinated basis, the payment of the following:

•	any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent the Trust has funds available to make the payment;

•	the redemption price for any Trust Preferred Securities called for redemption, to the extent the Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust, other than in connection with a distribution of corresponding assets to holders of Trust Preferred Securities, the lesser of:

•	the aggregate of the stated liquidation amount and all accumulated and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent the Trust has funds available to make the payment; and

•	the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities upon liquidation of the Trust.

If we do not make a required interest payment on the junior subordinated notes, the Trust will not have sufficient funds to make the related payment on the Trust Preferred Securities. The guarantee does not cover payments on the Trust Preferred Securities when the Trust does not have sufficient funds to make them. If we do not pay any amounts on the junior subordinated notes when due, holders of the Trust Preferred Securities will have to rely on the enforcement by the property trustee of the trustee’s rights as owner of the junior subordinated notes, or proceed directly against us for payment of any amounts due on the junior subordinated notes.

Our obligations under the guarantee are unsecured and are subordinated to and junior in right of payment to all of our secured and senior indebtedness, and will rank on a parity with any similar guarantees issued by us in the future.

We may extend the scheduled maturity date and the final maturity date; our obligation to repay on the scheduled maturity date is subject to issuance of qualifying capital securities.

Our obligation to repay the junior subordinated notes on the scheduled maturity date (which initially is June 15, 2037 but which may be extended as described in this prospectus) is limited. We are required to repay the junior subordinated notes on the scheduled maturity date to the extent of the net proceeds that we have raised from the issuance of qualifying capital securities (as defined under “Replacement Capital Covenant”) within a 180-day period ending on a notice date not more than 15 or less than 10 business days prior to such date. If we have not raised sufficient proceeds from the issuance of qualifying capital securities to permit repayment in full of the junior subordinated notes on the scheduled maturity date, the unpaid amount will remain outstanding, and we will be required to repay the unpaid principal amount of the junior subordinated notes on each subsequent interest payment date to the extent of the net proceeds we receive from any subsequent issuance of qualifying capital securities, until (i) we have raised sufficient net proceeds to permit repayment in full in accordance with this requirement, (ii) we redeem the junior subordinated notes, (iii) payment of the junior subordinated notes is accelerated upon the occurrence of an event of default or (iv) the final repayment date for the junior subordinated notes. Our ability to raise proceeds in connection with this obligation to repay the junior subordinated notes will depend on, among other things, market conditions at the time the obligation arises, as well as the acceptability to prospective investors of the terms of these securities. Although we have agreed to use our commercially reasonable efforts to raise sufficient net proceeds from the issuance of qualifying capital securities to repay the junior subordinated notes during the 180-day period referred to above and monthly thereafter until the junior subordinated notes are repaid in full, our failure to use such commercially reasonable efforts, although a breach of the indenture governing the junior subordinated notes that could give rise to a claim for damages, would not be an event of default or give rise to a right of acceleration until the final repayment date, and we will be excused from using our commercially reasonable efforts if certain market disruption events occur. The final repayment date is initially June 15, 2067 but we may extend the final repayment date as described in this prospectus.

Moreover, at or around the time of issuance of the Trust Preferred Securities, we will enter into a replacement capital covenant for the benefit of certain holders of a designated series of our indebtedness that ranks senior to the junior subordinated notes (or in certain limited cases certain holders of a designated series of indebtedness of our largest depository institution subsidiary at the time, which is currently Webster Bank), pursuant to which Webster will covenant that it will not repay, redeem or purchase, nor will any of its subsidiaries purchase, the junior subordinated notes or Trust Preferred Securities from anyone other than Webster or its subsidiaries at any time prior to the date that is the later of (x) 10 years after the scheduled maturity date and (y) 20 years prior to the final repayment date unless during the applicable measurement period the principal amount repaid or the applicable redemption or purchase price does not exceed a maximum amount determined by reference to (i) the aggregate amount of net cash proceeds that Webster and its subsidiaries have received from the sale of common stock, rights to acquire common stock, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity, REIT preferred securities and certain qualifying capital securities and (ii) the market value of any Webster common stock that Webster or its subsidiaries have delivered as consideration for property or assets in an arm’s-length transaction or issued in connection with the conversion or exchange of any convertible or exchangeable securities, other than securities for which Webster or any of its subsidiaries has received equity credit from any rating agency. Although under the replacement capital covenant, the principal amount of junior subordinated notes that we may repay may be based on the net cash proceeds from certain issuances of common stock, rights to acquire common stock, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity and REIT preferred securities in addition to qualifying capital securities, we may modify the replacement capital covenant without your consent if the modification does not further restrict our ability to repay the junior subordinated notes in connection with an issuance of qualifying capital securities. In addition, under the indenture we have no obligation to use commercially reasonable efforts to issue any securities that may entitle us under the replacement capital covenant to repay the junior subordinated notes other than qualifying capital securities, nor do we have any obligation to use the proceeds of the issuance of any securities other than qualifying capital securities to repay the junior subordinated notes on the scheduled maturity date or at any time thereafter. See “Replacement Capital Covenant.”

We have the right to defer interest for 10 years without causing an event of default.

We have the right to defer interest on the junior subordinated notes for one or more consecutive interest periods up to 10 consecutive years. Although we would be subject to the alternative payment mechanism after we have deferred interest for a period of five consecutive years (or such shorter period resulting from our payment of current interest), if we are unable to raise sufficient eligible proceeds, we may fail to pay accrued interest on the junior subordinated notes for a period of up to 10 consecutive years without causing an event of default. During any such deferral period, holders of Trust Preferred Securities will receive limited or no current payments on the Trust Preferred Securities and, so long as we are otherwise in compliance with our obligations, such holders will have no remedies against the Trust or us for nonpayment unless we fail to pay all deferred interest (including compounded interest) at the end of the 10-year deferral period.

Our ability to pay deferred interest is limited by the terms of the alternative payment mechanism, and is subject to market disruption events and other factors beyond our control.

If we elect to defer interest payments, we will not be permitted to pay deferred interest on the junior subordinated notes (and compounded interest thereon) during the deferral period, which may last up to 10 years, from any source other than the issuance of qualifying APM securities unless a supervisory event has occurred and is continuing (i.e., the Federal Reserve has disapproved of such issuance or disapproved of the use of proceeds of such issuance to pay deferred interest) or in certain other limited instances involving a business combination, in which case we will be permitted, but not required, to pay deferred interest with cash from any source, all as described under “Description of the Junior Subordinated Notes — Alternative Payment Mechanism.” Our obligation to issue qualifying APM securities is subject to a number of limitations and exceptions. Our obligation to issue common stock is subject to a cap as described below under “— The indenture limits our obligation to raise proceeds from the sale of common stock to pay deferred interest during the first five years of a deferral period and generally does not obligate us to issue qualifying warrants.” The preferred stock issuance cap limits the net proceeds of the issuance of qualifying preferred stock that we may apply to the payment of deferred interest with respect to all deferral periods to 25% of the aggregate principal amount of the junior subordinated notes initially issued. Additionally, we will not be permitted to sell shares of our common stock, qualifying warrants or mandatorily convertible preferred stock for purposes of paying deferred interest on the junior subordinated notes to the extent that the number of shares of our common stock to be so issued (or which would be issuable upon exercise or conversion of any such qualifying warrants or mandatorily convertible preferred stock) would exceed 10 million shares of common stock, unless we increase this share cap amount as described below under “Description of the Junior Subordinated Notes — Alternative Payment Mechanism.” If we have reached the share cap amount, we may continue to defer interest on the junior subordinated notes, and such deferral will not constitute an event of default unless such deferral period exceeds 10 years.

The occurrence of a market disruption event or supervisory event may prevent or delay a sale of qualifying APM securities pursuant to the alternative payment mechanism and, accordingly, the payment of deferred interest on the junior subordinated notes. Market disruption events include events and circumstances both within and beyond our control, such as the failure to obtain approval of a regulatory body or governmental authority to issue qualifying APM securities or shareholder consent to increase the shares available for issuance in a sufficient amount, in each case notwithstanding our commercially reasonable efforts. Moreover, we may encounter difficulties in successfully marketing our qualifying APM securities, particularly during times we are subject to the restrictions on dividends as a result of the deferral of interest. If we do not sell sufficient qualifying APM securities to fund deferred interest payments in these circumstances (other than as a result of a supervisory event), we will not be permitted to pay deferred interest to the Trust and, accordingly, no payment of distributions may be made on the Trust Preferred Securities, even if we have cash available from other sources. See “Description of the Junior Subordinated Notes — Option to Defer Interest Payments,” “— Alternative Payment Mechanism” and “— Market Disruption Events.”

The terms of our outstanding junior subordinated debentures prohibit us from making any payment of principal of or interest on the junior subordinated notes or the guarantee relating to the Trust Preferred Securities and from repaying, redeeming or repurchasing any junior subordinated notes if we have actual knowledge of any event that would be an event of default under any indenture governing those outstanding junior subordinated debentures or at any time when we have deferred interest thereunder.

Rating agencies may change rating methodologies which could negatively impact the trading price of the Trust Preferred Securities.

The rating methodologies for securities with features similar to the Trust Preferred Securities are still developing and the rating agencies may change their methodologies in the future. This may include, for example, the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Trust Preferred Securities, sometimes called “notching,” as well as other rating methodologies and analytical criteria and assumptions applied by each rating agency to hybrid securities with features similar to the Trust Preferred Securities that are issued by banks and bank holding companies. If the rating agencies were to change their practices for rating such securities in the future and the ratings of the Trust Preferred Securities were to be subsequently lowered, this may have a negative impact on the trading price of the Trust Preferred Securities.

We must notify the Federal Reserve before using the alternative payment mechanism and may not use it if the Federal Reserve has disapproved of the issuance of qualifying APM securities or the use of proceeds therefrom.

The indenture for the junior subordinated notes provides that we must notify the Federal Reserve if the alternative payment mechanism is applicable and that we may not sell our qualifying APM securities or apply any eligible equity proceeds to pay interest pursuant to the alternative payment mechanism if a supervisory event has occurred and is continuing (i.e., the Federal Reserve has disapproved of such issuance or disapproved of the use of proceeds of such issuance to pay deferred interest). The Federal Reserve may allow the issuance of qualifying APM securities, but not allow use of the proceeds to pay deferred interest on the junior subordinated notes and require that the proceeds be applied to other purposes, including supporting a troubled bank subsidiary. Accordingly, if we elect to defer interest on the junior subordinated notes and the Federal Reserve disapproves of the issuance of qualifying APM securities or the application of the proceeds to pay deferred interest, we will be unable to pay the deferred interest on the junior subordinated notes.

We may continue to defer interest in the event of Federal Reserve disapproval of all or part of the alternative payment mechanism until 10 years have elapsed since the beginning of the deferral period without triggering an event of default under the indenture. As a result, we could defer interest for up to 10 years without being required to sell qualifying APM securities and apply the proceeds to pay deferred interest.

The indenture limits our obligation to raise proceeds from the sale of common stock to pay deferred interest during the first nine years of a deferral period and generally does not obligate us to issue qualifying warrants.

The indenture limits our obligation to raise proceeds from the sale of shares of common stock to pay deferred interest attributable to the first five years of any deferral period (including compounded interest thereon) prior to the ninth anniversary of the commencement of a deferral period in excess of an amount we refer to as the “common equity issuance cap.” The common equity issuance cap takes into account all sales of common stock and qualifying warrants under the alternative payment mechanism for that deferral period. Once we reach the common equity issuance cap for a deferral period, we will no longer be obligated to sell common stock to pay deferred interest relating to such deferral period unless such deferral extends beyond the date which is nine years following the commencement of the relevant deferral period. Although we have the right to sell common stock if we have reached the common equity issuance cap, we have no obligation to do so. In addition, the sale of qualifying warrants to raise proceeds to pay deferred interest is an option that we have, but in general we are not obligated to sell qualifying warrants and no party may require us to do so. See “Description of the Junior Subordinated Notes — Alternative Payment Mechanism.”

We have the ability under certain circumstances to narrow the definition of qualifying APM securities.

We may, without the consent of the holders of the Trust Preferred Securities or the junior subordinated notes, amend the definition of “qualifying APM securities” for the purposes of the alternative payment mechanism to eliminate common stock, qualifying warrants or mandatorily convertible preferred stock (or any combination of two or more of the foregoing) from the definition if we have been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes. The elimination of common stock or qualifying warrants (or both) from the definition of qualifying APM securities, together with continued application of the preferred stock cap, may make it more difficult for us to succeed in selling sufficient qualifying APM securities to fund the payment of deferred interest.

Deferral of interest payments could adversely affect the market price and certain tax consequences of the Trust Preferred Securities.

We currently do not intend to exercise our right to defer payments of interest on the junior subordinated notes. However, if we exercise that right in the future, the market price of the Trust Preferred Securities is likely to be affected. As a result of the existence of our deferral right, the market price of the Trust Preferred Securities, payments on which depend solely on payments being made on the junior subordinated notes, may be more volatile than the market prices of other securities that are not subject to optional deferrals. If we do defer interest on the junior subordinated notes and you elect to sell Trust Preferred Securities during the period of that deferral, you may not receive the same return on your investment as a holder that continues to hold its Trust Preferred Securities until the payment of interest at the end of the deferral period. You will also not receive the cash distribution related to any accrued and unpaid interest from the Trust if you sell the Trust Preferred Securities before the record date for any deferred distributions, even if you held the Trust Preferred Securities on the date that the payments would normally have been paid.

If we do defer interest payments on the junior subordinated notes, you will be required to accrue income, in the form of original issue discount, for United States federal income tax purposes during the period of the deferral in respect of your proportionate share of the junior subordinated notes, even if you normally report income when received and even though you may not receive the cash attributable to that income during the deferral period. See “Certain United States Federal Income Tax Consequences — United States Holders — Interest Income and Original Issue Discount.”

Claims would be limited upon bankruptcy, insolvency or receivership.

In certain events of our bankruptcy, insolvency or receivership prior to the redemption or repayment of any junior subordinated notes, whether voluntary or not, a holder of junior subordinated notes will have no claim for, and thus no right to receive, deferred and unpaid interest (including compounded interest thereon) that has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds the sum of (x) the first two years of accumulated and unpaid interest (including compounded interest) on such holder’s junior subordinated notes and (y) an amount equal to such holder’s pro rata share of the excess, if any, of the “preferred stock issuance cap” over the aggregate amount of net proceeds from the sale of “qualifying preferred stock” that we have applied to pay such interest pursuant to the alternative payment mechanism. Each holder of subordinated junior notes is deemed to agree that, to the extent the remaining claim exceeds the amount set forth in clause (x), the amount it receives in respect of such excess shall not exceed the amount it would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of qualifying preferred stock.

Holders of the Trust Preferred Securities have limited rights under the junior subordinated notes.

Except as described below, you, as a holder of the Trust Preferred Securities, will not be able to exercise directly any other rights with respect to the junior subordinated notes.

If an event of default under the Trust Agreement were to occur and be continuing, holders of the Trust Preferred Securities would rely on the enforcement by the property trustee of its rights as the registered holder of the junior subordinated notes against us. In addition, the holders of a majority in liquidation amount of the Trust Preferred Securities would have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the Trust Agreement, including the right to direct the property trustee to exercise the remedies available to it as the holder of the junior subordinated notes.

The indenture for the junior subordinated notes provides that the indenture trustee must give holders notice of all defaults or events of default within 30 days after it becomes known to the indenture trustee. However, except in the cases of a default or an event of default in payment on the junior subordinated notes, the indenture trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

If the property trustee were to fail to enforce its rights under the junior subordinated notes in respect of an indenture event of default after a record holder of the Trust Preferred Securities had made a written request, that record holder may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the junior subordinated notes. In addition, if we were to fail to pay interest or principal on the junior subordinated notes on the date that interest or principal is otherwise payable, except for deferrals permitted by the Trust Agreement and the indenture, and this failure to pay were continuing, holders of the Trust Preferred Securities may directly institute a proceeding for enforcement of payment of the principal of or interest on the junior subordinated notes having a principal amount equal to the aggregate liquidation amount of their Trust Preferred Securities (a “direct action”) after the respective due dates specified in the junior subordinated notes. In connection with a direct action, we would have the right under the indenture and the Trust Agreement to set off any payment made to that holder by us.

The property trustee, as holder of the junior subordinated notes on behalf of the Trust, has only limited rights of acceleration.

The property trustee, as holder of the junior subordinated notes on behalf of the Trust, may accelerate payment of the principal and accrued and unpaid interest on the junior subordinated notes only upon the occurrence and continuation of an indenture event of default. An indenture event of default is generally limited to payment defaults after 10 years of interest deferral, and specific events of bankruptcy, insolvency and reorganization relating to us or the receivership of a major subsidiary depository institution of Webster within the meaning of the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies. As of the date of this prospectus, Webster Bank is Webster’s only major subsidiary depository institution.

Events of default under the indenture with respect to the junior subordinated notes do not include our failure to comply with our other covenants with respect to the junior subordinated notes, including but not limited to our obligations under the alternative payment mechanism, the limitation on the source for payments of deferred interest, the restrictions imposed in connection with any optional deferral of interest payments, our obligation to raise sufficient net proceeds from the issuance of qualifying capital securities to permit the repayment of the junior subordinated notes on or after the scheduled maturity date and our payment obligations under the guarantee. Accordingly, our failure to comply with any such other covenants and obligations would not result in the acceleration of payment of the junior subordinated notes. Although our noncompliance with such other covenants and obligations would not constitute an event of default, it would constitute a breach of the indenture (or guarantee, as the case may be) and could give rise to a claim against us relating to the specific breach; however, the remedy of holders of the junior subordinated notes may be limited to direct monetary damages (if any). In addition, the indenture does not protect holders from a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations, or similar restructurings or other highly leveraged transactions.

The secondary market for the Trust Preferred Securities may be illiquid.

We are unable to predict how the Trust Preferred Securities will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the Trust Preferred Securities. We do not intend to apply to list the Trust Preferred Securities on any securities exchange. We can give you no assurance as to the liquidity of, or any trading markets that may develop for, the Trust Preferred Securities. As Trust Preferred Securities may only be held or transferred in amounts having an aggregate liquidation amount of at least $1,000, the trading market for Trust Preferred Securities may be less active than markets for securities that may be held or transferred in smaller denominations and may be less liquid.

Changes in demand for capital securities.

Neither we nor the Trust can assure you as to the market prices for the Trust Preferred Securities or the junior subordinated notes that may be distributed in exchange for the Trust Preferred Securities. Investor demand for the Trust Preferred Securities may be greater or less than for traditional trust preferred instruments. Investor demand for securities with the characteristics of the Trust Preferred Securities may change as these characteristics are assessed by market participants, regulators and others. Accordingly, the Trust Preferred Securities that you may purchase, whether pursuant to the offer made by this prospectus or in the secondary market, may trade at a discount to the price that you paid to purchase the Trust Preferred Securities if investor demand for securities with characteristics similar to those of the Trust Preferred Securities decreases over time. Furthermore, if we exchange the Trust Preferred Securities for the junior subordinated notes, demand for the junior subordinates notes may be greater or less than demand for the Trust Preferred Securities.

We may dissolve the Trust at any time.

We may dissolve the Trust at any time, subject to obtaining the prior approval of the Federal Reserve if then required under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies. Upon dissolution of the Trust, junior subordinated notes may be distributed to the holders of the Trust Preferred Securities, as described under “Description of the Trust Preferred Securities — Redemption or Exchange.” Under current U.S. federal income tax law, and assuming, as expected, that the Trust is treated as a grantor trust, such a distribution of junior subordinated notes to you should not be a taxable event. However, if at the time it is dissolved the Trust were characterized for U.S. federal income tax purposes as an association taxable as a corporation, or were otherwise subject to U.S. federal income tax with respect to income accrued or received on the junior subordinated notes, or if there is a change in law, the distribution of the junior subordinated notes to you may be a taxable event.

We may redeem the junior subordinated notes at any time.

We may redeem the junior subordinated notes at any time at the applicable redemption price. That redemption would cause a mandatory redemption of the Trust Preferred Securities. If the Trust Preferred Securities were redeemed, the redemption would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the Trust Preferred Securities at the same rate as the rate of return on the Trust Preferred Securities. See “Description of the Junior Subordinated Notes — Redemption” below.

Our right to redeem the junior subordinated notes is limited by the replacement capital covenant.

As described above, we may redeem any or all of the junior subordinated notes prior to the final maturity date. However, the replacement capital covenant which is described under “Replacement Capital Covenant” will limit our right to redeem or purchase junior subordinated notes. In the replacement capital covenant, we will covenant, for the benefit of certain holders of a designated series of our indebtedness that ranks senior to the junior subordinated notes, that we will not redeem the junior subordinated notes or Trust Preferred Securities on or before the date that is the later of (x) 10 years after the scheduled maturity date and (y) 20 years prior to the final repayment date, subject to certain limitations, unless (during the six months prior to the date we give notice of redemption) the principal amount of junior subordinated notes or

Trust Preferred Securities that we intend to redeem is less than (i) the aggregate amount of net cash proceeds that Webster and its subsidiaries have received from the sale of common stock, rights to acquire common stock, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity, REIT preferred securities or qualifying capital securities and (ii) the market value of any Webster common stock that Webster or its subsidiaries have delivered as consideration for property or assets in an arm’s-length transaction or issued in connection with the conversion or exchange of any convertible or exchangeable securities, other than securities for which Webster or any of its subsidiaries has received equity credit from any rating agency. Accordingly, there could be circumstances in which it would be in the interest of both you and us that some or all of the capital securities be redeemed, and sufficient cash is available for that purpose, but we will be restricted from doing so because we did not obtain proceeds from the sale of common stock, rights to acquire common stock, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity, REIT preferred securities and certain qualifying capital securities.

Holders of the Trust Preferred Securities will have limited voting rights.

As a holder of Trust Preferred Securities, you will have limited voting rights. You generally will not be entitled to vote to appoint, remove or replace the property trustee, the Delaware trustee or any administrative trustee, all of which will be appointed, removed or replaced by us. However, if an event of default occurs with respect to the junior subordinated notes, you would be entitled to vote to remove, replace or appoint the property trustee and the Delaware trustee.

WEBSTER FINANCIAL CORPORATION

Webster Financial Corporation (referred to in this prospectus as “Webster”, “we” or “us”) was incorporated under the laws of Delaware in 1986 and is a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended. The principal assets of Webster are all of the outstanding stock of Webster Bank, National Association, or “Webster Bank” and Webster Insurance, Inc., or “Webster Insurance.”

Through our subsidiary, Webster Bank, we provide commercial banking, retail banking, health savings accounts, consumer financing, mortgage banking, trust and investment services. As of March 31, 2007, we provided these services through 177 banking offices and 334 ATMs. In addition, we provide our clients with technology-based banking channels through telephone banking and on our Internet website (www.websteronline.com).

Through our various non-banking financial services subsidiaries, we deliver financial services to individuals, families and businesses throughout southern New England and eastern New York State, as well as equipment financing, asset-based lending, residential and commercial mortgage origination and insurance premium financing on a regional or national basis.

On a consolidated basis, as of March 31, 2007, we had approximately $16.9 billion in assets, approximately $12.3 billion in loans, approximately $12.6 billion in total deposits and approximately $1.9 billion in total shareholders’ equity.

In September 2006, Webster management announced a strategic review which began in the fourth quarter of 2006 and is expected to be completed by the end of the second quarter of 2007. This strategic review is looking at all of Webster’s segments and lines of business to focus on core competencies, identify operational efficiencies and position Webster to realize its vision of becoming “New England’s bank.” This process has encompassed evaluating the contribution, growth potential, fit and alignment of each segment and line of business with Webster’s goals and mission.

The strategic review has been undertaken to find actions that will improve Webster’s operational efficiency and effectiveness. Since the strategic review commenced, Webster has announced a number of structural and other changes, including a balance sheet repositioning in the fourth quarter of 2006 and in the first quarter of 2007, the securitization of residential mortgage loans, closure of People’s Mortgage Company, termination of mezzanine lending operations, discontinuance of construction lending outside of Webster Bank’s market area, and outsourcing of certain operations of Webster Investment Services. These actions, including the related charges, are expected to positively impact Webster on a going forward basis.

As noted above, Webster expects to complete its strategic review by the end of the second quarter of 2007, and to announce the results of the strategic review in the third quarter of 2007. Management expects the results to include further structural and other changes consistent with both the philosophy and the financial goals reflected in the actions it has been taking since the fourth quarter of 2006. Similar to those previous changes, management also anticipates that the final results of the strategic review will result in additional charges, which cannot be estimated at this time.

Webster, as a bank holding company, is regulated by the Board of Governors of the Federal Reserve System (collectively with the Federal Reserve Bank of Boston, or any successor federal bank regulatory agency having primary jurisdiction over us, the “Federal Reserve”). Webster Bank, as a national bank, is regulated by the Office of the Comptroller of the Currency and is subject to certain regulations of the Federal Deposit Insurance Corporation (“FDIC”) and the Federal Reserve.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “WBS.” Our principal executive offices are located at 145 Bank Street, Waterbury, Connecticut 06702. Our telephone number is (203) 465-4364.

If you would like to know more about us, see our documents incorporated by reference in this prospectus as described above in the section “Where You Can Find More Information.”

THE TRUST

The following is a summary of some of the terms of the Trust. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of the material terms of the Trust but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request as described above under “Where You Can Find More Information.”

Webster Capital Trust IV, or the “Trust,” is a statutory trust organized under Delaware law pursuant to a trust agreement, dated as of February 6, 2004, signed by us, as sponsor of the Trust, the Delaware trustee, the property trustee and the administrative trustees and the filing of a certificate of trust with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety by us, the Delaware trustee, the property trustee and the administrative trustees before the issuance of the Trust Preferred Securities. We refer to the trust agreement, as so amended and restated, as the “Trust Agreement.” The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended, or “Trust Indenture Act.”

Under the Trust Agreement, the exclusive purposes of the Trust are:

•	issuing and selling the Trust Preferred Securities and common securities representing undivided beneficial interests in the Trust;

•	using the gross proceeds from the sale of the Trust Preferred Securities and the common securities to purchase junior subordinated notes; and

•	engaging in those activities necessary or incidental thereto.

We will own all of the Trust’s common securities, either directly or indirectly. The common securities rank equally with the Trust Preferred Securities and the Trust will make payment on its Trust securities pro rata, except that upon certain events of default under the Trust Agreement relating to payment defaults on the junior subordinated notes, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire common securities in an aggregate liquidation amount equal to $10,000.

The Trust’s business and affairs will be conducted by its trustees, each appointed by us as sponsor of the Trust. The trustees will be The Bank of New York, as the property trustee, or “property trustee,” and The Bank of New York (Delaware), as the Delaware trustee, or “Delaware trustee,” and three or more individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with us. The property trustee will act as sole trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act and will also act as trustee under the guarantee and the indenture. See “Description of the Guarantee.”

Unless an event of default under the indenture has occurred and is continuing at a time that the Trust owns any junior subordinated notes, the holders of the common securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee.

The property trustee and/or the Delaware trustee may be removed or replaced for cause by the holders of a majority in liquidation amount of the Trust Preferred Securities. In addition, holders of a majority in liquidation amount of the Trust Preferred Securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee if an event of default under the indenture has occurred and is continuing.

The right to vote to appoint, remove or replace the administrative trustees is vested exclusively in the holders of the Trust’s common securities, and in no event will the holders of the Trust Preferred Securities have such right.

The Trust is a “finance subsidiary” of ours within the meaning of Rule 3-10 of Regulation S-X under the Securities Act. As a result, no separate financial statements of the Trust are included in this prospectus, and we do not expect that the Trust will file reports with the SEC under the Exchange Act.

The Trust is perpetual, but may be dissolved earlier as provided in the Trust Agreement.

We will pay all fees and expenses related to the Trust and the offering of the Trust Preferred Securities.

The principal executive office of the Trust is located c/o Webster Financial Corporation, 145 Bank Street, Waterbury, Connecticut 06702, and the Trust’s telephone number is (203) 465-4364.

USE OF PROCEEDS

The Trust will invest the proceeds from the sale of the Trust Preferred Securities and all of the proceeds from the sale of the common securities in the junior subordinated notes issued by us. We expect to receive net proceeds from this offering of approximately $196,482,000, after expenses and underwriting commissions. We intend to use the net proceeds from this offering for general corporate purposes.

REGULATORY CONSIDERATIONS

As a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended, Webster is subject to regulation, supervision and examination by the Federal Reserve. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to us, please refer to our annual report on Form 10-K for the fiscal year ended December 31, 2006, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve, the FDIC, which insures the deposits of our banking subsidiary within certain limits, and the Office of the Comptroller of the Currency, which regulates our subsidiary national bank.

In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

Depository institutions, like Webster’s bank subsidiary, are also affected by various federal laws, including those relating to consumer protection and similar matters. Webster also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Our non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

ACCOUNTING AND REGULATORY CAPITAL TREATMENT

The Trust is a variable interest entity, as defined by Financial Accounting Standards Board (FASB) Interpretation No. 46, “Consolidation of Variable Interest Entities”, as revised in December 2003 (FIN 46R). In accordance with FIN 46R, the Trust will not be consolidated on our balance sheet. Accordingly, for balance sheet purposes we will recognize the aggregate principal amount, net of discount, of the junior subordinated notes we issue to the Trust as a liability and the amount we invest in the Trust’s common securities as an asset. The interest paid on the junior subordinated notes will be recorded as interest expense on our income statement.

On March 1, 2005, the Federal Reserve adopted amendments to its risk-based capital guidelines. Among other things, the amendments confirm the continuing inclusion of outstanding and prospective issuances of trust preferred securities in the Tier 1 capital of bank holding companies, but make the qualitative requirements for trust preferred securities issued on or after April 15, 2005 more restrictive in certain respects and make the quantitative limits applicable to the aggregate amount of trust preferred securities and other restricted core capital elements that may be included in Tier 1 capital of bank holding companies more restrictive. The Trust Preferred Securities will qualify as Tier 1 capital of Webster, subject to applicable limitations.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges of Webster, which includes its subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

•	Net income plus all applicable income taxes plus fixed charges, by

•	Fixed charges.

Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below. Interest expense other than on deposits, includes interest on long-term debt, federal funds purchased and securities sold under agreements to repurchase and other short-term debt.

Ratio of Earnings to Fixed Charges

	At or for the Three
	Months Ended March 31,		At or for the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002

Including interest on deposits	1.42	1.58	1.38	1.77	1.84	1.99	1.79
Excluding interest on deposits	2.54	2.33	1.98	2.64	2.54	2.80	2.61

CAPITALIZATION

The following table sets forth the consolidated capitalization of Webster as of March 31, 2007, as adjusted to give effect to the issuance on June 20, 2007 of $200,010,000 aggregate principal amount of the junior subordinated notes to Webster Capital Trust IV and the related issuance by Webster Capital Trust IV of $200,000,000 aggregate liquidation amount of 7.65% Fixed to Floating Rate Trust Preferred Securities. In addition, the “As Adjusted” column in the table below reflects the redemption of junior subordinated debentures issued by Webster Capital Trust I, Webster Capital Trust II and Eastern Wisconsin Bancshares Capital Trust I which occurred in April 2007. The repayment of these junior subordinated debentures resulted in a reduction of long term debt of $156.7 million.

A net pretax charge of $6.9 million was recorded in connection with the redemption of the junior subordinated debentures issued by Webster Capital Trust I and Webster Capital Trust II. The impact of this charge has not been incorporated into the “As Adjusted” column in the table below. As a result of the redemption of these junior subordinated debentures, Webster reported the impact of the transaction, including the charge previously described, on the Form 8-K, filed with the SEC on April 4, 2007, which has been incorporated by reference into this prospectus.

The following table should be read in conjunction with our consolidated financial statements and notes thereto, as well as our current reports on Form 8-K, incorporated by reference into this prospectus.

	March 31, 2007
	Actual	As Adjusted
	(Dollars in Thousands)

Long-term Debt
Long-term Federal Home Loan Bank advances and repurchase agreements	$1,031,394	$1,031,394
Unamortized premiums	18,222	18,222
Hedge accounting adjustments	(3,337)	(3,337)

Total long-term advances and repurchase agreements	1,046,279	1,046,279

Other long-term debt
Subordinated notes (due January 2013)	200,000	200,000
Senior notes (due April 2014)	150,000	150,000
Senior notes (due November 2007)	25,200	25,200
Junior subordinated debt to related capital trusts (due 2027-2067):
Webster Capital Trust I	103,093	—
Webster Capital Trust II	51,547	—
Webster Capital Trust IV	—	200,010
Webster Statutory Trust I	77,320	77,320
People’s Bancshares Capital Trust II	10,309	10,309
Eastern Wisconsin Bancshares Capital Trust I	2,070	—
Eastern Wisconsin Bancshares Capital Trust II	2,070	2,070
NewMil Statutory Trust I	10,310	10,310

	631,919	675,219
Unamortized premiums	1,235	575
Hedge accounting adjustments	(10,063)	(10,063)

Total other long-term debt	623,091	665,731

Total long-term debt	1,669,370	1,712,010
Shareholders’ Equity
Common Stock	565	565
Paid in Capital	734,100	734,100
Retained Earnings	1,173,924	1,173,924
Less: Treasury Stock	(60)	(60)
Accumulated other comprehensive loss, net	(3,515)	(3,515)

Total shareholders’ equity	1,905,014	1,905,014

Total Long-term Debt and Shareholders’ Equity	$3,574,384	$3,617,024

Capital Ratios
Risk-based Tier 1 capital ratio	9.33%	10.02%
Risk-based total capital ratio	11.90%	12.58%
Tier 1 leverage ratio	8.08%	8.68%

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

The following is a brief description of the terms of the Trust Preferred Securities and of the Trust Agreement under which they are issued. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Trust Agreement, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

General

The Trust Preferred Securities will be issued pursuant to the Trust Agreement. The property trustee, The Bank of New York, will act as indenture trustee for the Trust Preferred Securities under the Trust Agreement for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Trust Preferred Securities will include those stated in the Trust Agreement, including any amendments thereto, and those made part of the Trust Agreement by the Trust Indenture Act and the Delaware Statutory Trust Act. The Trust will own all of our 7.65% Fixed to Floating Rate Junior Subordinated Notes, or “junior subordinated notes.”

In addition to the Trust Preferred Securities, the Trust Agreement authorizes the administrative trustees of the Trust to issue common securities on behalf of the Trust. We will own directly or indirectly all of the Trust’s common securities. The common securities rank on a parity, and payments upon redemption, liquidation or otherwise will be made on a proportionate basis, with the Trust Preferred Securities except as set forth below under “— Ranking of Common Securities.” The Trust Agreement does not permit the Trust to issue any securities other than the common securities and the Trust Preferred Securities or to incur any indebtedness.

The payment of distributions out of money held by the Trust, and payments upon redemption of the Trust Preferred Securities or liquidation of the Trust, are guaranteed by us to the extent described under “Description of the Guarantee.” The guarantee, when taken together with our obligations under the junior subordinated notes and the indenture and our obligations under the Trust Agreement, including our obligations to pay costs, expenses, debts and liabilities of the Trust, other than with respect to the common securities and the Trust Preferred Securities, has the effect of providing a full and unconditional guarantee of amounts due on the Trust Preferred Securities. The Bank of New York, as the guarantee trustee, will hold the guarantee for the benefit of the holders of the Trust Preferred Securities. The guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay those distributions. In that case, except in the limited circumstances in which the holder may take direct action, the remedy of a holder of the Trust Preferred Securities is to vote to direct the property trustee to enforce the property trustee’s rights under the junior subordinated notes.

When we use the term “holder” in this prospectus with respect to registered Trust Preferred Securities, we mean the person in whose name such Trust Preferred Securities is registered in the security register. The Trust Preferred Securities will be held in book-entry form only, as described under “Book-Entry System,” except in the circumstances described in that section, and will be held in the name of The Depository Trust Company (“DTC”) or its nominee.

Distributions

You will be entitled to receive periodic distributions on the stated liquidation amount of $1,000 per Trust Preferred Security on the same payment dates and in the same amounts as we pay interest on a principal amount of junior subordinated notes equal to the liquidation amount of such Trust Preferred Security. Distributions will accumulate during the period from and including June 20, 2007 to but excluding June 15, 2017 at the annual rate of 7.65%. The Trust will make such distribution payments on the Trust Preferred Securities semi-annually in arrears, on each June 15 and December 15, beginning on December 15, 2007. From and including June 15, 2017 to but excluding June 15, 2037, distributions will accumulate at a floating annual rate equal to three-month LIBOR plus 1.89%. The Trust will make such distribution payments on the Trust Preferred Securities quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing September 15, 2017. If any junior subordinated notes remain outstanding after June 15, 2037, the initial scheduled maturity date for the junior subordinated notes, distributions on the Trust Preferred Securities will accumulate from and including that date at a floating annual rate equal to one-month LIBOR plus 2.89% and will be payable monthly in arrears on the 15th date of each month, provided that if we have elected to extend the scheduled maturity date of the junior subordinated notes, then distributions on the Trust Preferred Securities will accumulate for the period from and including June 15, 2037 to but excluding the scheduled maturity date at a floating annual rate equal to three-month LIBOR plus 2.89% payable quarterly in arrears on the quarterly distribution payment dates referred to above, and thereafter at a floating annual rate equal to one-month LIBOR plus 2.89% payable monthly in arrears on the 15th date of each month. If we defer payment of interest on the junior subordinated notes, distributions by the Trust on the Trust Preferred Securities will also be deferred.

On each distribution date, the Trust will pay the applicable distribution to the holders of the Trust Preferred Securities on the record date for that distribution date, which shall be the first day of the month in which the distribution date falls, whether or not a business day. Distributions on the Trust Preferred Securities will be cumulative. The Trust Preferred Securities will be effectively subordinated to the same debts and liabilities to which the junior subordinated notes are subordinated, as described under “Description of the Junior Subordinated Notes — Subordination.”

For purposes of this prospectus, “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York, Waterbury, Connecticut or Wilmington, Delaware are authorized or required by law or executive order to remain closed, provided that, with respect to the payment of interest accrued on the junior subordinated notes for any period commencing on or after June 15, 2017, the day is also a London banking day. A “London banking day” is any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

In the event that any date on which distributions are payable on the Trust Preferred Securities in respect of a distribution period commencing prior to June 15, 2017 is not a business day, then payment of the distribution will be made on the next succeeding business day with full force and effect as if the payment had been made on such date and without any interest or other payment in respect of any such delay. In the event that any date on which distributions are payable on the Trust Preferred Securities in respect of a distribution period commencing on or after June 15, 2017 is not a business day (other than any such date that is also a redemption date for the Trust Preferred Securities), then the distribution date for such distribution will be postponed to the next succeeding business day. Each date on which distributions are payable in accordance with the foregoing is referred to as a “distribution date.” The term “distribution” includes any interest payable on unpaid distributions unless otherwise stated. The period beginning on and including June 20, 2007 and ending on but excluding the first distribution date and each period after that period beginning on and including a distribution date and ending on but excluding the next distribution date is called a “distribution period.” Distributions to which holders of Trust Preferred Securities are entitled but are not paid will accumulate additional distributions at the applicable annual rate at which distributions on the Trust Preferred Securities shall then be accumulating.

The funds available to the Trust for distribution to holders of the Trust Preferred Securities will be limited to payments under the junior subordinated notes. If we do not make interest payments on the junior subordinated notes, the property trustee will not have funds available to pay distributions on the Trust Preferred Securities. The Trust will pay distributions through the property trustee, which will hold amounts received from the junior subordinated notes in a payment account for the benefit of the holders of the Trust Preferred Securities and the common securities.

Deferral of Distributions

We have the right, on one or more occasions, to defer payment of interest on the junior subordinated notes for one or more consecutive interest periods that do not exceed 10 years, as described under “Description of Junior Subordinated Notes — Option to Defer Interest Payments” below. If we exercise this right, the Trust will also defer paying a corresponding amount of distributions on the Trust Preferred Securities during that period of deferral. We refer to this period as a “deferral period.” No deferral period may extend beyond the final repayment date of the junior subordinated notes or the earlier repayment or redemption in full of the junior subordinated notes.

Although neither we nor the Trust will be required to make interest or distribution payments during deferral periods other than pursuant to the alternative payment mechanism described under “Description of the Junior Subordinated Notes — Alternative Payment Mechanism” below, interest on the junior subordinated notes will continue to accrue during deferral periods and, as a result, distributions on the Trust Preferred Securities will continue to accumulate at the annual rate for the junior subordinated notes, compounded on each interest payment date. References to “accumulated and unpaid distributions” in this prospectus include all accumulated and unpaid distributions, including compounded amounts thereon.

If the Trust defers distributions, the accumulated and unpaid distributions will be paid on the distribution payment date following the last day of the deferral period to the holders on the record date for that distribution payment date. Upon termination of a deferral period and payment of all amounts due on the Trust Preferred Securities, Webster may elect to begin a new deferral period.

If we exercise our deferral right, then during any deferral period, we generally may not make payments on or redeem or repurchase our capital stock or our debt securities or guarantees ranking pari passu with or junior to the junior subordinated notes upon liquidation, subject to certain limited exceptions, as described under “Description of the Junior Subordinated Notes — Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances.”

Redemption

If we repay or redeem the junior subordinated notes, in whole or in part, whether at, prior to or after the scheduled maturity date, the property trustee will use the proceeds of that repayment or redemption to redeem a total amount of Trust Preferred Securities and common securities equal to the amount of junior subordinated notes redeemed or repaid. If then required under the Federal Reserve’s then-applicable risk-based capital guidelines applicable to bank holding companies, we will obtain the concurrence or approval of the Federal Reserve prior to any redemption of the Trust Preferred Securities in connection with a redemption of the junior subordinated notes. Under current guidelines, Federal Reserve approval is generally required for redemption of the Trust Preferred Securities; however, such approval is not currently required in connection with a repayment of the junior subordinated notes on or following the scheduled maturity date.

The redemption price per Trust Preferred Security will equal the applicable redemption or repayment price attributed to $1,000 in principal amount of the junior subordinated notes calculated as described under “Description of the Junior Subordinated Notes — Redemption” or “— Repayment of Principal” below, in each case plus accumulated and unpaid distributions to the date of payment. If less than all Trust Preferred Securities and common securities are redeemed, the amount of each to be redeemed will be allocated pro rata based upon the total amount of Trust Preferred Securities and common securities outstanding, except in the case of a payment default, as set forth below under “— Ranking of Common Securities.”

Redemption Procedures

Notice of any redemption will be mailed by the property trustee at least 30 days but not more than 60 days before the redemption date to the registered address of each holder of Trust Preferred Securities to be redeemed. Notwithstanding the foregoing, notice of any redemption of Trust Preferred Securities relating to the repayment of junior subordinated notes will be mailed at least 10 but not more than 15 business days before the redemption date to the registered address of each holder of Trust Preferred Securities to be redeemed.

If (i) the Trust gives a notice of redemption of Trust Preferred Securities for cash and (ii) we have paid to the property trustee, or the paying agent on behalf of the property trustee, a sufficient amount of cash in connection with the related redemption or maturity of the junior subordinated notes, then on the redemption date, the property trustee, or the paying agent on behalf of the property trustee, will irrevocably deposit with DTC funds sufficient to pay the redemption price for the class of Trust Preferred Securities being redeemed.

See “Book-Entry System.” The Trust will also give DTC irrevocable instructions and authority to pay the redemption amount in immediately available funds to the beneficial owners of the global securities representing the Trust Preferred Securities. Distributions to be paid on or before the redemption date for any Trust Preferred Securities called for redemption will be payable to the holders as of the record dates for the related dates of distribution. If the Trust Preferred Securities called for redemption are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Trust Preferred Securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing the Trust Preferred Securities.

If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit:

•	all rights of the holders of such Trust Preferred Securities called for redemption will cease, except the right of the holders of such Trust Preferred Securities to receive the redemption price and any distribution payable in respect of the Trust Preferred Securities on or prior to the redemption date, but without interest on such redemption price; and

•	the Trust Preferred Securities called for redemption will cease to be outstanding.

If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay).

If payment of the redemption amount for any junior subordinated notes called for redemption is improperly withheld or refused and accordingly the redemption amount of the Trust Preferred Securities is not paid either by the Trust or by us under the guarantee, then interest on the junior subordinated notes will continue to accrue and distributions on the Trust Preferred Securities called for redemption will continue to accumulate at the applicable rate then borne by such Trust Preferred Securities from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

If less than all of the junior subordinated notes are to be redeemed on a redemption date, then the aggregate liquidation amount of Trust Preferred Securities and common securities to be redeemed shall be allocated pro rata to the Trust Preferred Securities and common securities based upon the relative liquidation amounts of such classes, except in the case of a payment default, as set forth below under “— Ranking of Common Securities.” The property trustee will select the particular Trust Preferred Securities to be redeemed on a pro rata basis not more than 60 days before the redemption date from the outstanding Trust Preferred Securities not previously called for redemption by any method the property trustee deems fair and appropriate, or if the Trust Preferred Securities are in book-entry only form, in accordance with the procedures of DTC. See “Book-Entry System.”

For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust Preferred Securities that has been or is to be redeemed.

Subject to applicable law, including, without limitation, U.S. federal securities laws, and subject to the replacement capital covenant and to the Federal Reserve’s risk-based capital guidelines and policies applicable to bank holding companies, we or our affiliates may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

Optional Liquidation of Trust and Distribution of Junior Subordinated Notes to Holders

Under the Trust Agreement, the Trust shall dissolve upon the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of Webster;

•	the written direction from us, as holder of the Trust’s common securities, to the property trustee to dissolve the Trust and distribute a like amount of the junior subordinated notes to the holders of the Trust Preferred Securities and common securities, subject to our having received any required prior approval of the Federal Reserve;

•	redemption of all of the Trust Preferred Securities as described above under “— Redemption”; or

•	the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

Except as set forth in the next sentence, if a dissolution occurs as a result of any of the events described above (other than an event described in the third bullet point above), the property trustee will liquidate the Trust as expeditiously as possible by distributing, after satisfaction of liabilities to creditors of such Trust as provided by applicable law, to the holders of the Trust Preferred Securities and common securities a like amount of the junior subordinated notes. If the property trustee determines that such distribution is not possible or if the early dissolution occurs as a result of the redemption of Trust Preferred Securities, then the holders will be entitled to receive out of the assets of the Trust available for distribution to holders and after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to the aggregate liquidation amount plus accrued and unpaid distributions to the date of payment. If the Trust has insufficient assets available to pay in full such aggregate liquidation distribution, then the amounts payable directly by the Trust on its Trust Preferred Securities and common securities shall be paid on a pro rata basis, except as set forth below under “— Ranking of Common Securities.”

After the liquidation date fixed for any distribution of junior subordinated notes to holders of Trust Preferred Securities:

•	the Trust Preferred Securities will no longer be deemed to be outstanding;

•	DTC or its nominee, as the record holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the junior subordinated notes to be delivered upon such distribution;

•	any certificates representing the Trust Preferred Securities not held by DTC or its nominee or surrendered to the exchange agent will be deemed to represent junior subordinated notes having a principal amount equal to the stated liquidation amount of such Trust Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such Trust Preferred Securities until such certificates are so surrendered for transfer or reissuance; and

•	all rights of the holders of the Trust Preferred Securities will cease, except the right to receive junior subordinated notes upon such surrender.

Under current United States federal income tax law, and assuming, as expected, the Trust is treated as a grantor trust, a distribution of junior subordinated notes in exchange for the Trust Preferred Securities would not be a taxable event to you. See “Certain United States Federal Income Tax Consequences — United States Holders — Receipt of junior subordinated notes upon Liquidation of the Trust” below.

Ranking of Common Securities

Payment of distributions on, and the redemption price of and the liquidation distribution in respect of, Trust Preferred Securities and common securities, as applicable, shall be made pro rata based on the liquidation amount of the Trust Preferred Securities and common securities, except that upon the occurrence and continuation of a payment default on the junior subordinated notes, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities.

In the case of any event of default under the Trust Agreement resulting from an event of default under the indenture for the junior subordinated notes, we, as holder of the Trust’s common securities, will have no right to act with respect to any such event of default under the Trust Agreement until the effect of all such events of default with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated. Until all events of default under the Trust Agreement with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of Trust Preferred Securities and not on our behalf, and only the holders of the Trust Preferred Securities will have the right to direct the property trustee to act on their behalf.

If an early dissolution event occurs in respect of the Trust, no liquidation distributions shall be made on the Trust’s common securities unless full liquidation distributions are made on the Trust Preferred Securities.

Events of Default under Trust Agreement

Any one of the following events constitutes an event of default under the Trust Agreement, or a “Trust Event of Default,” regardless of the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the occurrence of an event of default under the indenture with respect to the junior subordinated notes beneficially owned by the Trust;

•	the default by the Trust in the payment of any distribution on any Trust security of the Trust when such becomes due and payable, and continuation of such default for a period of 30 days;

•	the default by the Trust in the payment of any redemption price of any Trust security of the Trust when such becomes due and payable;

•	the failure to perform or the breach, in any material respect, of any other covenant or warranty of the trustees in the Trust Agreement for 90 days after the defaulting trustee or trustees have received written notice of the failure to perform or breach in the manner specified in such Trust Agreement; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 90 days.

Within 30 days after any Trust Event of Default actually known to the property trustee occurs, the property trustee will transmit notice of such Trust Event of Default to the holders of the affected class of Trust securities and to the administrative trustees, unless such Trust Event of Default shall have been cured or waived. We, as sponsor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we or they are in compliance with all the conditions and covenants applicable to us and to them under the Trust Agreement.

The existence of a Trust Event of Default under the Trust Agreement, in and of itself, with respect to the junior subordinated notes does not entitle the holders of the Trust Preferred Securities to accelerate the maturity of such junior subordinated notes.

An event of default under the indenture for the junior subordinated notes entitles the property trustee, as sole holder of the junior subordinated notes, to declare the junior subordinated notes due and payable under the indenture. Not all breaches of our agreements and obligations in respect of the junior subordinated notes constitute events of default. For a description of what constitutes an event of default, and of remedies available upon the occurrence of an event of default, with respect to the junior subordinated notes, see “Description of the Junior Subordinated Notes — Events of Default; Waiver and Notice” and “Relationship among Trust Preferred Securities, Junior Subordinated Notes and Guarantees” below.

Removal of Trustees

Unless an event of default under the indenture has occurred and is continuing, the property trustee and/or the Delaware trustee may be removed at any time by the holder of the Trust’s common securities. The property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding Trust Preferred Securities for cause or by the holders of a majority in liquidation amount of the Trust Preferred Securities if an event of default under the indenture has occurred and is continuing. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in us, as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

Co-Trustees and Separate Property Trustee

Unless an event of default under the indenture shall have occurred and be continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust property may at the time be located, we, as the holder of the Trust’s common securities, and the administrative trustees shall have the power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of such Trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of such Trust Agreement. If an event of default under the indenture has occurred and is continuing, the property trustee alone shall have power to make such appointment.

Merger or Consolidation of Trustees

Any person into which the property trustee or the Delaware trustee, if not a natural person, may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under the Trust Agreement, provided that such person shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to us or any other person, except as described below or as otherwise described in the Trust Agreement. The Trust may, at our request, with the consent of the administrative trustees but without the consent of the holders of the Trust Preferred Securities, the property trustee or the Delaware trustee, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a successor trust organized as such under the laws of any state if:

•	such successor entity either:

•	expressly assumes all of the obligations of the Trust with respect to the Trust Preferred Securities, or

•	substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities, or the “Successor Securities,” so long as the Successor Securities rank the same as the Trust Preferred Securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	a trustee of such successor entity possessing the same powers and duties as the property trustee is appointed to hold the junior subordinated notes then held by or on behalf of the property trustee;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Preferred Securities, including any Successor Securities, to be downgraded by any nationally recognized statistical rating organization;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of Trust Preferred Securities, including any Successor Securities, in any material respect;

•	such successor entity has purposes substantially identical to those of the Trust;

•	prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust has received a written opinion from counsel to the Trust experienced in such matters to the effect that:

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of Trust Preferred Securities, including any Successor Securities, in any material respect, and

•	following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, or “Investment Company Act”; and

•	we or any permitted successor or assignee own all of the common securities of such successor entity and guarantee the obligations of such successor entity under the Successor Securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in liquidation amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than one or more grantor trusts or agency arrangements or to be classified as an association or a partnership for U.S. federal income tax purposes.

Voting Rights; Amendment of the Trust Agreement

Except as provided herein and under “Description of the Guarantee — Amendments and Assignment” and as otherwise required by law and the Trust Agreement, the holders of the Trust Preferred Securities will have no voting rights or control over the administration, operation or management of the Trust or the obligations of the parties to the Trust Agreement, including in respect of junior subordinated notes owned by the Trust. Under the Trust Agreement, however, the property trustee will be required to obtain their consent before exercising some of its rights in respect of these securities.

Trust Agreement.  We and the administrative trustees may amend the Trust Agreement, without the consent of the holders of the Trust Preferred Securities, the property trustee or the Delaware trustee, to do any of the following, unless in the case of the first two bullets below such amendment will materially and adversely affect the interests of any holder of Trust Preferred Securities or the property trustee or the Delaware trustee or impose any additional duty or obligation on the property trustee or the Delaware trustee:

•	cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which may not be inconsistent with the other provisions of the Trust Agreement;

•	modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will be classified for U.S. federal income tax purposes as one or more grantor trusts or agency arrangements and not as an association or a partnership at all times that any Trust securities are outstanding, to ensure that the Trust will not be required to register as an “investment company” under the Investment Company Act or to ensure the treatment of the Trust Preferred Securities as Tier 1 capital under prevailing Federal Reserve rules and regulations;

•	require that holders that are not U.S. persons for U.S. federal income tax purposes irrevocably appoint a U.S. person to exercise any voting rights to ensure that the Trust will not be treated as a foreign trust for U.S. federal income tax purposes; or

•	conform the terms of the Trust Agreement to the description of the Trust Agreement, the Trust Preferred Securities and the Trust’s common securities in this prospectus, in the manner provided in the Trust Agreement.

Any such amendment shall become effective when written notice thereof is given to the property trustee, the Delaware trustee and the holders of the Trust Preferred Securities.

In addition, we and the administrative trustees may generally amend the Trust Agreement with:

•	the consent of holders representing not less than a majority, based upon liquidation amounts, of the outstanding Trust Preferred Securities affected by the amendments; and

•	receipt by the trustees of the Trust of a written opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees of the Trust or the administrative trustees in accordance with such amendment will not affect the Trust’s status as one or more grantor trusts or agency arrangements for U.S. federal income tax purposes or affect the Trust’s exemption from status as an “investment company” under the Investment Company Act.

However, without the consent of each affected holder of Trust securities, the Trust Agreement may not be amended to:

•	change the amount or timing, or otherwise adversely affect the amount, of any distribution required to be made in respect of Trust securities as of a specified date; or

•	restrict the right of a holder of Trust securities to institute a suit for the enforcement of any such payment on or after such date.

Indenture and Junior Subordinated Notes.  So long as the property trustee holds any junior subordinated notes, the trustees of the Trust may not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding Trust Preferred Securities:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee for the junior subordinated notes, or execute any trust or power conferred on the indenture trustee with respect to such junior subordinated notes;

•	waive any past default that is waivable under the indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the junior subordinated notes is due and payable; or

•	consent to any amendment, modification or termination of the indenture or such junior subordinated notes, where such consent by the holders of the junior subordinated notes shall be required.

If a consent under the indenture would require the consent of each holder of junior subordinated notes affected thereby, no such consent may be given by the property trustee without the prior consent of each holder of the Trust Preferred Securities.

The property trustee will notify each holder of Trust Preferred Securities of any written notice of default with respect to the junior subordinated notes. In addition to obtaining the foregoing approvals of the holders of the Trust Preferred Securities, before taking any of the foregoing actions, the administrative trustees of the Trust will obtain a written opinion of counsel experienced in such matters to the effect that such action would not cause the Trust to be classified as other than one or more grantor trusts or agency arrangements or as an association or a partnership for U.S. federal income tax purposes. The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities except by subsequent vote of the holders of the Trust Preferred Securities.

General.  Any required approval of holders of Trust Preferred Securities may be given at a meeting of holders of Trust Preferred Securities convened for such purpose or pursuant to written consent. The administrative trustee, or at the written request of the administrative trustee, the property trustee, will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each record holder of Trust Preferred Securities in the manner set forth in the Trust Agreement.

No vote or consent of the holders of Trust Preferred Securities will be required for the Trust to redeem and cancel the Trust Preferred Securities in accordance with the Trust Agreement.

Notwithstanding that holders of the Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are owned by us or our affiliates or the trustees or any of their affiliates, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agent

Payments on the Trust Preferred Securities shall be made to DTC, which shall credit the relevant accounts on the applicable distribution dates. If any Trust Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder as such address shall appear on the register.

The paying agent shall initially be The Bank of New York and any co-paying agent chosen by the property trustee and acceptable to us and to the administrative trustees. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to the administrative trustees and to the property trustee. In the event that The Bank of New York shall no longer be the paying agent, the property trustee will appoint a successor to act as paying agent, which will be a bank or trust company acceptable to the administrative trustees and to us.

Registrar and Transfer Agent

The Bank of New York will act as registrar and transfer agent, or “Transfer Agent,” for the Trust Preferred Securities.

Registration of transfers of Trust Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Neither the Trust nor the Transfer Agent shall be required to register the transfer of or exchange any Trust security during a period beginning at the opening of business 15 days before the day of selection for redemption of Trust securities and ending at the close of business on the day of mailing of notice of redemption or to transfer or exchange any Trust security so selected for redemption in whole or in part, except, in the case of any Trust security to be redeemed in part, any portion thereof not to be redeemed.

Any Trust Preferred Securities can be exchanged for other Trust Preferred Securities so long as such other Trust Preferred Securities are denominated in authorized denominations and have the same aggregate liquidation amount and same terms as the Trust Preferred Securities that were surrendered for exchange. The Trust Preferred Securities may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the Trust Preferred Securities, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the Trust Preferred Securities. We may at any time rescind the designation or approve a change in the location of any office or agency, in addition to the security registrar, designated by us where holders can surrender the Trust Preferred Securities for registration of transfer or exchange. However, the Trust will be required to maintain an office or agency in each place of payment for the Trust Preferred Securities.

Information Concerning the Property Trustee

Other than during the occurrence and continuance of a Trust Event of Default, the property trustee undertakes to perform only the duties that are specifically set forth in the Trust Agreement. After a Trust Event of Default, the property trustee must exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Trust Preferred Securities unless it is offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities that might be incurred. If no Trust Event of Default has occurred and is continuing and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one upon which holders of Trust Preferred Securities are entitled under the Trust Agreement to vote, then the property trustee will take any action that we direct. If we do not provide direction, the property trustee may take or refrain from taking any action that it deems advisable and in the interests of the holders of the Trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

We and our affiliates may maintain certain accounts and other banking relationships with the property trustee and its affiliates in the ordinary course of business.

Trust Expenses

Pursuant to the Trust Agreement, we, as sponsor, agree to pay:

•	all debts and other obligations of the Trust (other than with respect to the Trust Preferred Securities);

•	all costs and expenses of the Trust, including costs and expenses relating to the organization of the Trust, the fees, expenses and indemnities of the trustees and the cost and expenses relating to the operation of the Trust; and

•	any and all taxes and costs and expenses with respect thereto, other than U.S. withholding taxes, to which the Trust might become subject.

Governing Law

The Trust Agreement will be governed by and construed in accordance with the laws of Delaware.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that it will not be required to register as an “investment company” under the Investment Company Act or characterized as other than one or more grantor trusts or agency arrangements for U.S. federal income tax purposes. The administrative trustees are authorized and directed to conduct their affairs so that the junior subordinated notes will be treated as indebtedness of Webster for U.S. federal income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that we and the administrative trustees determine to be necessary or desirable to achieve such end, as long as such action does not materially and adversely affect the interests of the holders of the Trust Preferred Securities.

Holders of the Trust Preferred Securities have no preemptive or similar rights. The Trust Preferred Securities are not convertible into or exchangeable for our common stock or preferred stock.

Subject to the replacement capital covenant and to the Federal Reserve’s risk-based capital guidelines and policies applicable to bank holding companies, we or our affiliates may from time to time purchase any of the Trust Preferred Securities that are then outstanding by tender, in the open market or by private agreement.

The Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

Further Issues

The Trust has the right to issue additional Trust Preferred Securities of this series in the future, provided that: the Trust receives a written opinion of counsel experienced in such matters that after the issuance the Trust will continue to be classified for United States federal income tax purposes as a grantor trust and that the issuance will not result in a gain or loss to existing holders; the Trust receives a written opinion of counsel experienced in such matters that after the issuance the Trust will not be required to register as an investment company under the Investment Company Act; and the Trust concurrently purchases a like amount of junior subordinated notes.

Any such additional Trust Preferred Securities will have the same terms as the Trust Preferred Securities being offered by this prospectus but may be offered at a different offering price and accrue distributions from a different date than the Trust Preferred Securities being offered hereby. If issued, any such additional Trust Preferred Securities will become part of the same series as the Trust Preferred Securities being offered hereby.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

The following is a brief description of the terms of the junior subordinated notes and the indenture. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the junior subordinated notes and the indenture referred to below, forms of which have been filed as exhibits to the registration statement of which this prospectus is a part.

The junior subordinated notes will be issued pursuant to the junior subordinated indenture, to be dated as of June 20, 2007, between us and The Bank of New York, as indenture trustee. We refer to the junior subordinated indenture, as amended and supplemented (including by a first supplemental indenture, to be dated as of June 20, 2007), as the “indenture,” and to The Bank of New York or its successor, as indenture trustee, as the “indenture trustee.” You should read the indenture for provisions that may be important to you.

When we use the term “holder” in this prospectus with respect to a registered junior subordinated note, we mean the person in whose name such junior subordinated note is registered in the security register. We expect that, until liquidation, if any, of the Trust, the junior subordinated notes will be held by the property trustee in trust for the benefit of the holders of the Trust Preferred Securities and the common securities.

The indenture does not limit the amount of debt that we or our subsidiaries may incur either under the indenture or other indentures to which we are or become a party. The junior subordinated notes are not convertible into or exchangeable for our common stock or authorized preferred stock.

General

The junior subordinated notes will be unsecured and will be deeply subordinated upon liquidation (whether in bankruptcy or otherwise) to all of our senior and subordinated indebtedness, including indebtedness for money borrowed including junior subordinated debt securities underlying outstanding traditional trust preferred securities of Webster and other subordinated debt that is not by its terms expressly made pari passu with or junior to the junior subordinated notes upon liquidation, but will be pari passu with trade creditors and other Pari Passu Securities, as defined below under “— Subordination.” At March 31, 2007, our indebtedness for money borrowed ranking senior to the junior subordinated notes on liquidation, on a non-consolidated basis, totaled approximately $431.9 million (which included approximately $256.7 million of junior subordinated debt securities underlying then outstanding traditional trust preferred securities). After March 31, 2007, we prepaid approximately $156.7 million of our junior subordinated debt securities underlying traditional trust preferred securities.

Interest Rate and Interest Payment Dates

During the period commencing on and including the issue date until but excluding June 15, 2017, the junior subordinated notes will bear interest at the annual rate of 7.65%. During this period we will pay interest semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2007. We refer to each date on which interest is payable on the junior subordinated notes as an “interest payment date” and we refer to the period beginning on and including June 20, 2007 and ending on but excluding the first interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment date as an “interest period.” The amount of interest payable for any interest period commencing prior to June 15, 2017 will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any interest payment date in respect of an interest period commencing prior to the scheduled maturity date would otherwise fall on a day that is not a business day, the interest payment due on that date will be paid on the next business day with full force and effect as if the payment had been made on such date and without any interest or other payment in respect of the delay.

During the period from and including June 15, 2017 to but excluding June 15, 2037, the junior subordinated notes will bear interest at a floating annual rate of interest equal to three-month LIBOR plus 1.89%. During this period we will pay interest quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2017. If any amount of junior subordinated notes remains outstanding after June 15, 2037, the initial scheduled maturity date, the junior subordinated notes will bear interest from that date at a floating annual rate of interest equal to one-month LIBOR plus 2.89% payable monthly in arrears on the 15th day of each month, beginning on the July 15 next succeeding the scheduled maturity date, provided that if we have elected to extend the scheduled maturity date for the junior subordinated notes, then the junior subordinated notes will bear interest for the period from and including June 15, 2037 to but excluding the scheduled maturity date at a floating annual rate equal to three-month LIBOR plus 2.89% payable quarterly in arrears on the quarterly interest payment dates referred to above, and thereafter at a floating annual rate of interest equal to one-month LIBOR plus 2.89% payable monthly in arrears on the monthly payment dates referred to above. The amount of interest payable for any interest period commencing on or after June 15, 2017 will be computed on the basis of a 360-day year and the actual number of days elapsed during the relevant interest period. In the event that any interest payment date in respect of an interest period commencing on or after June 15, 2017 would otherwise fall on a day that is not a business day (other than an interest payment date occurring on the date on which we repay the principal of the junior subordinated notes), the interest payment due on that date will be postponed to the next business day.

Accrued interest that is not paid on the applicable interest payment date will bear additional interest, to the extent permitted by law, at the interest rate in effect from time to time, from the relevant interest payment date, compounded on each subsequent interest payment date. When we use the term “interest,” we are referring not only to regularly scheduled interest payments but also to interest on interest payments not paid on the applicable interest payment date.

For the purposes of calculating interest due on the junior subordinated notes for any interest period commencing on or after June 15, 2017:

•	“LIBOR” means, with respect to any monthly or quarterly interest period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a one- or three-month period commencing on the first day of that monthly or quarterly interest period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR determination date for that monthly or quarterly interest period. If such rate does not appear on Reuters Page LIBOR01, one- or three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a one- or three-month period commencing on the first day of that monthly or quarterly interest period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (after consultation with us), at approximately 11:00 a.m., London time, on the LIBOR determination date for that monthly or quarterly interest period. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, one- or three-month LIBOR with respect to that monthly or quarterly interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, one- or three-month LIBOR with respect to that monthly or quarterly interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the first day of that monthly or quarterly interest period for loans in U.S. dollars to leading European banks for a one- or three-month period commencing on the first day of that monthly or quarterly interest period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, one- or three-month LIBOR for that monthly or quarterly interest period, as applicable, will be the same as one- or three-month LIBOR as determined for the previous interest period or, in the case of the quarterly interest period beginning on June 15, 2017, 5.36% per annum. The establishment of one- or three-month LIBOR for each monthly or quarterly interest period by the calculation agent shall (in the absence of manifest error) be final and binding.

•	“Calculation agent” means The Bank of New York, or any other successor appointed by us, acting as calculation agent.

•	“London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

•	“LIBOR determination date” means the second London banking day immediately preceding the first day of the relevant monthly or quarterly interest period.

•	“Reuters Page LIBOR01” means the page designated as “LIBOR01” on Reuters 3000 Xtra (or any successor service) or such other page as may replace Page LIBOR01 on Reuters 3000 Xtra (or any successor service).

Option to Defer Interest Payments

We may elect at one or more times to defer payment of interest on the junior subordinated notes for one or more consecutive interest periods that do not exceed 10 years. We may defer payment of interest prior to, on or after the scheduled maturity date, subject to our obligations described under “— Alternative Payment Mechanism” and “— Repayment of Principal” below. We may not defer interest beyond the final repayment date, as defined under “— Repayment of Principal” below, or the earlier repayment or redemption in full of the junior subordinated notes.

Deferred interest on the junior subordinated notes will bear interest at the then applicable interest rate, compounded on each interest payment date, subject to applicable law. As used in this prospectus, a “deferral period” refers to the period beginning on an interest payment date with respect to which we elect to defer interest and ending on the earlier of (i) the tenth anniversary of that interest payment date and (ii) the next interest payment date on which we have paid the deferred amount, all deferred amounts with respect to any subsequent period and all other accrued interest on the junior subordinated notes.

We have agreed in the indenture that, subject to the occurrence and continuation of a supervisory event or a market disruption event (each as described further below):

•	immediately following the first interest payment date during the deferral period on which we elect to pay current interest or, if earlier, the fifth anniversary of the beginning of the deferral period, we will be required to sell qualifying APM securities pursuant to the alternative payment mechanism and apply the eligible proceeds to the payment of any deferred interest (and compounded interest) on the next interest payment date, and this requirement will continue in effect until the end of the deferral period; and

•	we will not pay deferred interest on the junior subordinated notes (and compounded interest thereon) prior to the final repayment date from any source other than eligible proceeds, except in the case of a supervisory event or a business combination, as described in the second and third succeeding paragraphs or at any time an event of default has occurred and is continuing.

We may pay current interest at all times from any available funds.

Although our failure to comply with the foregoing rules with respect to the alternative payment mechanism and payment of interest during a deferral period in violation of these rules (except during the continuation of a supervisory event or a market disruption event) would be a breach of the indenture that might give rise to a claim for damages, they would not constitute an event of default under the indenture or give rise to a right of acceleration under the terms thereof.

If a supervisory event has occurred and is continuing, then we may (but are not obligated to) pay deferred interest with cash from any source without a breach of our obligations under the indenture. In addition, if we sell qualifying APM securities pursuant to the alternative payment mechanism but a supervisory event arises from the Federal Reserve disapproving the use of the proceeds to pay deferred interest, we may use the proceeds for other purposes and continue to defer interest without a breach of our obligations under the indenture.

If we are involved in a merger, consolidation, amalgamation or conveyance, transfer or lease of assets substantially as an entirety to any other person (a “business combination”) where immediately after the consummation of the business combination more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination, then the foregoing rules with respect to the alternative payment mechanism and payment of interest during a deferral period will not apply to any interest on the junior subordinated notes that is deferred and unpaid as of the date of consummation of the business combination.

If we have paid all deferred interest (and compounded interest) on the junior subordinated notes, we can again defer interest payments on the junior subordinated notes as described above.

If the property trustee, on behalf of the Trust, is the sole holder of the junior subordinated notes, we will give the property trustee and the Delaware trustee written notice of our election of a deferral period at least five business days before the earlier of:

•	the next succeeding date on which the distributions on the Trust Preferred Securities are payable; and

•	the date the property trustee is required to give notice to holders of the Trust Preferred Securities of the record or payment date for the related distribution.

The property trustee will give notice of Webster’s election of a deferral period to the holders of the Trust Preferred Securities.

If the property trustee, on behalf of the Trust, is not the sole holder of the junior subordinated notes, we will give the holders of the junior subordinated notes and the indenture trustee written notice of our election of a deferral period at least five business days before the next interest payment date.

Webster has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated notes.

Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances

We will agree that, so long as any junior subordinated notes remain outstanding, if we have given written notice of our election to defer interest payments on the junior subordinated notes but the related deferral period has not yet commenced or a deferral period is continuing, then we will not, and we will not permit any subsidiary of ours to, declare or pay any dividends or any distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, or make any payments of interest, principal or premium, if any on, or redeem, repay or repurchase any debt securities that rank equal or junior to the junior subordinated notes, or make any guaranty payments pursuant to guarantees by us that rank equal or junior to the junior subordinated notes, in each case other than:

•	purchases of our capital stock in connection with employee or agent benefit plans or under any dividend reinvestment plan;

•	purchases or repurchases of shares of our capital stock pursuant to a contractually binding requirement to buy stock existing prior to the beginning of any interest deferral period, including under a contractually binding stock repurchase plan;

•	the purchase of common stock related to the issuance of common stock, or securities convertible into common stock, as consideration in an acquisition transaction that was entered into before the beginning of the deferral period;

•	in connection with the reclassification of any class or series of our capital stock or the capital stock of any of our subsidiaries, or the exchange, redemption or conversion of one class or series of our capital stock or the capital stock of any of our subsidiaries for or into another class or series of our capital stock or the capital stock of any of our subsidiaries;

•	the purchase of fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

•	dividends or distributions in the form of our capital stock or warrants, options or other rights to acquire our capital stock (where such capital stock is the same stock on which the dividend is being paid or ranks pari passu or junior to such stock), or repurchases or redemptions of common stock solely from the issuance or exchange of common stock;

•	any declaration of a dividend in connection with the implementation of a shareholder rights plan, or issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholder rights plan;

•	acquisitions of our capital stock previously issued in connection with acquisitions of businesses made by us (which acquisitions of our capital stock are made by us in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

•	the payment of any dividend within 60 days after the date of declaration thereof, if the date of declaration was prior to the beginning of any interest deferral period;

•	any payment of current interest in respect of debt securities that rank equally with the junior subordinated notes (“parity debt securities”) having the same interest payment date as the junior subordinated notes made ratably to the holders of one or more series of such parity debt securities and the junior subordinated notes in proportion to the respective amounts due on such parity debt securities, on the one hand, and on the junior subordinated notes, on the other hand and any payments of deferred interest on parity debt securities that, if not made, would cause us to breach the terms of the instrument governing such parity debt securities;

•	any payment of principal in respect of parity debt securities having the same maturity date as the junior subordinated notes made ratably to the holders of one or more series of such parity debt securities and the junior subordinated notes in proportion to the respective amounts due on such parity debt securities, on the one hand, and on the junior subordinated notes, on the other hand;

•	any payment in respect of guarantees that rank equally with the junior subordinated notes (“parity guarantees”) made ratably to the beneficiaries of one or more of such parity guarantees and the holders of the junior subordinated notes in proportion to the respective accrued and unpaid amounts due on such parity guarantees, on the one hand, and accrued and unpaid amounts on the junior subordinated notes, on the other hand; or

•	payments by us under our guarantee of the Trust Preferred Securities.

Our outstanding junior subordinated debt securities contain provisions that will restrict the payment of principal of, and interest on, and the repurchase or redemption of, any of the junior subordinated notes as well as any guarantee payments on the guarantee of the Trust Preferred Securities if circumstances comparable to the foregoing occur with respect to those securities, subject to certain exceptions.

In addition, if any deferral period lasts longer than one year, the limitation on our ability to redeem or repurchase our common stock (as described above) will continue until the first anniversary of the date on which all deferred interest has been paid.

If we are involved in a business combination where immediately after its consummation more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination, then the immediately preceding paragraph will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination.

Alternative Payment Mechanism

Subject to the conditions described in “— Option to Defer Interest Payments” above and to the exclusions described in this section and in “— Market Disruption Events” below, if we defer interest on the junior subordinated notes, we will be required, commencing on the earlier of (i) immediately following the first interest payment date on which we pay current interest (which we may do from any source of funds) or (ii) the fifth anniversary of the commencement of the deferral period, to issue qualifying APM securities until we have raised an amount of eligible proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest, including compounded interest, on the junior subordinated notes. We refer to this period as the “APM period” and to this method of funding the payment of accrued and unpaid interest as the “alternative payment mechanism.”

We have agreed to apply eligible proceeds raised during any deferral period pursuant to the alternative payment mechanism to pay deferred interest (and compounded interest) on the junior subordinated notes.

Notwithstanding (and as a qualification to) the foregoing, under the alternative payment mechanism:

•	we may (but are not obligated to) pay deferred interest with cash from any source if a supervisory event has occurred and is continuing;

•	we are not required to issue common stock (or, if we have amended the definition of “qualifying APM securities” to eliminate common stock, as discussed below, qualifying warrants) with respect to deferred interest attributable to the first five years of any deferral period (including compounded interest thereon) if the net proceeds of any issuance of common stock applied during such deferral period to pay interest on the junior subordinated notes pursuant to the alternative payment mechanism, together with the net proceeds of all prior issuances of common stock and qualifying warrants so applied for that deferral period, would exceed an amount equal to 2% of the product of the average of the current stock market prices of our common stock on the 10 consecutive trading days ending on the second trading day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of our common stock as of the date of our then most recent publicly available consolidated financial statements (the “common equity issuance cap”);

•	we are not permitted to issue qualifying preferred stock or mandatorily convertible preferred stock to the extent that the aggregate net proceeds of any issuance of qualifying preferred stock and mandatorily convertible preferred stock applied to pay interest on the junior subordinated notes pursuant to the alternative payment mechanism, together with the net proceeds of all prior issuances of qualifying preferred stock and any still-outstanding mandatorily convertible preferred stock applied during the current and all prior deferral periods, would exceed 25% of the aggregate principal amount of the junior subordinated notes initially issued under the indenture (the “preferred stock issuance cap”); and

•	so long as the definition of “qualifying APM securities” has not been amended to eliminate common stock, as discussed below, the sale of qualifying warrants to pay deferred interest is an option that may be exercised at our sole discretion and we will not be obligated to sell qualifying warrants or to apply the proceeds of any such sale to pay deferred interest on the junior subordinated notes, and no class of investors of our securities, or any other party, may require us to issue qualifying warrants.

Once we reach the common equity issuance cap for a deferral period, we will not be required to issue more common stock under the alternative payment mechanism with respect to deferred interest attributable to the first five years of such deferral period (including compounded interest thereon) even if the amount referred to in the second bullet point above subsequently increases because of a subsequent increase in the current stock market price of our common stock or the number of outstanding shares of our common stock. The common equity issuance cap will cease to apply after the ninth anniversary of the commencement of any deferral period, at which point we must pay any deferred interest regardless of the time at which it was deferred, using the alternative payment mechanism, subject to any supervisory event or market disruption event and subject further to the share cap amount, as defined below. In addition, if the common equity issuance cap is reached during a deferral period and we subsequently repay all deferred interest, the common equity issuance cap will cease to apply at the termination of such deferral period and will not apply again unless and until we start a new deferral period.

“Eligible proceeds” means, for each relevant interest payment date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) we have received during the 180-day period prior to that interest payment date from the issuance or sale of qualifying APM securities (excluding sales of qualifying preferred stock and/or mandatorily convertible preferred stock in excess of the preferred stock issuance cap) to persons that are not our subsidiaries.

Notwithstanding the common equity issuance cap and the preferred stock issuance cap described above, for purposes of paying deferred interest, we are not permitted, subject to the provisions of the next paragraph, to sell shares of our common stock, qualifying warrants, or mandatorily convertible preferred stock such that the common stock to be issued (or which would be issuable upon exercise or conversion thereof) would be in excess of 10 million shares of our common stock (the “share cap amount”). If the issued and outstanding shares of our common stock are changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, the share cap amount shall be correspondingly adjusted. The share cap amount limitation will apply so long as the junior subordinated notes remain outstanding, but we have agreed to use commercially reasonable efforts to increase the share cap amount from time to time to a number of shares that would allow us to satisfy our obligations with respect to the alternative payment mechanism.

If the share cap amount has been reached and it is not sufficient to allow us to raise sufficient proceeds to pay deferred interest in full, we have agreed to use commercially reasonable efforts to increase the share cap amount only to the extent that we can do so and (i) simultaneously satisfy our future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in shares of our common stock or (ii) if we cannot increase the share cap amount as contemplated in the preceding clause, by requesting our board of directors to adopt a resolution for shareholder vote at the next occurring annual shareholders meeting to increase the number of shares of our authorized common stock for purposes of satisfying our obligations to pay deferred interest.

“Qualifying APM securities” means our common stock, qualifying preferred stock, qualifying warrants and mandatorily convertible preferred stock, provided that we may, without the consent of the holders of the Trust Preferred Securities or the junior subordinated notes, amend the definition of “qualifying APM securities” to eliminate common stock, qualifying warrants or mandatorily convertible preferred stock (or any combination of two or more of the foregoing) from the definition if we have been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes. We will promptly notify the holders of the junior subordinated notes, and the trustees of the Trust will promptly notify the holders of the Trust Preferred Securities, in the manner contemplated in the indenture and the Trust Agreement, of such change.

“Qualifying preferred stock” means our non-cumulative perpetual preferred stock that (i) contains no remedies other than “permitted remedies” and (ii) either (a) is subject to “intent-based replacement disclosure” and has a “mandatory trigger provision,” as such terms are defined under “Replacement Capital Covenant” below, or (b) is subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the junior subordinated notes.

“Qualifying warrants” means any net share settled warrants to purchase our common stock that (1) have an exercise price greater than the “current stock market price” of our common stock as of the date of their issuance, and (2) we are not entitled to redeem for cash and the holders of which are not entitled to require us to repurchase for cash in any circumstances. We intend that any qualifying warrants issued in accordance with the alternative payment mechanism will have exercise prices at least 10% above the current stock market price of our common stock on the date of issuance. The “current stock market price” of our common stock on any date shall be the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which our common stock is traded or quoted. If our common stock is not listed on any U.S. securities exchange on the relevant date, the “current stock market price” shall be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “current stock market price” shall be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Mandatorily convertible preferred stock” means cumulative preferred stock with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the preferred stock converts into our common stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the preferred stock.

A “supervisory event” shall commence upon the date we have notified the Federal Reserve of our intention and affirmatively requested Federal Reserve approval both (1) to sell qualifying APM securities and (2) to apply the net proceeds of such sale to pay deferred interest on the junior subordinated notes, and we have been notified that the Federal Reserve disapproves of either action mentioned in that notice. A supervisory event shall cease on the business day following the earlier to occur of (A) the tenth anniversary of the commencement of any deferral period, or (B) the day on which the Federal Reserve notifies us in writing that it no longer disapproves of our intention to both (1) issue or sell qualifying APM securities and (2) apply the net proceeds from such sale to pay deferred interest on the junior subordinated notes. The occurrence and continuation of a supervisory event will excuse us from our obligation to sell qualifying APM securities and to apply the net proceeds of such sale to pay deferred interest on the junior subordinated notes and will permit us to pay deferred interest using cash from any other source without breaching our obligations under the indenture. Because a supervisory event will exist if the Federal Reserve disapproves of either of these requests, the Federal Reserve will be able, without triggering a default under the indenture, to permit us to sell qualifying APM securities but to prohibit us from applying the proceeds to pay deferred interest on the junior subordinated notes.

Although our failure to comply with our obligations with respect to the alternative payment mechanism would breach the indenture, it would not constitute an event of default thereunder or give rise to a right of acceleration under the terms thereof. The remedies of holders of the junior subordinated notes and the Trust Preferred Securities will be limited in such circumstances as described under “Risk Factors — The property trustee, as holder of the junior subordinated notes on behalf of the Trust, has only limited rights of acceleration” above.

If, due to a market disruption event or otherwise, we were able to raise some, but not all, eligible proceeds necessary to pay all deferred interest (including compounded interest thereon) on any interest payment date, we will apply any available eligible proceeds to pay accrued and unpaid interest on the applicable interest payment date in chronological order based on the date each payment was first deferred, subject to the preferred stock issuance cap and the share cap amount, and you will be entitled to receive your pro rata share of any amounts received on the junior subordinated notes. If we have outstanding parity securities under which we are obligated to sell securities that are qualifying APM securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of the deferred interest and distributions shall be applied to the junior subordinated notes and those other parity securities on a pro rata basis up to the preferred stock issuance cap (or comparable provisions in the instruments governing those parity securities) and the share cap amount in proportion to the total amounts that are due on the junior subordinated notes and such securities, or on such other basis as the Federal Reserve may approve.

Notwithstanding the foregoing, if we are involved in a business combination where immediately after the consummation of the business combination more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination, then the foregoing rules with respect to the alternative payment mechanism and payment of interest during a deferral period will not apply to any interest on the junior subordinated notes that is deferred and unpaid as of the date of consummation of the business combination.

Market Disruption Events

A “market disruption event” means the occurrence or existence of any of the following events or sets of circumstances:

•	trading in securities generally on the New York Stock Exchange or any other national securities exchange, or in the over-the-counter market, on which our common stock and/or preferred stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant exchange or by any other regulatory body or governmental agency having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a materially adverse effect on trading in, or the issuance and sale of, any of our securities that constitute qualifying APM securities (in connection with an APM period) or any of our securities that constitute qualifying capital securities (in connection with the repayment of principal on or after the scheduled maturity date);

•	we would be required to obtain the consent or approval of our shareholders, a regulatory body (including, without limitation, any securities exchange but excluding the Federal Reserve or any successor federal bank regulatory agency having primary jurisdiction over us) or governmental authority to issue or sell qualifying APM securities pursuant to the alternative payment mechanism or to issue qualifying capital securities pursuant to our repayment obligations described under “— Repayment of Principal” below, as the case may be, and that consent or approval has not yet been obtained notwithstanding our having used commercially reasonable efforts to obtain that consent or approval;

•	a banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, any of our securities that constitute qualifying APM securities (in connection with an APM period) or any of our securities that constitute qualifying capital securities (in connection with the repayment of principal on or after the scheduled maturity date);

•	a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, any of our securities that constitute qualifying APM securities (in connection with an APM period) or any of our securities that constitute qualifying capital securities (in connection with the repayment of principal on or after the scheduled maturity date);

•	the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States, or there shall have occurred any other national or international calamity or crisis, and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, any of our securities that constitute our qualifying APM securities (in connection with an APM period) or any of our securities that constitute qualifying capital securities (in connection with the repayment of principal on or after the scheduled maturity date);

•	there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, any of our securities that constitute qualifying APM securities (in connection with an APM period) or any of our securities that constitute qualifying capital securities (in connection with the repayment of principal on or after the scheduled maturity date);

•	an event occurs and is continuing as a result of which the offering document for the offer and sale of qualifying APM securities or qualifying capital securities, as the case may be, would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at such time, in our reasonable judgment, is not otherwise required by law and would have a material adverse effect on our business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate that transaction, provided that one or more events described in this bullet shall not constitute a market disruption event with respect to more than one semi-annual interest payment date, or, following June 15, 2017, more than two quarterly (or, after the scheduled maturity date, six monthly) interest payment dates in any APM period or, in the case of our obligations in connection with the repayment of principal described under “— Repayment of Principal” below, more than six monthly interest payment dates (whether or not consecutive); or

•	we reasonably believe that the offering document for the offer and the sale of qualifying APM securities or qualifying capital securities, as the case may be, would not be in compliance with a rule or regulation of the SEC (for reasons other than those described in the immediately preceding bullet) and we are unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 180 days in any 360-day period.

We will be excused from our obligations under the alternative payment mechanism in respect of any interest payment date if we provide written certification to the indenture trustee (which the indenture trustee will promptly forward upon receipt to each holder of record of Trust Preferred Securities) no more than 15 and no less than 10 business days in advance of that interest payment date certifying that:

•	a market disruption event or supervisory event was existing after the immediately preceding interest payment date; and

•	either (a) the market disruption event or supervisory event continued for the entire period from the business day immediately following the preceding interest payment date to the business day immediately preceding the date on which that certification is provided or (b) the market disruption event or supervisory event continued for only part of this period, but we were unable after commercially reasonable efforts to raise sufficient eligible proceeds during the rest of that period to pay all accrued and unpaid interest.

We will not be excused from our obligations under the alternative payment mechanism if we determine not to pursue or complete the sale of qualifying APM securities due to pricing, dividend rate or dilution considerations.

Repayment of Principal

Scheduled maturity date.  We must repay the principal amount of the junior subordinated notes, together with accrued and unpaid interest, on the scheduled maturity date (“scheduled maturity date”), subject to the limitations described below. Initially, the scheduled maturity date will be June 15, 2037, or if that date is not a business day, the following business day. We may elect to extend the scheduled maturity date up to two times, in each case for an additional 10-year period, on June 15, 2017 and June 15, 2027 (each, an “extension date”), and as a result the scheduled maturity date may be extended to June 15, 2047 or June 15, 2057 (or if either date is not a business day, the following business day), in each case if all the extension conditions are satisfied. We will provide irrevocable notice of an election to extend the scheduled maturity date of the junior subordinated notes no later than the 30th calendar day prior to the applicable extension date.

With respect to each extension date, the following criteria will constitute the “extension conditions:”

•	on the applicable extension date the junior subordinated notes are rated investment grade by each of Moody’s Investors Services Inc. (“Moody’s”) and Standard & Poor’s Ratings Service, a division of McGraw-Hill, Inc. (“S&P”), or, if Moody’s or S&P (or their respective successors) is no longer in existence, the equivalent rating by at least two nationally recognized statistical rating organizations within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act;

•	during the five years prior to the applicable extension date:

•	no event of default has occurred in the payment of any of our then outstanding debt for money borrowed; and

•	we did not have any outstanding deferred payments under any of our then outstanding preferred stock or debt securities; and

•	on the applicable extension date we delivered a written certification to the indenture trustee dated as of such date stating that on such extension date (i) we believe that the likelihood that we will elect to defer interest on the junior subordinated notes is remote, (ii) we expect to make all required payments on the junior subordinated notes in accordance with their terms, and (iii) we expect to be able to satisfy our obligations under the replacement capital covenant relating to the junior subordinated notes.

Our obligation to repay the junior subordinated notes on the scheduled maturity date is limited. We are required to repay the junior subordinated notes on the scheduled maturity date to the extent of the net proceeds that we have raised from the issuance of qualifying capital securities, as described under “Replacement Capital Covenant” below, within a 180-day period ending on a notice date not more than 15 and not less than 10 business days prior to the scheduled maturity date. If we have not raised sufficient proceeds to permit repayment of the principal and accrued and unpaid interest on all the junior subordinated notes on the scheduled maturity date, we will make a pro rata partial repayment of junior subordinated notes to the extent of the proceeds raised, and the unpaid amount will remain outstanding from monthly interest payment date to monthly interest payment date and will bear interest at the then applicable rate, and we will be required to repay the unpaid principal amount of the junior subordinated notes on each subsequent interest payment date to the extent of the net proceeds we receive from any subsequent issuance of qualifying capital securities, until all unpaid principal and accrued and unpaid interest have been paid in full from proceeds we have raised in accordance with the foregoing, or we redeem the junior subordinated notes or an event of default that results in the acceleration of the junior subordinated notes occurs.

We will agree in the indenture to use our commercially reasonable efforts (except as described below) to raise sufficient net proceeds from the issuance of qualifying capital securities in a 180-day period ending on a notice date not more than 15 and not less than 10 business days prior to the scheduled maturity date to permit repayment of the junior subordinated notes in full on this date in accordance with the replacement capital covenant. We will further agree in the indenture that if we are unable for any reason to raise sufficient proceeds to permit repayment in full of the junior subordinated notes on the scheduled maturity date, we will use our commercially reasonable efforts (except as described below) to raise sufficient proceeds to permit repayment on the next monthly interest payment date, and on each monthly interest payment date thereafter until the junior subordinated notes are paid in full.

Under certain circumstances described below involving the occurrence of a market disruption event, we will be excused from our obligation to use commercially reasonable efforts. Except under those circumstances, our failure to use our commercially reasonable efforts to raise these proceeds would be a breach of covenant under the indenture. However, in no event will such failure be an event of default thereunder.

Although under the replacement capital covenant the principal amount of junior subordinated notes that we may redeem or repay at any time may be based on the net cash proceeds from certain issuances during the applicable measurement period of common stock, rights to acquire common stock, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity and REIT preferred securities in addition to qualifying capital securities, we have no obligation under the indenture to use commercially reasonable efforts to issue any securities other than qualifying capital securities or to use the proceeds of the issuance of any other securities to repay the junior subordinated notes on the scheduled maturity date or at any time thereafter if we issue such other securities.

We will deliver to the indenture trustee and the holders of the junior subordinated notes a written notice of repayment at least 10 but not more than 15 days before the expected repayment date, whether on the scheduled maturity date or otherwise. If any junior subordinated notes are to be repaid in part only, the notice of repayment will state the portion of the principal amount thereof to be repaid.

We may amend or supplement the replacement capital covenant from time to time with the consent of the holders of a majority in face amount of the specified series of indebtedness benefiting from the replacement capital covenant, provided that no such consent shall be required if (i) such amendment eliminates common stock, debt exchangeable for common stock, rights to acquire common stock and/or mandatorily convertible preferred stock for purposes of determining the extent to which repayment, redemption or purchase of the junior subordinated notes or Trust Preferred Securities is permitted in accordance with the replacement capital covenant and we have been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes or (ii) such amendment or supplement is not adverse to the holders of the specified series of indebtedness benefiting from the replacement capital covenant and an officer of Webster has delivered to the holders of the such specified series of indebtedness in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such indebtedness a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to such holders, or (iii) the effect of such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as replacement capital securities (other than the securities covered by clause (i) above), and an officer of Webster has delivered to the holders of the specified series of indebtedness benefiting from the replacement capital covenant in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such indebtedness a written certificate to that effect.

We generally may amend or supplement the replacement capital covenant without the consent of the holders of the junior subordinated notes or the Trust Preferred Securities. With respect to qualifying capital securities, we have agreed in the indenture for the junior subordinated notes that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining whether or to what extent repayment, redemption or purchase of the junior subordinated notes or Trust Preferred Securities is permitted, except with the consent of holders of a majority by liquidation amount of the Trust Preferred Securities or, if the junior subordinated notes have been distributed by the Trust, a majority by principal amount of the junior subordinated notes.

Any unpaid amounts on the junior subordinated notes that remain outstanding beyond the scheduled maturity date will bear interest at an annual rate equal to one-month LIBOR, as defined above, plus 2.89%, accruing from that date.

“Commercially reasonable efforts” to sell our qualifying capital securities means commercially reasonable efforts to complete the offer and sale of our qualifying capital securities to third parties that are not subsidiaries of ours in public offerings or private placements. We will not be considered to have made commercially reasonable efforts to effect a sale of qualifying capital securities if we determine to not pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

We will be excused from our obligation under the indenture to use commercially reasonable efforts to sell qualifying capital securities to permit repayment of the junior subordinated notes if we provide written certification to the indenture trustee (which certification will be forwarded to each holder of record of Trust Preferred Securities) no more than 15 and no less than 10 business days in advance of the required repayment date certifying that:

•	a market disruption event was existing during the 180-day period preceding the date of the certificate or, in the case of any required repayment date after the scheduled maturity date, the 30-day period preceding the date of the certificate; and

•	either (a) the market disruption event continued for the entire 180-day period or 30-day period, as the case may be, or (b) the market disruption event continued for only part of the period, but we were unable after commercially reasonable efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the junior subordinated notes in full.

Net proceeds that we are permitted to apply to repayment of the junior subordinated notes on and after the scheduled maturity date will be applied, first, to pay deferred interest (including compounded interest thereon) to the extent of eligible proceeds under the alternative payment mechanism, second, to pay current interest that we are not paying from other sources and, third, to repay the principal of the junior subordinated notes; provided that if we are obligated to sell qualifying capital securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the junior subordinated notes, then on any date and for any period the amount of net proceeds received by us from those sales and available for such payments shall be applied to the junior subordinated notes and those other securities having the same scheduled maturity date as the junior subordinated notes pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the junior subordinated notes has been paid in full. If we raise less than $5 million of net proceeds from the sale of qualifying capital securities during the relevant 180-day or 30-day period, we will not be required to repay any junior subordinated notes on the scheduled maturity date or the next monthly interest payment date, as applicable, but we will use those net proceeds to repay the junior subordinated notes on the next monthly interest payment date as of which we have raised at least $5 million of net proceeds.

Final repayment date.  Any principal amount of the junior subordinated notes, together with accrued and unpaid interest, will be due and payable on the final repayment date for the junior subordinated notes, regardless of the amount of qualifying capital securities we have issued and sold by that time. The final repayment date for the junior subordinated notes is initially June 15, 2067 (or, if such date is not a business day, the following business day), but may be extended at our option on each of the extension dates, in each case by an additional 10-year period, upon the satisfaction of the extension conditions described above under “— Scheduled Maturity Date.” As a result, the final repayment date may be extended to June 15, 2077 or June 15, 2087 (or, in each case, if such date is not a business day, the following business day). We may elect to extend the scheduled maturity date for the junior subordinated notes whether or not we also elect to extend the final repayment date, and we may elect to extend the final repayment date whether or not we also elect to extend the scheduled maturity date. We will provide irrevocable written notice of an election to extend the final repayment date of the junior subordinated notes no later than the 30th calendar day prior to the applicable extension date.

Repayment and Redemption

The junior subordinated notes:

•	are repayable on the scheduled maturity date or thereafter as described under “— Repayment of Principal” above;

•	are redeemable, in whole or in part, at our option (an “optional redemption”) at any time at the applicable redemption price set forth below;

•	are redeemable, in whole but not in part, at our option after the occurrence of a “tax event,” a “rating agency event” which occurs prior to June 15, 2017, a “capital treatment event” or an “investment company event,” each as defined below, and in each case at the applicable redemption price set forth below; and

•	are not subject to any sinking fund or similar provisions.

Any redemption of junior subordinated notes when the replacement capital covenant remains in effect will be subject to the restrictions described under “Replacement Capital Covenant” below. Moreover, if required under then-applicable capital guidelines and policies of the Federal Reserve, any redemption of the junior subordinated notes will be subject to prior approval of the Federal Reserve. Under current guidelines, Federal Reserve approval is generally required for redemption of the junior subordinated notes; however, such approval is not currently required in connection with the repayment of the junior subordinated notes on or after the scheduled maturity date.

Redemption Price Prior to June 15, 2017

The redemption price for any junior subordinated notes redeemed prior to June 15, 2017 will be as set forth in the following paragraph.

In the case of any optional redemption or redemption within 90 days after the occurrence of a “tax event” or a “rating agency event,” the redemption price will be equal to (1) 100% of the principal amount of the junior subordinated notes being redeemed or (2) if greater, the present value of scheduled payments of principal and interest from the redemption date (not including any portion of such payments of interest accrued to but excluding the date of redemption) to June 15, 2017 on the junior subordinated notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the “treasury rate” plus the “applicable spread” (each as defined below), in each case plus accrued and unpaid interest to the redemption date. In the case of a redemption within 90 days after the occurrence of a “capital treatment event” or an “investment company event,” the redemption price will be equal to 100% of the principal amount of the junior subordinated notes, plus accrued and unpaid interest to the redemption date.

Redemption Price On and After June 15, 2017 and Prior to the Scheduled Maturity Date

The redemption price for any junior subordinated notes redeemed on or after June 15, 2017 and prior to the scheduled maturity date will be as set forth in the following paragraph.

In the case of any optional redemption, other than an optional redemption that occurs on an “optional par redemption date” (as defined below), the redemption price will be equal to (1) 100% of the principal amount of the junior subordinated notes being redeemed or (2) if greater, the present value of scheduled payments of principal and interest from the redemption date (not including any portion of such payments of interest accrued to but excluding the date of redemption) to the next succeeding optional par redemption date on the junior subordinated notes being redeemed (assuming for this purposes that the principal amount of the junior subordinated notes were payable on such next succeeding optional par redemption date), discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to three-month LIBOR applicable to the interest period immediately preceding the date on which the junior subordinated notes are redeemed (which three-month LIBOR rate will also, for purposes of calculating such redemption price, be the rate used in calculating the amount of each scheduled payment of interest to the next succeeding optional par redemption date), in each case plus accrued and unpaid interest to the redemption date. In the case of a redemption on an optional par redemption date or within 90 days after the occurrence of a “tax event,” a “capital treatment event” or an “investment company event,” the redemption price will be equal to 100% of the principal amount of the junior subordinated notes, plus accrued and unpaid interest to the redemption date.

Redemption Price On and After the Scheduled Maturity Date

On and after the scheduled maturity date, the junior subordinated notes will be redeemable at any time at a redemption price equal to the principal amount of the junior subordinated notes, plus accrued and unpaid interest to the redemption date.

Certain Definitions

“Optional par redemption date” means June 15, 2017 and each date thereafter that is the fifth anniversary of a prior optional par redemption date.

“Tax event” means the receipt by Webster of a written opinion of counsel experienced in such matters to the effect that, as a result of any:

•	amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective on or after the date of issuance of the Trust Preferred Securities;

•	proposed change in those laws or regulations that is announced after the date of this prospectus;

•	official administrative decision or judicial decision or administrative or other official pronouncement interpreting or applying those laws or regulations that is announced on or after the date of issuance of the Trust Preferred Securities; or

•	threatened challenge asserted in connection with an audit of us, the Trust or our subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Trust Preferred Securities, which challenge becomes publicly known after the issuance of the Trust Preferred Securities;

there is more than an insubstantial risk that:

•	the Trust is, or will be, subject to United States federal income tax with respect to income received or accrued on the junior subordinated notes;

•	interest payable by us on the junior subordinated notes is not, or will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

•	the Trust is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

“Rating agency event” means a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that currently publishes a rating for us (a “rating agency”) to its equity credit criteria for securities such as the junior subordinated notes, as such criteria are in effect on the date of this prospectus (the “current criteria”), which change results in a lower equity credit being given to the junior subordinated notes as of the date of such change than the equity credit that would have been assigned to the junior subordinated notes as of the date of such change by such rating agency pursuant to its current criteria. For the avoidance of doubt, a rating agency event will not have occurred if at any future date the equity credit given to the junior subordinated notes is reduced solely due to a failure to extend the scheduled maturity date or the final repayment date of the junior subordinated notes.

For the purposes of determining the redemption price payable with respect to any junior subordinated notes redeemed prior to June 15, 2017:

•	“treasury rate” means the semi-annual equivalent yield to maturity of the “treasury security” that corresponds to the “treasury price” (calculated in accordance with standard market practice and computed as of the second trading day preceding the redemption date);

•	“treasury security” means the United States Treasury security that the “treasury dealer” determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the junior subordinated notes being redeemed in a tender offer based on a spread to United States Treasury yields;

•	“treasury price” means the bid-side price for the treasury security as of the third trading day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the treasury dealer determines that the price information is not reasonably reflective of the actual bid-side price of the treasury security prevailing at 3:30 p.m., New York City time, on that trading day, then treasury price will instead mean the bid-side price for the treasury security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the treasury dealer through such alternative means as are commercially reasonable under the circumstances;

•	“treasury dealer” means Merrill Lynch Government Securities, Inc. (or its successor) or, if Merrill Lynch Government Securities, Inc. (or its successor) refuses to act as treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by us for these purposes; and

•	“applicable spread” means 0.50% if the redemption is within 90 days after the occurrence of a tax event or a rating agency event and 0.35% in all other cases.

“Investment company event” means the receipt by the Trust of an opinion of nationally recognized independent counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative, governmental, regulatory or legislative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Trust Preferred Securities, there is more than an insubstantial risk that the Trust is, or will be, considered an “investment company” that is required to be registered under the Investment Company Act.

“Capital treatment event” means our reasonable determination based on a written opinion of counsel experienced in such matters, who may be an employee of Webster or of any of our affiliates, that, as a result of:

•	any amendment to, or clarification of, or change (including any announced prospective change) in applicable laws (or any rules, regulations or official interpretations thereunder) of the United States or any political subdivision thereof or therein; or

•	any official or administrative pronouncement or action or judicial decision interpreting or applying such laws, rules or regulations, which amendment or change is effective or which pronouncement, action or decision is announced on or after the date of issuance of the Trust Preferred Securities;

there is more than an insubstantial risk that we will not be entitled to treat an amount equal to all (or any substantial portion of) the aggregate liquidation amount of the Trust Preferred Securities as “Tier 1 capital” (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to us.

General

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the junior subordinated notes or portions thereof called for redemption.

We may not redeem the junior subordinated notes in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest, has been paid in full on all outstanding junior subordinated notes for all interest periods terminating on or before the redemption date.

In the event of any redemption, neither we nor the indenture trustee will be required to:

•	issue, register the transfer of, or exchange, junior subordinated notes during a period beginning at the opening of business 15 days before the day of selection for redemption of junior subordinated notes and ending at the close of business on the day of mailing of notice of redemption; or

•	transfer or exchange any junior subordinated notes so selected for redemption, except, in the case of any junior subordinated notes being redeemed in part, any portion thereof not to be redeemed.

Subordination

Our obligations to pay interest and premium (if any) on, and principal of, the junior subordinated notes are subordinate and junior in right of payment and upon liquidation to all our senior and subordinated debt, whether now outstanding or subsequently incurred, including all of our indebtedness for money borrowed, including as of March 31, 2007 approximately $256.7 million of junior subordinated debt securities underlying outstanding traditional trust preferred securities of Webster (of which approximately $156.7 million was subsequently prepaid by us) and other indebtedness evidenced by bonds, debentures, notes or similar instruments, similar obligations arising from off-balance sheet guarantees and direct credit substitutes, obligations associated with derivative products including but not limited to interest rate and foreign exchange contracts and futures contracts relating to mortgages, commodity contracts, capital lease obligations and guarantees of any of the foregoing, but not including trade accounts payable and accrued liabilities arising in the ordinary course of business, which will rank equally in right of payment and upon liquidation with the junior subordinated notes and other debt securities and guarantees that by their terms do not rank senior or pari passu in right of payment to the junior subordinated notes; provided, however, that the junior subordinated notes and the guarantee will rank equally upon liquidation with any Pari Passu Securities. “Pari Passu Securities” means (i) indebtedness that, among other things, (a) qualifies, or is issued to financing vehicles issuing securities that qualify, as Tier 1 capital of Webster under the capital guidelines of the Federal Reserve and (b) by its terms ranks equally with the junior subordinated notes in right of payment and upon liquidation; and (ii) guarantees of indebtedness described in clause (i) or securities issued by one or more financing vehicles described in clause (i). Pari Passu Securities do not include our junior subordinated debentures or guarantees issued in connection with our outstanding traditional trust preferred securities, each of which ranks or will rank senior to the Trust Preferred Securities and any junior subordinated debentures or guarantees that may be issued in the future (except for future indebtedness that is expressly pari passu or subordinated to the junior subordinated notes). We refer to our obligations to which the junior subordinated notes are subordinated upon liquidation as our “senior and subordinated debt.” All liabilities of our subsidiaries including trade accounts payable and accrued liabilities arising in the ordinary course of business are effectively senior to the junior subordinated notes to the extent of the assets of such subsidiaries. As of March 31, 2007, our indebtedness for money borrowed ranking senior to the junior subordinated notes upon liquidation, on a non-consolidated basis, totaled approximately $431.9 million (including approximately $256.7 million of junior subordinated debt securities underlying then outstanding traditional trust preferred securities, of which approximately $156.7 million was subsequently prepaid by us) and our subsidiaries’ direct borrowings and deposit liabilities that would effectively rank senior to the junior subordinated notes upon liquidation totaled approximately $13.8 billion.

Notwithstanding the foregoing or any other provision of the indenture, provided that we are not subject to a bankruptcy, insolvency, liquidation or similar proceeding, we may pay interest or principal on parity securities, as that term is defined under “— Dividend and Other Payment Stoppages during Interest

Deferral and under Certain Other Circumstances” above, in accordance with that section and free of the limitations described in the preceding paragraph.

In addition, we will not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the junior subordinated notes except in compliance with then-current Federal Reserve regulations and guidelines applicable to us.

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all senior and subordinated debt, including any interest accrued before and after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the junior subordinated notes. In such an event, we will pay or deliver directly to the holders of senior and subordinated debt and of other indebtedness described in the previous sentence, any payment or distribution otherwise payable or deliverable to holders of the junior subordinated notes until we have paid all senior and subordinated debt, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the junior subordinated notes so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding senior and subordinated debt and any securities issued with respect to senior and subordinated debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the junior subordinated notes, provided that the rights of the holders of the senior and subordinated debt are not altered by such reorganization or readjustment.

If such events in bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on senior and subordinated debt, the holders of junior subordinated notes together with the holders of any of our other obligations ranking equal with the junior subordinated notes will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the junior subordinated notes and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the junior subordinated notes.

If we violate the indenture by making a payment or distribution to holders of the junior subordinated notes before we have paid all the senior and subordinated debt in full, then such holders of the junior subordinated notes will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the senior and subordinated debt. Notwithstanding the subordination provisions discussed in this paragraph, holders of junior subordinated notes will not be required to pay, or transfer payments or distributions to, holders of senior and subordinated debt so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding senior and subordinated debt and any securities issued with respect to senior and subordinated debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the junior subordinated notes, provided that the rights of the holders of the senior and subordinated debt are not altered by such reorganization or readjustment.

Because of the subordination, if we become insolvent, holders of senior and subordinated debt may receive more, ratably, and holders of the junior subordinated notes having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the indenture in connection with the junior subordinated notes.

We may modify or amend the indenture as provided under “— Modification of Indenture” below. However, the modification or amendment may not, without the consent of the holders of all senior and subordinated debt outstanding, modify any of the provisions of the indenture relating to the subordination of the junior subordinated notes in a manner that would adversely affect the holders of senior and subordinated debt.

The indenture places no limitation on the amount of senior and subordinated debt that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior and subordinated debt.

Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership

The indenture provides that a holder of junior subordinated notes, by that holder’s acceptance of the junior subordinated notes, agrees that in certain events of our bankruptcy, insolvency or receivership prior to the redemption or repayment of its junior subordinated notes, that holder of junior subordinated notes will have no claim for, and thus no right to receive, optionally deferred and unpaid interest (including compounded interest thereon) that has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds the sum of (x) the first two years of accumulated and unpaid interest (including compounded interest thereon) on such holder’s junior subordinated notes and (y) an amount equal to such holder’s pro rata share of the excess, if any, of the “preferred stock issuance cap” over the aggregate amount of net proceeds from the sale of “qualifying preferred stock” that we have applied to pay such interest pursuant to the alternative payment mechanism. Each holder of junior subordinated notes is deemed to agree that to the extent the remaining claim exceeds the amount set forth in clause (x), the amount it receives in respect of such excess shall not exceed the amount it would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of “qualifying preferred stock.”

Additional Interest

If the junior subordinated notes are owned by the Trust and if the Trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes (including backup withholding taxes), imposed by the United States, or any other taxing authority, then we will be required to pay additional interest on the junior subordinated notes. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts that the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the Trust will be in the same position it would have been in if it did not have to pay such taxes, duties, assessments or other charges.

Payment; Exchange; Transfer

We will appoint a paying agent from whom holders of junior subordinated notes can receive payment of the principal of and any premium and interest on the junior subordinated notes. We may elect to pay any interest on the junior subordinated notes by mailing a check to the person listed as the owner of the junior subordinated notes in the security register or by wire transfer to an account designated by that person in writing not less than 10 days before the date of the interest payment. One of our affiliates may serve as the paying agent under the indenture. We will pay interest on the junior subordinated notes:

•	on an interest payment date to the person in whose name that junior subordinated note is registered at the close of business on the record date relating to that interest payment date; and

•	on the date of maturity or earlier redemption or repayment to the person who surrenders such junior subordinated note at the office of our appointed paying agent.

Any money that we pay to a paying agent for the purpose of making payments on the junior subordinated notes and that remains unclaimed two years after the payments were due will, at our request, be returned to us and after that time any holder of such junior subordinated note can only look to us for the payments on such junior subordinated note.

Any junior subordinated note can be exchanged for other junior subordinated notes so long as such other junior subordinated notes are denominated in authorized denominations and have the same aggregate principal amount and same terms as the junior subordinated notes that were surrendered for exchange. The junior subordinated notes may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the junior subordinated notes, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the junior subordinated notes. We may at any time rescind the designation or approve a change in the location of any office or agency, in addition to the security registrar, designated by us where holders can surrender the junior subordinated notes for registration of transfer or exchange. However, we will be required to maintain an office or agency in each place of payment for the junior subordinated notes.

Denominations

The junior subordinated notes will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000. We expect that the junior subordinated notes will be held in book-entry form only, as described under “Book-Entry System,” and will be held in the name of DTC or its nominee.

Limitation on Mergers and Sales of Assets

The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of the United States, any State thereof or the District of Columbia and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

•	certain other conditions as prescribed in the indenture are met.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in such indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease of all or substantially all of our properties and assets, we will be released from all our liabilities and obligations under the indenture and under the junior subordinated notes.

Events of Default; Waiver and Notice

The following events are “events of default” with respect to the junior subordinated notes:

•	default in the payment of interest, including compounded interest, in full on any junior subordinated notes for a period of 30 days after the conclusion of a 10-year period following the commencement of any deferral period;

•	certain events of bankruptcy, insolvency or reorganization involving Webster; or

•	receivership of a major subsidiary depository institution of Webster within the meaning of the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies. As of the date of this prospectus, Webster Bank is Webster’s only major subsidiary depository institution.

The indenture for the junior subordinated notes provides that the indenture trustee must give holders notice of all defaults or events of default within 30 days after it becomes actually known to a responsible officer of the indenture trustee. However, except in the cases of a default or an event of default in payment on the junior subordinated notes, the indenture trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

Subject to the last sentence of this paragraph, if an event of default under the indenture occurs and continues, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated notes may declare the entire principal and all accrued but unpaid interest on all junior subordinated notes to be due and payable immediately. If the indenture trustee or the holders of junior subordinated notes do not make such declaration and the junior subordinated notes are beneficially owned by the Trust or trustee of the Trust, the property trustee or the holders of at least 25% in aggregate liquidation amount of the Trust Preferred Securities shall have such right. If an event of default arises from certain events of bankruptcy, insolvency or reorganization involving us, the principal amount and all accrued and unpaid interest on the junior subordinated notes will become due and payable immediately without declaration from the trustee or any holder of the junior subordinated notes.

If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding junior subordinated notes can, subject to certain conditions (including, if the junior subordinated notes are held by the Trust or the trustee of the Trust, the consent of the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities), rescind the declaration. If the holders of the junior subordinated notes do not rescind such declaration and the junior subordinated notes are beneficially owned by the Trust or trustee of the Trust, the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities shall have such right.

The holders of a majority in aggregate principal amount of the outstanding junior subordinated notes may waive any past default, except:

•	a default in payment of principal or any premium or interest; or

•	a default under any provision of the indenture that itself cannot be modified or amended without the consent of the holder of each outstanding junior subordinated note.

If the junior subordinated notes are beneficially owned by the Trust or a trustee of the Trust, any such waiver shall require a consent of the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities.

The holders of a majority in principal amount of the junior subordinated notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, subject to the provisions of the indenture.

We are required to file an officer’s certificate with the indenture trustee each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the indenture.

If the junior subordinated notes are beneficially owned by the Trust or a trustee of the Trust, a holder of Trust Preferred Securities may institute a direct action against us if we fail to make interest or other payments on the junior subordinated notes when due, taking into account any deferral period. A direct action may be brought without first:

•	directing the property trustee to enforce the terms of the junior subordinated notes; or

•	suing us to enforce the property trustee’s rights under the junior subordinated notes.

This right of direct action cannot be amended in a manner that would impair the rights of the holders of the Trust Preferred Securities without the consent of all such holders.

Our failure to comply with any of the covenants in the indenture (including but not limited to our obligations under the alternative payment mechanism and our obligation to use commercially reasonable efforts to raise sufficient net proceeds from the issuance of qualifying capital securities to permit repayment of the junior subordinated notes in full on the scheduled maturity date and, if applicable, on each monthly interest payment date thereafter until sufficient net proceeds have been raised to repay the junior subordinated notes in full), other than any such failure that would constitute an event of default as described above, will not give rise to a contractual right of acceleration under the indenture.

Actions Not Restricted by Indenture

The indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock, except as set forth under “— Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances” above.

The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem or modify the terms of any of the junior subordinated notes upon a change of control or other event involving us that may adversely affect the creditworthiness of the junior subordinated notes.

The alternative payment mechanism, which is implemented through our covenants in the indenture, will not affect the ability of the Federal Reserve to allow or require us to issue qualifying APM securities for supervisory purposes independent of, and not restricted by, the alternative payment mechanism or the other terms of the junior subordinated notes.

No Protection in the Event of a Highly Leveraged Transaction

The indenture does not protect holders from a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations, or similar restructurings or other highly leveraged transactions.

Distribution of Corresponding Assets

If the junior subordinated notes are owned by the Trust, under circumstances involving the dissolution of the Trust, the junior subordinated notes may be distributed to the holders of the Trust securities in liquidation of the Trust after satisfaction of the Trust’s liabilities to its creditors, provided that any required regulatory approval is obtained. See “Description of the Trust Preferred Securities — Optional Liquidation of Trust and Distribution of junior subordinated notes to Holders.”

If the junior subordinated notes are distributed to the holders of Trust Preferred Securities, we anticipate that the depositary arrangements for the junior subordinated notes will be substantially identical to those in effect for the Trust Preferred Securities. See “Book-Entry System” below.

Modification of Indenture

Under the indenture, certain of our rights and obligations and certain of the rights of holders of the junior subordinated notes may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding junior subordinated notes. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest (including any additional interest), including the scheduled maturity date and the final repayment date (other than changes upon an extension as described under “— Repayment of Principal” above);

•	a reduction in any of the payments due on the junior subordinated notes or a change in the manner of calculating such payments in a manner adverse to holders of the junior subordinated notes;

•	a change in the place of payment of the junior subordinated notes that is adverse to holders of the junior subordinated notes or a change in the currency in which any payment on the junior subordinated notes is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the junior subordinated notes;

•	a reduction in the percentage of outstanding junior subordinated notes required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture;

•	a reduction in the requirements contained in the indenture for quorum or voting;

•	a change in the subordination of the junior subordinated notes in a manner adverse to holders; and

•	a modification of any of the foregoing requirements contained in the indenture.

Under the indenture, the holders of at least a majority of the aggregate principal amount of the outstanding junior subordinated notes may, on behalf of all holders of the junior subordinated notes, waive compliance by us with any covenant or condition contained in the indenture.

If the junior subordinated notes are held by or on behalf of the Trust, no modification may be made that adversely affects the holders of the Trust Preferred Securities in any material respect, and no termination of the indenture may occur, and no waiver of any compliance with any covenant will be effective without the prior consent of a majority in liquidation amount of the Trust Preferred Securities. If the consent of the holder of each outstanding junior subordinated note is required for such modification or waiver, no such modification or waiver shall be effective without the prior consent of each holder of the Trust Preferred Securities.

We and the indenture trustee may execute, without the consent of any holder of junior subordinated notes, any supplemental indenture for the purposes of:

•	evidencing the succession of another corporation to us, and the assumption by such successor of our covenants contained in the indenture and the junior subordinated notes;

•	adding covenants of us for the benefit of the holders of the junior subordinated notes, transferring any property to or with the indenture trustee or surrendering any of our rights or powers under the indenture;

•	adding any additional events of default for the junior subordinated notes or changing any existing events of default in a manner that is not adverse to the holders of the junior subordinated notes;

•	changing or eliminating any restrictions on the payment of principal or premium, if any, on junior subordinated notes in registered form, provided that any such action shall not adversely affect the interests of the holders of the junior subordinated notes of any series in any material respect;

•	evidencing and providing for the acceptance of appointment under the indenture by a successor trustee with respect to the junior subordinated notes;

•	curing any ambiguity, correcting or supplementing any provision in the indenture that may be defective or inconsistent with any other provision therein or making any other provisions with respect to matters or questions arising under the indenture that shall not be inconsistent with any provision therein, provided that such other provisions shall not adversely affect the interests of the holders of the junior subordinated notes in any material respect or if the junior subordinated notes are beneficially owned by the Trust and for so long as any of the Trust Preferred Securities shall remain outstanding, the holders of the Trust Preferred Securities;

•	adding to, changing or eliminating any provision of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided that such action shall not adversely affect the interest of the holders of the junior subordinated notes in any material respect; or

•	conforming the terms of the indenture and the junior subordinated notes to the description of the junior subordinated notes in this prospectus, in the manner provided in the indenture.

Governing Law

The indenture and the junior subordinated notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Indenture Trustee

The indenture trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the indenture trustee is under no obligation to exercise any of the powers under the indenture at the request, order or direction of any holders of junior subordinated notes unless offered reasonable indemnification.

Miscellaneous

We or our affiliates may from time to time purchase any of the junior subordinated notes that are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE GUARANTEE

The following is a brief description of the terms of the guarantee. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the guarantee, a form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

General

Under a guarantee agreement, or the “guarantee,” that we will execute and deliver for the benefit of the holders of the Trust Preferred Securities, we will irrevocably and unconditionally agree to pay in full, except to the extent paid by or on behalf of the Trust, as and when due, the following payments, which are referred to as the “guarantee payments,” without duplication:

•	any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent the Trust has funds available to make the payment at the time;

•	the redemption price for any Trust Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available to make the payment at the time; and

•	upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust, other than in connection with a distribution of a like amount of junior subordinated notes to the holders of the Trust Preferred Securities, the lesser of:

•	the aggregate of the liquidation amount and all accumulated and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent the Trust has funds available to make the payment at such time; and

•	the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities upon liquidation of the Trust.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the Trust Preferred Securities or by causing the Trust to pay the amounts to the holders.

The guarantee will apply to any of the guarantee payments only to the extent that the Trust shall have funds available for such payment and shall have not applied such funds to make the payment. If we do not make a required payment on the junior subordinated notes, the Trust will not have sufficient funds to make the related payments on the Trust Preferred Securities. The guarantee does not cover payments on the Trust Preferred Securities when the Trust does not have sufficient funds to make these payments. If we do not pay any amounts on the junior subordinated notes when due, holders of the Trust Preferred Securities will have to rely on the enforcement by the property trustee of its rights as registered holder of the junior subordinated notes or proceed directly against us for payment of any amounts due on the junior subordinated notes. See “— Status of the Guarantee” below. Because we are a holding company, our rights to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. The guarantee does not limit the incurrence or issuance by us of other secured or unsecured indebtedness.

The guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as “guarantee trustee” for the guarantee for purposes of compliance with the provisions of the Trust Indenture Act. The guarantee trustee will hold the guarantee for the benefit of the holders of the Trust Preferred Securities.

Effect of the Guarantee

The guarantee, when taken together with our obligations under the indenture and the Trust’s obligations under the Trust Agreement, including the obligations to pay costs, expenses, debts and liabilities of the Trust, other than with respect to the Trust securities, has the effect of providing a full and unconditional guarantee on a subordinated basis of payments due on the Trust Preferred Securities. See “Relationship among Trust Preferred Securities, Junior Subordinated Notes and Guarantee.”

Status of the Guarantee

The guarantee will be unsecured and will rank:

•	subordinate and junior in right of payment to all our senior and subordinated debt in the same manner as our junior subordinated notes as set forth in the indenture; and

•	equally with all other guarantees for payments on trust preferred securities that we issue in the future to the extent the related subordinated debentures by their terms rank pari passu with the junior subordinated notes, our subordinated debentures that we issue in the future to the extent that they, by their terms, rank pari passu with the junior subordinated notes and any of our other present or future obligations that by their terms rank pari passu with such guarantee (including any expense agreements entered into by us with respect to such pari passu securities).

The guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may sue the guarantor to enforce its rights under the guarantee without suing any other person or entity. The guarantee will be held for the benefit of the holders of the Trust Preferred Securities. The guarantee will be discharged only by payment of the guarantee payments in full to the extent not paid by the Trust or upon the distribution of junior subordinated notes to the holders of the Trust securities in exchange for all the Trust securities.

Amendments and Assignment

The guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities. No vote will be required, however, for any changes that do not adversely affect the rights of holders of the Trust Preferred Securities in any material respect. All guarantees and agreements contained in the guarantee will bind our successors, assignees, receivers, trustees and representatives and will be for the benefit of the holders of the Trust Preferred Securities then outstanding.

Termination of the Guarantee

The guarantee will terminate:

•	upon full payment of the redemption price of all Trust Preferred Securities;

•	upon the distribution of the junior subordinated notes in exchange for all of the Trust securities; or

•	upon full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Trust.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the guarantee.

Events of Default

An event of default under the guarantee will occur if we fail to perform any payment obligation under the guarantee, or if we default in the performance of any other obligation under the guarantee and such default remains unremedied for 30 days.

The holders of a majority in liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. Any holder of Trust Preferred Securities may institute a legal proceeding directly against us to enforce the guarantee trustee’s rights and our obligations under the guarantee, without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

As guarantor, we are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all applicable conditions and covenants under the guarantee.

Information Concerning the Guarantee Trustee

Prior to the occurrence of an event of default relating to the guarantee, the guarantee trustee is required to perform only the duties that are specifically set forth in the guarantee. Following the occurrence of an event of default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of Trust Preferred Securities, unless offered indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.

We and our affiliates may maintain certain accounts and other banking relationships with the guarantee trustee and its affiliates in the ordinary course of business.

Governing Law

The guarantee will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, JUNIOR SUBORDINATED NOTES AND GUARANTEE

As set forth in the Trust Agreement, the exclusive purposes of the Trust are:

•	issuing and selling the Trust securities representing beneficial interests in the Trust;

•	investing the gross proceeds from the sale of the Trust securities in the junior subordinated notes; and

•	engaging in only those activities necessary or incidental thereto.

As long as payments of interest and other payments are made when due on the junior subordinated notes, those payments will be sufficient to cover the distributions and payments due on the Trust securities. This is due to the following factors:

•	the Trust will hold an aggregate principal amount of junior subordinated notes equal to the sum of the aggregate liquidation amount of the Trust Preferred Securities and Trust’s common securities;

•	the interest rate on the junior subordinated notes will match the distribution rate on the Trust Preferred Securities and Trust’s common securities;

•	the interest and other payment dates on the junior subordinated notes will match the distribution dates for the Trust Preferred Securities and Trust’s common securities;

•	under the Trust Agreement, we will pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust, other than those relating to such Trust securities; and

•	the Trust Agreement further provides that the trustees may not cause or permit the Trust to engage in any activity that is not consistent with the purposes of the Trust.

To the extent that the Trust has sufficient funds available, we guarantee payments of distributions and other payments due on the Trust securities to the extent described in this prospectus. If we do not make interest payments on the junior subordinated notes, the Trust will not have sufficient funds to pay distributions on the Trust securities. The guarantee is a subordinated guarantee in relation to the Trust securities. The guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions. See “Description of the Guarantee.”

We have the right to set off any payment that we are otherwise required to make under the indenture with any payment that we have previously made or are concurrently on the date of such payment making under the guarantee.

The guarantee covers the payment of distributions and other payments on the Trust securities only if and to the extent that we have made a payment of interest or principal or other payments on the junior subordinated notes. The guarantee, when taken together with our obligations under the junior subordinated notes and the indenture and our obligations under the Trust Agreement, will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the Trust securities.

If we fail to make interest or other payments on the junior subordinated notes when due, taking into account any deferral period, the Trust Agreement allows the holders of the Trust Preferred Securities to direct the property trustee to enforce its rights under the junior subordinated notes. If the property trustee fails to enforce these rights, any holder of Trust Preferred Securities may directly sue us to enforce such rights without first suing the property trustee or any other person or entity.

A holder of Trust Preferred Securities may institute a direct action if we fail to make interest or other payments on the junior subordinated notes when due, taking into account any deferral period. A direct action may be brought without first:

•	directing the property trustee to enforce the terms of the junior subordinated notes; or

•	suing us to enforce the property trustee’s rights under the junior subordinated notes.

We acknowledge that the guarantee trustee will enforce the guarantee on behalf of the holders of the Trust Preferred Securities. If we fail to make payments under the guarantee, the holders of the Trust Preferred Securities may direct the guarantee trustee to enforce its rights under such guarantee. If the guarantee trustee fails to enforce the guarantee, any holder of Trust Preferred Securities may directly sue us to enforce the guarantee trustee’s rights under the guarantee. Such holder need not first sue the Trust, the guarantee trustee, or any other person or entity. A holder of Trust Preferred Securities may also directly sue us to enforce such holder’s right to receive payment under the guarantee. Such holder need not first direct the guarantee trustee to enforce the terms of the guarantee or sue the Trust or any other person or entity.

We and the Trust believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this full and unconditional guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of the Trust’s obligations under the Trust Preferred Securities.

Limited Purpose of Trust

The Trust securities evidence beneficial interests in the Trust. A principal difference between the rights of a holder of a Trust security and a holder of junior subordinated notes is that a holder of junior subordinated notes would be entitled to receive from the issuer the principal amount of and interest accrued on such junior subordinated notes, while a holder of Trust securities is entitled to receive distributions from the Trust, or from us under the guarantee, if and to the extent the Trust has funds available for the payment of such distributions.

Rights upon Dissolution

Upon any voluntary or involuntary dissolution of the Trust, holders of each class of Trust Preferred Securities will receive the distributions described under “Description of the Trust Preferred Securities — Optional Liquidation of Trust and Distribution of Junior Subordinated Notes to Holders.” Upon any voluntary or involuntary liquidation or bankruptcy of Webster, the holders of the junior subordinated notes would be subordinated creditors of Webster, subordinated in right of payment to all indebtedness senior to the junior subordinated notes as set forth in the indenture, but entitled to receive payment in full of principal and interest before any of our shareholders receive distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the Trust, other than the Trust’s obligations to the holders of the Trust securities, the positions of a holder of Trust Preferred Securities relative to other creditors and to our shareholders in the event of liquidation or bankruptcy are expected to be substantially the same as if that holder held the corresponding assets of the Trust directly.

REPLACEMENT CAPITAL COVENANT

The following is a brief description of the terms of the replacement capital covenant. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the replacement capital covenant, copies of which are available upon request from us.

At or around the time of issuance of the Trust Preferred Securities, Webster will enter into a replacement capital covenant pursuant to which Webster will agree for the benefit of persons that buy a specified series of its long-term indebtedness ranking senior to the junior subordinated notes (or in certain limited cases long-term indebtedness of Webster’s largest depositary institution subsidiary, which is currently Webster Bank), after such series of indebtedness is designated as covered debt and certain notices have been given and certain disclosures have been made, as required by the replacement capital covenant, that it will not repay, redeem or purchase, nor will any of its subsidiaries purchase, any of the junior subordinated notes or the Trust Preferred Securities prior to the date that is the later of (x) 10 years after the scheduled maturity date and (y) 20 years prior to the final repayment date unless:

(A) in the case of a redemption or purchase prior to the scheduled maturity date, Webster has obtained the prior approval of the Federal Reserve if such approval is then required under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies; and

(B) the principal amount repaid, or the applicable redemption or purchase price, does not exceed the sum of:

(1) the applicable percentage of the aggregate amount of (i) net cash proceeds Webster and its subsidiaries have received from the sale of common stock, rights to acquire common stock (including common stock or rights to acquire common stock issued pursuant to Webster’s dividend reinvestment plan or employee benefit plans) and mandatorily convertible preferred stock and (ii) the market value of any common stock that Webster or any of its subsidiaries have delivered as consideration for property or assets in an arm’s-length transaction or issued in connection with the conversion or exchange of any convertible or exchangeable securities, other than securities for which Webster or any of its subsidiaries has received equity credit from any rating agency, in each case within the applicable “measurement period” (without double counting proceeds received in any prior measurement period); plus

(2) the applicable percentage of the aggregate amount of net cash proceeds Webster and its subsidiaries have received within the applicable “measurement period” (without double counting proceeds received in any prior measurement period) from the sale of “qualifying capital securities” set forth in clause (1) of the definition of that term, “debt exchangeable for common equity,” “debt exchangeable for preferred equity” and “REIT preferred securities”; plus

(3) the applicable percentage of the aggregate amount of net cash proceeds Webster and its subsidiaries have received within the applicable “measurement period” (without double counting proceeds received in any prior measurement period) from the sale of “qualifying capital securities” set forth in clause (2) of the definition of that term; plus

(4) the applicable percentage of the aggregate amount of net cash proceeds Webster and its subsidiaries have received within the applicable “measurement period” (without double counting proceeds received in any prior measurement period) from the sale of “qualifying capital securities” set forth in clause (3) of the definition of that term;

in each case to persons other than Webster and its subsidiaries; provided that the foregoing restrictions shall not apply to the purchase of the junior subordinated notes by the Trust in connection with the initial sale thereof by us to the Trust, purchases of the junior subordinated notes or the Trust Preferred Securities in connection with market-making or other secondary market activities or any distribution of the junior subordinated notes to holders of the Trust Preferred Securities upon a dissolution of the Trust. We refer collectively to common stock, rights to acquire common stock, “debt exchangeable for common equity,” “debt exchangeable for preferred equity,” “mandatorily convertible preferred stock,” “REIT preferred securities” and “qualifying capital securities” as “replacement capital securities.” For purposes of the replacement capital covenant, the term “repay” includes the defeasance by Webster of the junior subordinated notes as well as the satisfaction and discharge of its obligations under the indenture with respect to the junior subordinated notes.

The replacement capital covenant will terminate if an event of default resulting in acceleration of the junior subordinated notes occurs.

The following terms, as used in this description of the replacement capital covenant, have the meanings indicated:

“Applicable percentage” means:

(1) for purposes of clause (B)(1) of the first paragraph under “— Replacement Capital Covenant”:

(A) 133.33% with respect to any repayment, redemption or purchase prior to the date that is 50 years prior to the final repayment date;

(B) 200% with respect to any repayment, redemption or purchase on or after the date that is 50 years prior to the final repayment date and prior to the date that is 30 years prior to the final repayment date; and

(C) 400% with respect to any repayment, redemption or purchase on or after the date that is 30 years prior to the final repayment date;

(2) for purposes of clause (B)(2) of the first paragraph under “— Replacement Capital Covenant”:

(A) 100% with respect to any repayment, redemption or purchase prior to the date that is 50 years prior to the final repayment date;

(B) 150% with respect to any repayment, redemption or purchase on or after the date that is 50 years prior to the final repayment date and prior to the date that is 30 years prior to the final repayment date; and

(C) 300% with respect to any repayment, redemption or purchase on or after the date that is 30 years prior to the final repayment date;

(3) for purposes of clause (B)(3) of the first paragraph under “— Replacement Capital Covenant”:

(A) 100% with respect to any repayment, redemption or purchase on or after the date that is 50 years prior to the final repayment date and prior to the date that is 30 years prior to the final repayment date; and

(B) 200% with respect to any repayment, redemption or purchase on or after the date that is 30 years prior to the final repayment date; and

(4) for purposes of clause (B)(4) of the first paragraph under “— Replacement Capital Covenant”, 100% with respect to any repayment, redemption or purchase on or after the date that is 30 years prior to the final repayment date.

“Common stock” means any of Webster’s equity securities (including equity securities held as treasury shares and equity securities sold pursuant to our dividend reinvestment plan and employee benefit plans) that have no preference in the payment of dividends or amounts payable upon our liquidation, dissolution or winding up (including a security that tracks the performance of, or relates to the results of, a business, unit or division of Webster), and any securities issued in exchange therefor in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Debt exchangeable for common equity” means a security or combination of securities (together in this definition, “such securities”) that: (a) gives the holder a beneficial interest in (i) a fractional interest in a stock purchase contract for a share of common stock that will be settled in three years or less, with the number of shares of common stock purchasable pursuant to such stock purchase contract to be within a range established at the time of issuance of such securities, subject to customary anti-dilution adjustments and (ii) Webster’s subordinated debt securities that are non-callable prior to the settlement date of the stock purchase contracts; (b) provides that the holders directly or indirectly grant Webster a security interest in such subordinated debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the holders’ direct or indirect obligation to purchase common stock pursuant to such stock purchase contracts; (c) includes a remarketing feature pursuant to which the subordinated debt securities are remarketed to new investors commencing not later than the last distribution date that is at least one month prior to the settlement date of the stock purchase contract; and (d) provides for the proceeds raised in the remarketing to be used to purchase common stock under the stock purchase contract and, if there has not been a successful remarketing by the settlement date of the purchase contract, provides that the stock purchase contracts will be settled by Webster exercising its remedies as a secured party with respect to the subordinated debt securities or other collateral directly or indirectly pledged by holders in the “debt exchangeable for common equity.”

“Debt exchangeable for preferred equity” means a security or combination of securities (together in this definition, “such securities”) that: (a) gives the holder a beneficial interest in (i) Webster’s subordinated debt securities that include a provision requiring it to issue (or use commercially reasonable efforts to issue) one or more types of “APM qualifying securities” raising proceeds at least equal to the deferred distributions on such subordinated debt securities commencing not later than two years after Webster first defers distributions on such securities and that are its most junior subordinated debt (or rank pari passu with its most junior subordinated debt) and (ii) an interest in a stock purchase contract that obligates the holder to acquire a beneficial interest in Webster’s qualifying preferred stock; (b) provides that the holders directly or indirectly grant to Webster a security interest in such subordinated debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the holders’ direct or indirect obligation to purchase qualifying preferred stock pursuant to such stock purchase contracts; (c) includes a remarketing feature pursuant to which Webster’s subordinated debt is remarketed to new investors commencing not later than the first distribution date that is at least five years after the date of issuance of such securities or earlier in the event of an early settlement event based on (i) Webster’s capital ratios, (ii) its capital ratios as anticipated by the Federal Reserve or (iii) the dissolution of the issuer of such “debt exchangeable for preferred equity”; (d) provides for the proceeds raised in the remarketing to be used to purchase qualifying preferred stock under the stock purchase contracts and, if there has not been a successful remarketing by the first distribution date that is six years after the date of issuance of such securities, provides that Webster will settle the stock purchase contracts by exercising its rights as a secured creditor with respect to its subordinated debt securities or other collateral directly or indirectly pledged by investors in the “debt exchangeable for preferred equity”; (e) includes a “qualifying replacement capital covenant” that will apply to such securities and to any qualifying preferred stock issued pursuant to the stock purchase contracts, provided that such “qualifying replacement capital covenant” will not include debt exchangeable for common equity or debt exchangeable for preferred equity as “replacement capital securities”; and (f) after the issuance of such qualifying preferred stock, provides the holder with a beneficial interest in such qualifying preferred stock.

“Mandatorily convertible preferred stock” means cumulative preferred stock with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the preferred stock convert into Webster’s common stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the preferred stock, subject to customary anti-dilution adjustments.

“Measurement date” means (a) with respect to any repayment, redemption or purchase of junior subordinated notes or Trust Preferred Securities on or prior to the scheduled maturity date, the date that is 180 days prior to delivery of notice of such repayment or redemption or the date of such purchase; and (b) with respect to any repayment, redemption or purchase of junior subordinated notes or Trust Preferred Securities after the scheduled maturity date, the date that is 30 days prior to the date of such repayment, redemption or purchase, except that, if during the 150-day period preceding the date that is 30 days prior to the date of such repayment, redemption or purchase, Webster or any of its subsidiaries issued replacement capital securities (other than to themselves) but no repayment, redemption or purchase was made in connection therewith, the date of issuance of such replacement capital securities.

“Measurement period” means, with respect to any date on which notice of repayment or redemption is delivered with respect to junior subordinated notes or Trust Preferred Securities or on which Webster repurchases, or any subsidiary purchases, any junior subordinated note or Trust Preferred Security, the period beginning on the measurement date with respect to such notice or purchase date and ending on such notice or purchase date, as the case may be. Measurement periods cannot run concurrently.

“Qualifying capital securities” means securities or combinations of securities (other than common stock, rights to acquire common stock, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity and REIT preferred securities) that, in the determination of Webster’s board of directors reasonably construing the definitions and other terms of the replacement capital covenant described herein, meet one of the following criteria:

(1) in connection with any repayment, redemption or purchase of junior subordinated notes or Trust Preferred Securities prior to the date that is 50 years prior to the final repayment date,

•	securities issued by Webster or its subsidiaries that (a) rank pari passu with or junior to the junior subordinated notes upon a liquidation, dissolution or winding-up of Webster, (b) have no maturity or a maturity of at least 60 years; and (c) either

•	(i) (x) have a “no payment provision” or are “non-cumulative” and (y) are subject to a “qualifying replacement capital covenant”, or

•	(ii) have an “optional deferral provision” and a “mandatory trigger provision” and are subject to “intent-based replacement disclosure”;

•	securities issued by Webster or its subsidiaries that (a) rank pari passu with or junior to the junior subordinated notes upon a liquidation, dissolution or winding-up of Webster, (b) have no maturity or a maturity of at least 40 years, and are subject to a “qualifying replacement capital covenant,” and (c) have an “optional deferral provision” and a “mandatory trigger provision”; or

•	“qualifying preferred stock”; or

(2) in connection with any repayment, redemption or purchase of junior subordinated notes or Trust Preferred Securities at any time on or after the date that is 50 years prior to the final repayment date but prior to the date that is 30 years prior to the final repayment date,

•	securities described under clause (1) of this definition;

•	securities issued by Webster or its subsidiaries that (a) rank pari passu with or junior to the junior subordinated notes upon a liquidation, dissolution or winding-up of Webster, (b) have no maturity or a maturity of at least 60 years, and (c) either

•	(i) are subject to a “qualifying replacement capital covenant” and have an “optional deferral provision”, or

•	(ii) (x) are subject to “intent-based replacement disclosure” and (y) have a “no payment provision” or are “non-cumulative”;

•	securities issued by Webster or its subsidiaries that (a) rank pari passu with or junior to the junior subordinated notes upon a liquidation, dissolution or winding-up of Webster, (b) have no maturity or a maturity of at least 40 years, and (c) either

•	(i) (x) have a “no payment provision” or are “non-cumulative” and (y) are subject to a “qualifying replacement capital covenant”, or

•	(ii) have an “optional deferral provision” and a “mandatory trigger provision” and are subject to “intent-based replacement disclosure”;

•	securities issued by Webster or its subsidiaries that (a) rank pari passu with or junior to the junior subordinated notes upon a liquidation, dissolution or winding-up of Webster, (b) have no maturity or a maturity of at least 25 years and are subject to a “qualifying replacement capital covenant,” and (c) have an “optional deferral provision” and a “mandatory trigger provision”; or

•	securities issued by Webster or its subsidiaries that (a) rank (x) senior to the junior subordinated notes and securities that are pari passu with the junior subordinated notes but (y) junior to all other debt securities of Webster (other than (i) junior subordinated notes and securities that are pari passu with the junior subordinated notes and (ii) securities that rank pari passu with such qualifying capital securities) upon its liquidation, dissolution or winding up, and (b) either:

•	have no maturity or a maturity of at least 60 years and either (i) are (x) “non-cumulative” or subject to a “no-payment provision” and (y) subject to a “qualifying replacement capital covenant” or (ii) have a “mandatory trigger provision” and an “optional deferral provision” and are subject to “intent-based replacement disclosure”, or

•	have no maturity or a maturity of at least 40 years, are subject to a “qualifying replacement capital covenant” and have a “mandatory trigger provision” and an “optional deferral provision”;

•	preferred stock issued by Webster or its subsidiaries that (a) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, (b) has no maturity or a maturity of at least 60 years, and (c) is subject to a “qualifying replacement capital covenant”;

(3) in connection with any repayment, redemption or purchase of junior subordinated notes at any time on or after the date that is 30 years prior to the final repayment date,

•	securities described under clause (2) in this definition;

•	securities issued by Webster or its subsidiaries that

(a) rank pari passu with or junior to the junior subordinated notes upon a liquidation, dissolution or winding-up of Webster,

(b) either

•	(i) (x) have no maturity or a maturity of at least 60 years and (y) are subject to “intent-based replacement disclosure” or

•	(ii) (x) have no maturity or a maturity of at least 40 years and (y) are subject to a “qualifying replacement capital covenant,” and

(c) have an “optional deferral provision”;

•	securities issued by Webster or its subsidiaries that (a) rank pari passu with or junior to the junior subordinated notes upon liquidation, dissolution or winding-up of Webster, (b) have no maturity or a maturity of at least 40 years and are subject to “intent-based replacement disclosure” and (c) are “non-cumulative” or have a “no payment provision”;

•	securities issued by Webster or its subsidiaries that (a) rank (x) senior to the junior subordinated notes and securities that are pari passu with the junior subordinated notes but (y) junior to all other debt securities of Webster (other than (i) junior subordinated notes and securities that are pari passu with the junior subordinated notes and (ii) securities that rank pari passu with such qualifying capital securities) upon its liquidation, dissolution or winding up, and (b) either:

•	have no maturity or a maturity of at least 60 years and either (i) have an “optional deferral provision” and are subject to a “qualifying replacement capital covenant” or (ii) (x) are “non-cumulative” or have a “no payment provision” and (y) are subject to “intent-based replacement disclosure” or

•	have no maturity or a maturity of at least 40 years and either (i) (x) are “non-cumulative” or have a “no payment provision” and (y) are subject to a “qualifying replacement capital covenant” or (ii) are subject to “intent-based replacement disclosure” and have a “mandatory trigger provision” and an “optional deferral provision”; or

•	preferred stock issued by Webster or its subsidiaries that either (a) has no maturity or a maturity of at least 60 years and is subject to “intent-based replacement disclosure” or (b) has a maturity of at least 40 years and is subject to a “qualifying replacement capital covenant.”

The Federal Reserve has not approved as a Tier 1 capital instrument for bank holding companies securities containing a “mandatory trigger provision” that otherwise would be “qualifying capital securities” and, accordingly, these securities would not constitute “qualifying capital securities” for Webster unless such approval is obtained.

“Qualifying preferred stock” means non-cumulative perpetual preferred stock of Webster that (a) ranks pari passu with or junior to all other preferred stock of Webster, and (b) either (x) is subject to a qualifying replacement capital covenant or (y) is subject to intent-based replacement disclosure and has a provision that prohibits Webster from paying any dividends thereon upon its failure to satisfy one or more financial tests set forth therein, and (c) as to which the transaction documents provide for no remedies as a consequence of non-payment of dividends other than permitted remedies.

“REIT Preferred Securities” means non-cumulative perpetual preferred stock of a Webster subsidiary that Webster holds through a subsidiary (a “depository institution subsidiary”) that is a depository institution within the meaning of 12 C.F.R. § 204.2(m), which issuing subsidiary may or may not be a “real estate investment trust” (“REIT”) within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended, that is exchangeable for Webster’s non-cumulative perpetual preferred stock and that satisfies the following requirements:

•	such non-cumulative perpetual preferred stock and the related Webster non-cumulative perpetual preferred stock for which it may be exchanged qualifies as Tier 1 capital of the depository institution subsidiary under the risk-based capital guidelines of the appropriate federal banking agency and related interpretive guidance of such agency;

•	such non-cumulative perpetual preferred stock must be exchangeable automatically into Webster’s non-cumulative perpetual preferred stock in the event that the appropriate federal banking agency directs such depository institution subsidiary in writing to make a conversion because such depository institution subsidiary is (i) undercapitalized under the applicable prompt corrective action regulations, (ii) placed into conservatorship or receivership, or (iii) expected to become undercapitalized in the near term;

•	if the issuing subsidiary is a REIT, the transaction documents include provisions that would enable the REIT to stop paying dividends on its non-cumulative perpetual preferred stock without causing the REIT to fail to comply with the income distribution and other requirements of the Internal Revenue Code of 1986, as amended, applicable to REITs;

•	Webster’s non-cumulative perpetual preferred stock issued upon exchange for the non-cumulative perpetual preferred stock issued as part of such transaction ranks pari passu or junior to Webster’s other preferred stock; and

•	such “REIT preferred securities” and Webster’s non-cumulative perpetual preferred stock for which it may be exchanged are subject to a “qualifying replacement capital covenant.”

For purposes of the definition of “qualifying capital securities” and to the extent otherwise applicable to the terms of the replacement capital covenant, the following terms shall have the meanings indicated:

“Alternative payment mechanism” means, with respect to any “qualifying capital securities”, provisions in the related transaction documents permitting Webster, in its sole discretion, or in response to a directive or order from the Federal Reserve, to defer or skip in whole or in part payment of distributions on such “qualifying capital securities” for one or more consecutive distribution periods up to 10 years and requiring Webster to issue (or use commercially reasonable efforts to issue) one or more types of “APM qualifying securities” raising eligible proceeds at least equal to the deferred distributions on such “qualifying capital securities” and apply the proceeds to pay unpaid distributions on such “qualifying capital securities,” commencing on the earlier of (x) the first distribution date after commencement of a deferral period on which Webster pays current distributions on such “qualifying capital securities” and (y) the fifth anniversary of the commencement of such deferral period, and that:

•	define “eligible proceeds” to mean, for purposes of such alternative payment mechanism, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale of the relevant securities, where applicable, and including the fair market value of property received by Webster or any of its subsidiaries as consideration for such “APM qualifying securities”) that Webster has received during the 180 days prior to the related distribution date from the issuance of APM qualifying securities, up to the “preferred cap” (as defined below) in the case of APM qualifying securities that are “qualifying preferred stock” or “mandatorily convertible preferred stock”;

•	permit Webster to pay current distributions on any distribution date out of any source of funds but (x) require it to pay deferred distributions only out of eligible proceeds and (y) prohibit it from paying deferred distributions out of any source of funds other than eligible proceeds;

•	if deferral of distributions continues for more than one year, require Webster and its subsidiaries not to redeem or repurchase any of its securities ranking junior to or pari passu with any APM qualifying securities the proceeds of which were used to settle deferred interest during the relevant deferral period until at least one year after all deferred distributions have been paid (a “repurchase restriction”);

•	notwithstanding the second bullet point of this definition, if the Federal Reserve disapproves Webster’s sale of APM qualifying securities or the use of the proceeds thereof to pay deferred distributions, may (if Webster elects to so provide in the terms of such “qualifying capital securities”) permit it to pay deferred distributions from any source or, if the Federal Reserve does not disapprove its issuance and sale of “APM qualifying securities” but disapproves the use of the proceeds thereof to pay deferred distributions, may (if Webster elects to so provide in the terms of such “qualifying capital securities”) permit it to use such proceeds for other purposes and to continue to defer distributions, without a breach of its obligations under the transaction documents;

•	may include a provision that, notwithstanding the common cap (as defined in the bullet immediately below) and the preferred cap (as defined in the second succeeding bullet below), for purposes of paying deferred distributions, limits our ability to sell shares of common stock, qualifying warrants or mandatorily convertible preferred stock above an aggregate cap specified in the transaction documents (a “share cap”), subject to agreement to use commercially reasonable efforts to increase the share cap amount only to the extent that we can do so and (i) simultaneously satisfy our future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in shares of common stock or (ii) if we cannot increase the share cap amount as contemplated in the preceding clause, by requesting our board of directors to adopt a resolution for shareholder vote at the next occurring annual shareholders meeting to increase the number of shares of our authorized common stock for purposes of satisfying our obligations to pay deferred distributions;

•	limit Webster’s obligation to issue (or use commercially reasonable efforts to issue) “APM qualifying securities” that are common stock and qualifying warrants to settle deferred distributions pursuant to the “alternative payment mechanism” either (i) during the first five years of any deferral period or (ii) before an anniversary of the commencement of any deferral period that is not earlier than the fifth such anniversary and not later than the ninth such anniversary (as designated in the terms of such “qualifying capital securities”) with respect to deferred distributions attributable to the first five years of such deferral period, to:

•	to an aggregate amount of such securities, the net proceeds from the issuance of which is equal to 2% of Webster’s market capitalization; or

•	to a number of shares of common stock and “qualifying warrants,” in the aggregate, not in excess of 2% of the outstanding number of shares of its common stock (the “common cap”);

•	limit Webster’s right to issue “APM qualifying securities” that are “qualifying preferred stock” and “mandatorily convertible preferred stock” to settle deferred distributions pursuant to the “alternative payment mechanism” to an aggregate amount of “qualifying preferred stock” and still-outstanding “mandatorily convertible preferred stock,” the net proceeds from the issuance of which with respect to all deferral periods is equal to 25% of the liquidation or principal amount of such “qualifying capital securities” (the “preferred cap”);

•	in the case of “qualifying capital securities” other than non-cumulative perpetual preferred stock, include a “bankruptcy claim limitation provision”; and

•	permit Webster, at its option, to provide that if it is involved in a merger, consolidation, amalgamation, binding share exchange or conveyance, transfer or lease of assets substantially as an entirety to any other person or a similar transaction (a “business combination”) where immediately after the consummation of the business combination more than 50% of the surviving or resulting entity’s voting stock is owned by the shareholders of the other party to the business combination, then the first three bullet points of this definition will not apply to any deferral period that is terminated on the next distribution date following the date of consummation of the business combination (or if later, at any time within 90 days following the date of consummation of the business combination);

provided (and it being understood) that:

•	Webster shall not be obligated to issue (or use commercially reasonable efforts to issue) “APM qualifying securities” for so long as a market disruption event has occurred and is continuing;

•	if, due to a market disruption event or otherwise, it is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred distributions on any distribution date, it will apply any available eligible proceeds to pay accrued and unpaid distributions on the applicable distribution date in chronological order subject to the “share cap” and the “preferred cap,” as applicable; and

•	if Webster has outstanding more than one class or series of securities under which it is obligated to sell a type of “APM qualifying securities” and apply some part of the proceeds to the payment of deferred distributions, then on any date and for any period the amount of net proceeds it receives from those sales and available for payment of deferred distributions on such securities shall be applied to such securities on a pro rata basis up to the “share cap” and the “preferred cap,” as applicable, in proportion to the total amounts that are due on such securities, or on such other basis as the Federal Reserve may approve.

“APM qualifying securities” means, with respect to an “alternative payment mechanism,” any “debt exchangeable for preferred equity” or any “mandatory trigger provision,” one or more of the following (as designated in the transaction documents for any “qualifying capital securities” that include an “alternative payment mechanism” or a “mandatory trigger provision” or for any “debt exchangeable for preferred equity,” as applicable): common stock, qualifying warrants, mandatorily convertible preferred stock or qualifying preferred stock, provided (and it being understood) that (i) if the “APM qualifying securities” for any “alternative payment mechanism” or “mandatory trigger provision” or for any “debt exchangeable for preferred equity” include both common stock and qualifying warrants, such “alternative payment mechanism,” “mandatory trigger provision” or “debt exchangeable for preferred equity” may permit, but need not require, Webster to issue qualifying warrants and (ii) such “alternative payment mechanism,” “mandatory trigger provision” or “debt exchangeable for preferred equity” may permit, but need not require, Webster to issue mandatorily convertible preferred stock.

“Bankruptcy claim limitation provision” means, with respect to any “qualifying capital securities” that have an “alternative payment mechanism” or a “mandatory trigger provision,” provisions that, upon any liquidation, dissolution, winding-up or reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer, limit the claim of the holders of such securities to distributions that accumulate during (i) any deferral period, in the case of securities that have an “alternative payment mechanism” or (ii) any period in which Webster fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in the case of securities that have a “mandatory trigger provision,” to:

•	in the case of “qualifying capital securities” that have an “alternative payment mechanism” or “mandatory trigger provision” with respect to which the “APM qualifying securities” do not include “qualifying preferred stock” or “mandatorily convertible preferred stock,” 25% of the stated or principal amount of such “qualifying capital securities” then outstanding; and

•	in the case of any other “qualifying capital securities,” an amount not in excess of the sum of (x) the first two years of accumulated and unpaid distributions and (y) an amount equal to the excess, if any, of the “preferred cap” over the aggregate amount of net proceeds from the sale of qualifying preferred stock and mandatorily convertible preferred stock that is still outstanding that the issuer has applied to pay such distributions pursuant to the “alternative payment mechanism” or the “mandatory trigger provision”; provided that the holders of such “qualifying capital securities” are deemed to agree that, to the extent the remaining claim exceeds the amount set forth in clause (x), the amount they receive in respect of such excess shall not exceed the amount they would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of qualifying preferred stock.

“Intent-based replacement disclosure” means, as to any “qualifying preferred stock” or “qualifying capital securities,” that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the SEC made by the issuer under the Exchange Act prior to or contemporaneously with the issuance of such securities, that the issuer and its subsidiaries will redeem, purchase or repay such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of redemption or repurchase that are as or more equity-like than the securities then being redeemed or purchased, raised within 180 days prior to the applicable redemption or repurchase date. Notwithstanding the use of the term “intent- based replacement disclosure” in the definitions of “qualifying capital securities” and “qualifying preferred stock,” the requirement in each such definition that a particular security or the related transaction documents include “intent-based replacement disclosure” shall be disregarded and given no force or effect for so long as Webster is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

“Mandatory trigger provision” means, as to any “qualifying capital securities,” provisions in the terms thereof or of the related transaction agreements that:

•	require Webster to make payment of distributions on such securities only pursuant to the issue and sale of “APM qualifying securities” within two years of a failure of Webster to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in an amount such that the net proceeds of such sale are at least equal to the amount of unpaid distributions on such securities (including all deferred and accumulated amounts) and require the application of the net proceeds of such sale to pay such unpaid distributions, provided that (i) such “mandatory trigger provision” shall limit the issuance and sale of common stock and “qualifying warrants” the proceeds of which must be applied to pay such distributions pursuant to such provision to the “common cap,” unless the “mandatory trigger provision” requires such issuance and sale within one year of such failure, and (ii) the amount of qualifying preferred stock and still-outstanding mandatorily convertible preferred stock the net proceeds of which Webster may apply to pay such distributions pursuant to such provision may not exceed the “preferred cap”

•	if the provisions described in the first bullet point do not require such issuance and sale within one year of such failure, include a “repurchase restriction”;

•	include a “bankruptcy claim limitation provision”; and

•	prohibit the issuer of such securities from redeeming or purchasing any of its securities ranking upon the liquidation, dissolution or winding up of Webster junior to or pari passu with any APM qualifying securities the proceeds of which were used to settle deferred interest during the relevant deferral period prior to the date six months after the issuer applies the net proceeds of the sales described in the first bullet above to pay such deferred distributions in full;

provided (and it being understood) that:

•	Webster will not be obligated to issue (or use commercially reasonable efforts to issue) “APM qualifying securities” for so long as a market disruption event has occurred and is continuing;

•	if, due to a market disruption event or otherwise, Webster is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred distributions on any distribution date, Webster will apply any available eligible proceeds to pay accrued and unpaid distributions on the applicable distribution date in chronological order subject to the “common cap” and “preferred cap,” as applicable; and

•	if Webster has outstanding more than one class or series of securities under which it is obligated to sell a type of “APM qualifying securities” and applies some part of the proceeds to the payment of deferred distributions, then on any date and for any period the amount of net proceeds received by Webster from those sales and available for payment of deferred distributions on such securities shall be applied to such securities on a pro rata basis up to the “common cap” and the “preferred cap,” as applicable, in proportion to the total amounts that are due on such securities.

No remedy other than permitted remedies will arise by the terms of such securities or related transaction agreements in favor of the holders of such “qualifying capital securities” as a result of the issuer’s failure to pay distributions because of the “mandatory trigger provision” until distributions have been deferred for one or more distribution periods that total together at least 10 years.

“Non-cumulative” means, with respect to any “qualifying capital securities,” that the issuer may elect not to make any number of periodic distributions without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more “permitted remedies.”

“No payment provision” means a provision or provisions in the transaction documents for securities or combinations of securities (referred to in this definition as “such securities”) that include (a) an “alternative payment mechanism” and (b) an “optional deferral provision” modified and supplemented from the general definition of that term to provide that the issuer of such securities may, in its sole discretion, or (if the issuer elects to so provide in the terms of such securities) shall in response to a directive or order from the Federal Reserve, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods of up to five years or, if a market disruption event has occurred and is continuing, 10 years, without any remedy other than “permitted remedies” and the obligations (and limitations on obligations) described in the definition of “alternative payment mechanism” applying.

“Optional deferral provision” means, as to any “qualifying capital securities,” a provision in the terms thereof or of the related transaction agreements to the effect that:

(a) (i) the issuer of such “qualifying capital securities” may, in its sole discretion, or shall in response to a directive or order from the Federal Reserve, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods of up to five years or, if a market disruption event is continuing, 10 years, without any remedy other than “permitted remedies” and (ii) such securities are subject to an “alternative payment mechanism” (provided that such “alternative payment mechanism” need not apply during the first five years of any deferral period and need not include a “common cap,” “preferred cap,” “bankruptcy claim limitation provision” or “repurchase restriction”), or

(b) the issuer of such “qualifying capital securities” may, in its sole discretion, or shall in response to a directive or order from the Federal Reserve, defer or skip in whole or in part payment of distributions on such securities for one or more consecutive distribution periods up to 10 years, without any remedy other than “permitted remedies.”

“Permitted remedies” means, with respect to any securities, one or more of the following remedies: (a) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded) and (b) complete or partial prohibitions on the issuer paying distributions on or repurchasing common stock or other securities that rank pari passu with or junior as to distributions to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Qualifying replacement capital covenant” means a replacement capital covenant that is substantially similar to the replacement capital covenant described herein or a replacement capital covenant, as identified by Webster’s board of directors acting in good faith and in its reasonable discretion and reasonably construing the definitions and other terms of the replacement capital covenant described herein, (i) entered into by a company that at the time it enters into such replacement capital covenant is a reporting company under the Exchange Act and (ii) that restricts the related issuer and its subsidiaries from redeeming, repaying or purchasing identified securities except to the extent of the applicable percentage of the net proceeds from the issuance of specified replacement capital securities that have terms and provisions at the time of redemption, repayment or purchase that are as or more equity-like than the securities then being redeemed, repaid or purchased within the 180-day period prior to the applicable redemption, repayment or purchase date.

Webster’s ability to raise proceeds from replacement capital securities during the applicable measurement period with respect to any repayment, redemption or purchase of junior subordinated notes or Trust Preferred Securities will depend on, among other things, legal and regulatory requirements, market conditions at that time, as well as the acceptability to prospective investors of the terms of those securities.

The initial series of indebtedness benefiting from the replacement capital covenant is Webster’s 5.125% Senior Notes due April 15, 2014, which have CUSIP No. 947890AF6. The replacement capital covenant includes provisions requiring Webster to redesignate a new series of indebtedness if the covered series of indebtedness approaches maturity or is to be redeemed or purchased such that the outstanding principal amount is less than $100,000,000, subject to additional procedures.

The replacement capital covenant is made for the benefit of persons that buy the specified series of long-term indebtedness, after such series of indebtedness is designated as covered debt and certain notices have been given and certain disclosures have been made, as required by the replacement capital covenant. It may not be enforced by the holders of the Trust Preferred Securities or the junior subordinated notes. Webster may amend or supplement the replacement capital covenant from time to time with the consent of the majority in principal amount of the holders of the then-effective specified series of indebtedness benefiting from the replacement capital covenant, provided that no such consent shall be required if (i) such amendment or supplement eliminates common stock, debt exchangeable for common equity, rights to acquire common stock and/or mandatorily convertible preferred stock as replacement capital securities if, after the date of the replacement capital covenant, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to eliminate common stock, debt exchangeable for common equity, rights to acquire common stock and/or mandatorily convertible preferred stock as replacement capital securities would result in a reduction in Webster’s earnings per share as calculated for financial reporting purposes, (ii) such amendment or supplement is not adverse to the covered debtholders, and an officer of Webster has delivered to the holders of the then-effective series of covered debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to the covered debtholders, or (iii) the effect of such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as replacement capital securities (other than the securities covered by clause (i) above), and an officer of Webster has delivered to the holders of the then effective series of covered debt a written certificate to that effect.

Webster may generally amend or supplement the replacement capital covenant without the consent of the holders of the junior subordinated notes. With respect to qualifying capital securities, on the other hand, Webster has agreed in the indenture for the junior subordinated notes that it will not amend the replacement capital covenant to impose additional restrictions on the type or amount of “qualifying capital securities” that it may include for purposes of determining when repayment, redemption or purchase of the junior subordinated notes or Trust Preferred Securities is permitted, except with the consent of holders of a majority by liquidation amount of the Trust Preferred Securities or, if the junior subordinated notes have been distributed by the Trust, a majority by principal amount of the junior subordinated notes.

BOOK-ENTRY SYSTEM

The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC,” will act as securities depositary for the Trust Preferred Securities. The Trust Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate number of each class of Trust Preferred Securities, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below. At any time when the junior subordinated notes may be held by persons other than the property trustee, one or more fully registered global security certificates, representing the total aggregate principal amount of junior subordinated notes, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in Trust Preferred Securities or junior subordinated notes, so long as the corresponding securities are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, referred to as “indirect participants,” such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Trust Agreement and the guarantee or the indenture or in the case of the Preferred Stock, entitled to the rights of holders thereof under our Articles of Incorporation. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the Trust Preferred Securities at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depository is not obtained, certificates for the Trust Preferred Securities are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates for the Trust Preferred Securities will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•	will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, distributions and dividend payments on the securities represented by the global security certificates and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. None of us, the Trust, the trustees of the Trust or any agent for us or any of them, will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Trust Agreement, the guarantee, the indenture or our Articles of Incorporation, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we and the trustees of the Trust believe to be accurate, but we assume no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of owning the Trust Preferred Securities. It applies to you only if you acquire Trust Preferred Securities upon their original issuance at their original offering price and you hold your Trust Preferred Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns Trust Preferred Securities that are a hedge or that are hedged against interest rate risks;

•	a person that owns Trust Preferred Securities as part of a straddle or conversion transaction for tax purposes; or

•	a United States Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Trust Preferred Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the Trust Preferred Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Trust Preferred Securities.

We have not sought any rulings concerning the treatment of the junior subordinated notes, and the opinion of our special tax counsel is not binding on the IRS. Investors should consult their tax advisors in determining the specific tax consequences and risks to them of purchasing, holding and disposing of the Trust Preferred Securities, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Classification of the Junior Subordinated Notes

The determination of whether a security, such as a junior subordinated note, should be classified as indebtedness or equity for United States federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the notes, and, as noted above, no rulings have been sought or are expected to be sought from the IRS. In connection with the issuance of the junior subordinated notes, Hogan & Hartson LLP, special tax counsel to us and to the Trust, is of the opinion that, under current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the facts, assumptions and analysis contained in its opinion, as well as representations we made, the junior subordinated notes held by the Trust will be respected as indebtedness of Webster Financial Corporation for United States federal income tax purposes (although the matter is not free from doubt).

We agree, and by acquiring a Trust Preferred Security each holder of a Trust Preferred Security will agree, to treat the junior subordinated notes as indebtedness of Webster Financial Corporation for United States Federal income tax purposes. The remainder of this discussion assumes that the junior subordinated notes will not be recharacterized as other than indebtedness of Webster Financial Corporation.

Classification of the Trust

In connection with the issuance of the Trust Preferred Securities, Hogan & Hartson LLP is of the opinion that, under current law and assuming full compliance with the terms of the Trust Agreement, the indenture and other relevant documents, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Trust Preferred Securities and common securities generally will be considered the owner of an undivided interest in the junior subordinated notes. Each holder will be required to include in its gross income all interest or original issue discount (“OID”) and any gain recognized relating to its allocable share of those junior subordinated notes.

United States Holders

This subsection describes the tax consequences to a “United States Holder.” You are a “United States Holder” if you are a beneficial owner of a Trust Preferred Security and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used in this summary, the term “non-United States Holder” means a beneficial owner, other than a partnership, that is not a United States Holder. If you are a non-United States Holder, this subsection does not apply to you and you should refer to “— Non-United States Holders” below.

Interest Income and Original Issue Discount

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. We believe that the likelihood of our exercising our option to defer payments on the junior subordinated notes is remote within the meaning of the applicable Treasury regulations. Based on the foregoing, we believe that the junior subordinated notes will not be considered to be issued with OID at the time of their original issuance. Accordingly, each holder of Trust Preferred Securities should include in gross income that holder’s allocable share of interest on the junior subordinated notes in accordance with that holder’s method of tax accounting.

Under the applicable Treasury regulations, if the option to defer any payment of interest was determined not to be “remote”, or if we exercised that option, the junior subordinated notes would be treated as issued with OID at the time of issuance or at the time of that exercise, as the case may be, then, all stated interest on the junior subordinated notes would thereafter be treated as OID as long as the junior subordinated notes remained outstanding. In that event, all of a holder’s taxable interest income relating to the junior subordinated notes would constitute OID that would have to be included in income on an economic accrual basis before the receipt of the cash attributable to the interest, regardless of that United States Holder’s method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of Trust Preferred Securities would be required to include in gross income OID even though neither we nor the Trust make actual payments on the junior subordinated notes or on the Trust Preferred Securities, as the case may be, during a deferral period. The IRS has not defined the meaning of the term “remote” as used in the applicable Treasury regulations in any binding ruling or interpretation, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus.

Because income on the Trust Preferred Securities will constitute interest or OID, corporate holders of Trust Preferred Securities will not be entitled to a dividends-received deduction relating to any income recognized relating to the Trust Preferred Securities.

Receipt of Junior Subordinated Notes or Cash upon Liquidation of the Trust

We may liquidate the Trust at any time, in which case the junior subordinated notes will be distributed to holders in exchange for the Trust Preferred Securities, as described under “Description of Trust Preferred Securities — Optional Liquidation of Trust and Distribution of junior subordinated notes to Holders.” Under current law, that distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each United States Holder, and each United States Holder would receive an aggregate tax basis in the junior subordinated notes equal to that holder’s aggregate tax basis in its Trust Preferred Securities. A United States Holder’s holding period in the junior subordinated notes received in liquidation of the Trust would include the period during which the Trust Preferred Securities were held by that holder.

Under the circumstances described in this prospectus, the junior subordinated notes may be redeemed by us for cash and the proceeds of that redemption distributed by the Trust to holders in redemption of their Trust Preferred Securities. Under current law, that redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Trust Preferred Securities. Accordingly, a United States Holder would recognize gain or loss as if it had sold those redeemed Trust Preferred Securities for cash. See “— Sales of Trust Preferred Securities” and “Summary of Terms of Trust Preferred Securities — Redemption.”

Sales of Trust Preferred Securities

A United States Holder that sells Trust Preferred Securities will be considered to have disposed of all or part of its ratable share of the junior subordinated notes. That United States Holder will recognize gain or loss equal to the difference between its adjusted tax basis in the Trust Preferred Securities and the amount realized on the sale of those Trust Preferred Securities. Assuming that we do not exercise our option to defer payments of interest on the junior subordinated notes and that the junior subordinated notes are not deemed to be issued with OID, a United States Holder’s adjusted tax basis in the Trust Preferred Securities generally will be its initial purchase price. If the junior subordinated notes are deemed to be issued with OID, a United States Holder’s tax basis in the Trust Preferred Securities generally will be its initial purchase price, increased by OID previously includible in that United States Holder’s gross income to the date of disposition and decreased by distributions or other payments received on the Trust Preferred Securities since and including the date that the junior subordinated notes were deemed to be issued with OID. That gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to that United States Holder’s ratable share of the junior subordinated notes required to be included in income, and generally will be long-term capital gain or loss if the Trust Preferred Securities have been held for more than one year.

Should we exercise our option to defer payment of interest on the junior subordinated notes, the Trust Preferred Securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying junior subordinated notes. In the event of that deferral, a United States Holder who disposes of its Trust Preferred Securities between record dates for payments of distributions will be required to include in income as ordinary income accrued but unpaid interest on the junior subordinated notes to the date of disposition and to add that amount to its adjusted tax basis in its ratable share of the underlying junior subordinated notes deemed disposed of. To the extent the selling price is less than the holder’s adjusted tax basis, that holder will recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding

Generally, income on the Trust Preferred Securities will be subject to information reporting. In addition, United States Holders may be subject to a backup withholding tax on those payments if they do not provide their taxpayer identification numbers to the paying agent in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition (collectively, a

“disposition”) of the Trust Preferred Securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

Assuming that the junior subordinated notes will be respected as indebtedness of Webster Financial Corporation, under current United States federal income tax law, no withholding of United States federal income tax will apply to a payment on a Trust Preferred Security to a non-United States Holder under the “Portfolio Interest Exemption”, provided that:

•	that payment is not effectively connected with the holder’s conduct of a trade or business in the United States;

•	the non-United States Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-United States Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•	the non-United States Holder satisfies the statement requirement by providing to the withholding agent, in accordance with specified procedures, a statement to the effect that that holder is not a United States person (generally through the provision of a properly executed Form W-8BEN).

If a non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments on the Trust Preferred Securities (including payments in respect of OID, if any, on the Trust Preferred Securities) made to a non-United States Holder should be subject to a 30 percent United States federal withholding tax, unless that holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) stating that the payment on the Trust Preferred Security is not subject to withholding tax because it is effectively connected with that holder’s conduct of a trade or business in the United States.

If a non-United States Holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the non-United States Holder maintains a permanent establishment within the United States) and the interest on the Trust Preferred Securities is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), that non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that non-United States Holder were a United States Holder. In addition, a non-United States Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30 percent (or, if certain tax treaties apply, those lower rates as provided) branch profits tax.

If, contrary to the opinion of our special tax counsel, junior subordinated notes held by the Trust were recharacterized as equity of Webster Financial Corporation, payments on the junior subordinated notes would generally be subject to U.S. withholding tax imposed at a rate of 30% or such lower rate as might be provided for by an applicable income tax treaty.

Any gain realized on the disposition of a Trust Preferred Security generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States Holder within the United States); or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to a distribution on a Trust Preferred Security to a non-United States Holder, or to proceeds from the disposition of a Trust Preferred

Security by a non-United States Holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States Holder and neither we nor our paying agent has actual knowledge to the contrary. Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In general, if a Trust Preferred Security is not held through a qualified intermediary, the amount of payments made on that Trust Preferred Security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applies, or other arrangement that is subject to Title I of ERISA (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Trust Preferred Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and other arrangements to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions, known as “prohibited transactions,” involving “plan assets” as defined by ERISA and the guidance promulgated thereunder with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to such plan. Webster and the underwriters may be considered a party in interest or disqualified person with respect to a plan to the extent Webster, the underwriters or any of their respective affiliates are engaged in providing services to such plans. A violation of the “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption, and require the unwinding of such transactions and disgorgement of any gains. In addition, the fiduciary of a plan that engaged in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA, or Section 4975 of the Code, but these plans may be subject to other laws that contain fiduciary and prohibited transaction provisions similar to those under Title I of ERISA and Section 4975 of the Code (“Similar Laws”).

Under Section 3(42) of ERISA and a regulation (the “plan assets regulation”) issued by the U.S. Department of Labor, the assets of the Trust would be deemed to be “plan assets” of a plan for purposes of ERISA and Section 4975 of the Code if a plan makes an “equity” investment in the Trust and no exception were applicable under the statute and the plan assets regulation. An “equity interest” is defined under the plan assets regulation as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in the Trust.

If the assets of the Trust were deemed to be “plan assets,” then an investing plan’s assets could be considered to include an undivided interest in the junior subordinated notes held by the Trust. Persons providing services to the Trust could become parties in interest with respect to an investing plan and could be governed by the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Code with respect to transactions involving the Trust assets. In this regard, if the person or persons with discretionary responsibilities over the junior subordinated notes or the guarantee were affiliated with Webster, any such discretionary actions taken regarding those assets could be deemed to constitute a prohibited transaction under ERISA or the Code. In order to reduce the likelihood of any such prohibited transaction, any plan that acquires Trust Preferred Securities will be deemed to have (i) directed the Trust to invest in the junior subordinated notes, and (ii) appointed the trustees.

All of the common securities will be purchased and held by Webster. Even if the assets of the Trust are not deemed to be “plan assets” of plans investing in the Trust, specified transactions involving the Trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code regarding an investing plan. For example, if Webster were a party in interest with respect to an investing plan, either directly or by reason of the activities of one or more of its affiliates, sale of the Trust Preferred Securities by the Trust to the plan could be prohibited by Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for any direct or indirect prohibited transactions resulting from the purchase or holding of the Trust Preferred Securities. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA provides an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary or affiliate who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction the plan receives no less, nor pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Due to the complexity of these rules and the penalties and taxes that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trust Preferred Securities on behalf of or with “plan assets” of any plan or other entity or governmental, church or foreign plan consult with their counsel regarding the potential consequences of the investment and the availability of exemptive relief.

Each purchaser and holder of the Trust Preferred Securities or any interest in the Trust Preferred Securities will be deemed to have represented by its purchase or holding that either (i) it is not a plan or a governmental, church or foreign plan subject to Similar Laws, or an entity otherwise holding plan assets and it is not purchasing or holding such securities on behalf of or with “plan assets” of any such plan, entity or governmental, church or foreign plan or (ii) its purchase and holding of Trust Preferred Securities will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

Purchasers of Trust Preferred Securities have the exclusive responsibility for ensuring that their purchase and holding of the Trust Preferred Securities complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA or the Code (or in the case of a governmental, church or foreign plan, any Similar Law).

UNDERWRITING

Webster Financial Corporation, Webster Capital Trust IV and the underwriters named below have entered into an underwriting agreement with respect to the Trust Preferred Securities being offered. Subject to certain conditions, the underwriters have agreed to purchase the respective number of Trust Preferred Securities indicated in the following table.

Number of
Trust Preferred
Underwriters	Securities

Merrill Lynch, Pierce, Fenner & Smith Incorporated	100,000
Keefe, Bruyette & Woods, Inc.	50,000
Lehman Brothers Inc.	50,000

Total	200,000

The underwriters are committed to take and pay for all of the Trust Preferred Securities being offered, if any are taken.

In view of the fact that the proceeds from the sale of the Trust Preferred Securities and Trust’s common securities will be used to purchase the junior subordinated notes issued by us, the underwriting agreement provides that we will pay as compensation for the underwriters’ arranging the investment therein of such proceeds the following amounts for the account of the underwriters.

Paid by
Webster

Per Trust Preferred Security	$10.00
Total	$2,000,000

Trust Preferred Securities sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any Trust Preferred Securities sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $6.00 per Trust Preferred Security from the initial public offering price. Any such securities dealers may resell any Trust Preferred Securities purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to $4.20 per Trust Preferred Security from the initial public offering price. If all the Trust Preferred Securities are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

The underwriters intend to offer the Trust Preferred Securities for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the Trust Preferred Securities for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.

We have agreed for a period from the date of this prospectus continuing to and including the date 30 days after the date of this prospectus or such earlier time as the underwriters may notify Webster, not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any Trust Preferred Securities (except for (x) the Trust Preferred Securities offered hereby and (y) any securities to be offered in an exchange offer or similar transaction in respect of securities outstanding on the date hereof, in each case including any guarantee of such securities), any other beneficial interests in the assets of the Trust (other than the Trust’s common securities), any similar security issued by another trust or other limited purpose vehicle, or any preferred stock of Webster, as the case may be, that are substantially similar to the Trust Preferred Securities, the junior subordinated notes, the guarantee, or any securities that are convertible into or exchangeable for or that represent the right to receive any such substantially similar securities of either the Trust, a similar trust or Webster, except with the prior written consent of the underwriters.

Prior to this offering, there has been no public market for the Trust Preferred Securities being offered. We do not intend to apply to list the Trust Preferred Securities on the New York Stock Exchange or any other securities exchange. Although we have been advised that the underwriters intend to make a market in the Trust Preferred Securities, the underwriters are not obligated to do so and may discontinue market making at any time. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Trust Preferred Securities.

In connection with the offering, the underwriters may purchase and sell Trust Preferred Securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Trust Preferred Securities than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases of the Trust Preferred Securities made for the purpose of preventing or retarding a decline in the market price of the Trust Preferred Securities while the offering is in process.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Trust Preferred Securities sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own account, may stabilize, maintain or otherwise affect the market price of the Trust Preferred Securities. As a result, the price of the Trust Preferred Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

The offering of the Trust Preferred Securities is being made in compliance with Conduct Rule 2810 of the NASD. Under Rule 2810, none of the named underwriters is permitted to sell Trust Preferred Securities in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

Webster estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $862,000.

Webster has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to Webster, for which they have in the past received, and may in the future receive, customary fees and expenses.

It is expected that delivery of the Trust Preferred Securities will be made against payment therefor on or about the date specified on the cover page of this prospectus, which is the fifth business day following the date hereof. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Trust Preferred Securities on any date prior to the third business day before delivery will be required, by virtue of the fact that the Trust Preferred Securities initially will settle on the fifth business day following the day of pricing (“T+5”), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Each of the underwriters has acknowledged and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”)) in circumstances in which section 21 of the FSMA does not apply to the Trust or to Webster; and

(b) it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Trust Preferred Securities in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”), each underwriter has acknowledged and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Trust Preferred Securities which are the subject of the offering contemplated by this Prospectus to the public in that Relevant Member State other than:

•	to legal entities which are authorized or regulated to operate in the financial markets or if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the other underwriters; or

•	in any other circumstances which do not require the publication by Webster of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of Trust Preferred Securities shall require Webster or any underwriter to publish a prospectus pursuant to Article 3 of the Prospective Directive.

For the purposes of this provision, the expression an “offer of Trust Preferred Securities to the public” in relation to any Trust Preferred Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Trust Preferred Securities to be offered so as to enable an investor to decide to purchase or subscribe the Trust Preferred Securities, as the same may be varied in that Relevant Member State by any measure implementing the “Prospectus Directive” in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The Trust Preferred Securities may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Trust Preferred Securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Trust Preferred Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Trust Preferred Securities may not be circulated or distributed, nor may the Trust Preferred Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Trust Preferred Securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Trust Preferred Securities under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The Trust Preferred Securities have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any Trust Preferred Securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

VALIDITY OF SECURITIES

The validity of the Trust Preferred Securities will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel for the Trust. The validity of the junior subordinated notes and the guarantee will be passed upon for us by Hogan & Hartson LLP, New York, New York. The validity of the junior subordinated notes and the guarantee will be passed upon for the underwriters by Sidley Austin LLP, New York, New York. Sidley Austin LLP will rely as to certain matters of Delaware law upon the opinion of Richards, Layton & Finger, P.A.

EXPERTS

The consolidated financial statements of Webster as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Webster Capital Trust IV

$200,000,000

7.65% Fixed to Floating Rate Trust Preferred Securities
(liquidation amount $1,000 per security)
fully and unconditionally guaranteed, as described herein, by

Webster Financial Corporation

PROSPECTUS

Merrill Lynch & Co.

Keefe, Bruyette & Woods

Lehman Brothers

June 13, 2007